UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

 Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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InnerWorkings, Inc.

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InnerWorkings, Inc.
203 N. LaSalle Street, Suite 1800
Chicago, Illinois 60601

April 28, 2020

To Our Stockholders:

On behalf of the Board of Directors (the "Board") and management, we cordially invite you to attend the 2020 annual meeting of stockholders (including any adjournments or postponements thereof, the “Annual Meeting”) of InnerWorkings, Inc. (the “Company”) to be held on Tuesday, June 9, 2020, at 11:00 a.m., Central Time, at our corporate headquarters, 203 N. LaSalle Street, Suite 1800, Chicago, Illinois 60601.

The following pages contain the formal notice of the Annual Meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. You may also find copies of these items online at www.inwk.com. Information on, or accessible through, our website is not a part of, or incorporated by reference into, this proxy statement.

The purpose of the meeting is to consider and vote upon proposals to (i) elect nine director candidates who have been nominated for election, (ii) approve, on an advisory, non-binding basis, the compensation of our named executive officers, (iii) approve our 2020 Omnibus Incentive Plan, and (iv) ratify the appointment of our independent registered public accounting firm for 2020.

We are pleased to again take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. The proxy statement contains instructions on how you can request a paper copy of the proxy statement and annual report.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by mail. We urge you to fill out and submit the enclosed proxy card today. Instructions regarding these methods of voting are contained on the notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on June 9, 2020.

On behalf of your Board, we thank you for your continued support.

Sincerely yours,

Jack M. Greenberg Chairman of the Board	Richard S. Stoddart Chief Executive Officer, President and Director

This proxy statement is dated April 28, 2020 and is first being distributed to stockholders via the Internet on or about April 28, 2020.

Notice of 2020 Annual Meeting of Stockholders
203 N. LaSalle Street, Suite 1800
Chicago, Illinois 60601
June 9, 2020, 11:00 a.m., Central Time
April 28, 2020

Fellow stockholders:

Notice is hereby given that the Annual Meeting of the stockholders (including any adjournments or postponements thereof, the “Annual Meeting”) of InnerWorkings, Inc. (the “Company”), a Delaware corporation, will be held on Tuesday, June 9, 2020 at 11:00 a.m., Central Time, at our corporate headquarters, 203 N. LaSalle Street, Suite 1800, Chicago, Illinois 60601 for the following purposes:

1.	to elect nine members of the Board of Directors (the “Board”) to serve until the 2021 annual meeting of stockholders or until their respective successors are elected and qualified;

2.	to approve, on an advisory, non-binding basis, the compensation of our named executive officers;

3.	to approve our 2020 Omnibus Incentive Plan;

4.	to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2020; and

5.	to transact any other business properly brought before the Annual Meeting.

These items of business, including the nominees for director, are more fully described in the proxy statement accompanying this notice.

You are cordially invited to attend the Annual Meeting in person. In accordance with our security procedures, all persons attending the Annual Meeting will be required to present a form of government-issued photo identification. If you hold your shares in “street name,” you must also provide proof of ownership, such as a recent brokerage statement. If you are a holder of record and attend the Annual Meeting, you may vote by ballot in person even if you have previously returned your proxy card. If you hold your shares in “street name” and wish to vote in person, you must provide a “legal proxy” from your bank, broker or other nominee.

The Board has fixed the close of business on April 16, 2020 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting. Such stockholders are urged to submit the enclosed proxy card, even if your shares were sold after such date. If your bank, broker or other nominee is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. We recommend that you instruct your bank, broker or other nominee to vote your shares “FOR” each of the items listed on the enclosed proxy card.

IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR PROXY BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. Even if you plan to attend the Annual Meeting, we recommend that you vote using the enclosed proxy card prior to the Annual Meeting to ensure that your shares will be represented. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Only stockholders of record as of the close of business on April 16, 2020 are entitled to receive notice of, and to attend and to vote at, the meeting.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE BOARD'S NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4 USING THE ENCLOSED PROXY CARD.

By Order of the Board,

Oren B. Azar
Executive Vice President, General Counsel & Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 9, 2020

As permitted by rules adopted by the United States Securities and Exchange Commission ("the SEC"), we are making this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019, available to stockholders electronically via the Internet at http://www.proxyvote.com. We will mail to most of our stockholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2019 annual report and to vote via the Internet or by telephone.

You may also request hard copies of these documents free of charge by writing to the following address.

Investor Relations
InnerWorkings, Inc.
203 N. LaSalle Street, Suite 1800
Chicago, Illinois 60601

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Date, Time and Location:	June 9, 2020 at 11:00 a.m. Central Time, at our corporate headquarters, 203 N. LaSalle Street, Suite 1800, Chicago, Illinois 60601
Record Date:	April 16, 2020

Items to be Voted on at the 2020 Annual Meeting of Stockholders

	Proposal	Board of Directors’ Recommendation
•	Elect nine members of the Board to serve until the 2021 annual meeting of stockholders or until their respective successors are elected and qualified.	FOR
•	Approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers.	FOR
•	Approve our 2020 Omnibus Incentive Plan.	FOR
•	Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2020.	FOR

Director Nominees

Name	Director Since	Independent	Other Public Boards(1)	Committee Memberships
				AC	CC	NCG
Jack M. Greenberg (Chairman of the Board)	2005	Yes	—		M	M
Richard S. Stoddart (Chief Executive Officer)	2018	No	1
Charles K. Bobrinskoy	2008	Yes	—	C, F	M
Lindsay Y. Corby	2018	Yes	—	M, F
David Fisher	2011	Yes	2	M	M
Adam J. Gutstein	2018	Yes	—			C
Julie M. Howard	2012	Yes	1	M	C	M
Kirt P. Karros	2019	Yes	—		M
Marc Zenner	2019	Yes	2(2)	M
(1) Other Public Boards reflects directorships as of the date of this proxy statement of public companies listed on a U.S. stock exchange.
(2)  Includes Sentinel Energy Services, Inc., which has been delisted and returned its capital to its shareholders.

AC	Audit Committee	C	Chair	NCG	Nominating and Corporate Governance Committee
CC	Compensation Committee	M	Member	F	Financial expert

Corporate Governance and Compensation Practices

Governance

		Location
•	All directors except the CEO are independent	21
•	All directors are elected annually	19
•	Directors are elected by majority vote, with plurality standard for contested elections	19
•	No shareholder rights plan or poison pill	19
•	No cumulative voting	1
•	Proactive stockholder governance outreach	22
•	Published corporate governance guidelines summarizing key governance practices	21

Compensation

		Location
•	Pay for performance approach	27
•	Independent compensation committee	19
•	Independent compensation consultant	27
•	Directors and officers subject to stock ownership guidelines and stock holding policy	27
•	Policy against hedging/pledging	27
•	Officers subject to compensation clawback policy	27
•	Long-term focus and stockholder alignment through equity compensation	27
•	No problematic pay practices, such as excise tax gross-up provisions	27
•	No “single trigger” change in control severance arrangements	27

Proxy Statement for the Annual Meeting of Stockholders of InnerWorkings, Inc.

To Be Held on June 9, 2020

203 N. LaSalle Street, Suite 1800
Chicago, Illinois 60601

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished commencing on or about April 28, 2020 in connection with the solicitation by the Board of Directors of InnerWorkings, Inc., a Delaware corporation of proxies for our 2020 annual meeting of stockholders (including any postponements or adjournments thereof, the “Annual Meeting”). In this proxy statement, we refer to InnerWorkings, Inc. as the “Company,” “we,” “our” or “us” and the Board of Directors as the “Board.” We are sending the proxy materials because the Board is seeking your permission (or proxy) to vote your shares at the Annual Meeting on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only stockholders of record at the close of business on April 16, 2020, the record date, are entitled to vote at the meeting, with each share entitled to one vote. We have no other voting securities.
Annual Meeting Information
Date and Location. We will hold the Annual Meeting on Tuesday, June 9, 2020 at 11:00 a.m., Central Time, at our corporate headquarters at 203 N. LaSalle Street, Suite 1800, Chicago, Illinois 60601.
Admission. Only record or beneficial owners of the Company’s common stock or their duly authorized proxies may attend the Annual Meeting in person.
All persons attending the Annual Meeting will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.
Voting Information
Record Date. The record date for the Annual Meeting is April 16, 2020. You may vote all shares of the Company’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each item to be voted on at the Annual Meeting. Cumulative voting is not permitted. As of April 16, 2020, 52,369,708 shares of our common stock were outstanding.
Confidential Voting.  Your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances, such as when you request or consent to disclosure.
Vote by Proxy.  If your shares of common stock are held in your name, you can vote your shares on items presented at the Annual Meeting or by proxy. There are three ways to vote by proxy:

1.	By Telephone — Stockholders can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

2.	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

3.	By Mail — You can vote by mail by signing, dating and mailing a proxy card.
Submitting Voting Instructions for Shares Held Through a Broker.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting with proper evidence of stock holdings, such as a recent brokerage account or bank statement. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.
If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases. Brokers may vote your shares as described below.

•
Non-discretionary Items.  All items, other than the ratification of the appointment of the Company’s independent registered public accounting firm, are “non-discretionary” items. It is critically important that you submit your voting instructions if you want your shares to count for non-discretionary items, such as the election of directors. Your shares will remain unvoted for such items if your broker does not receive instructions from you.

•
Discretionary Item.  The ratification of the appointment of the Company’s independent registered public accounting firm is a “discretionary” item. Brokers that do not receive instructions from beneficial owners may vote uninstructed shares in their discretion.

In order to carry on the business of the meeting, we must have a quorum. This means that stockholders representing at least a majority of the common stock issued and outstanding as of the record date must be present at the Annual Meeting, either in person or by proxy, for there to be a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum, but broker non-votes are not considered “present” for purposes of voting on non-discretionary items, such as the election of directors. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
Revoking Your Proxy.  You can revoke your proxy at any time before your shares are voted by (i) delivering a written revocation notice prior to the Annual Meeting to Oren B. Azar, Corporate Secretary, InnerWorkings, Inc., 203 N. LaSalle Street, Suite 1800, Chicago, Illinois 60601; (ii) submitting a later-dated proxy that we receive no later than the conclusion of voting at the Annual Meeting; or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting does not revoke your proxy unless you vote in person at the meeting.
Votes Required to Elect Directors.  In order to be elected, director nominees must receive the affirmative vote of a majority of the votes cast in the election of directors. In other words, a nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such nominee. The size of the Board is currently set at nine members.
Votes Required to Adopt Other Proposals.  The approval, on an advisory, non-binding basis, of the compensation of our named executive officers, the approval of our 2020 Omnibus Incentive Plan, and the ratification of Ernst & Young LLP’s appointment as independent registered public accounting firm require the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon.
“Abstaining” and “Broker Non-Votes.”  You may “abstain” from voting for any nominee in the election of directors and on the other proposals. Shares “abstaining” from voting on any proposal will be counted as present at the Annual Meeting for purposes of establishing the presence of a quorum. Your abstention will have no effect on the election of directors and will have the effect of a vote against the approval, on an advisory, non-binding basis, of the compensation of our named executive officers, against the approval of the 2020 Omnibus Incentive Plan and against the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm. Broker non-votes will have no effect on the election of directors, the approval, on an advisory, non-binding basis, of the compensation of our named executive officers, and the approval of the 2020 Omnibus Incentive Plan. There will be no broker non-votes with respect to the ratification of Ernst & Young LLP’s appointment as independent registered public accounting firm, as it is a discretionary item.

PROPOSALS TO BE VOTED ON
Proposal 1: Election of Directors

Nominees

The size of the Board is currently set at nine members. At the Annual Meeting, the stockholders will elect nine directors to serve until the 2021 annual meeting of stockholders or until their respective successors are elected and qualified. All of the nominees are currently directors. Any director vacancy occurring after the election may be filled by a majority vote of the remaining directors. In accordance with the Company’s Bylaws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of stockholders.

If a quorum is present, the election of each director nominee requires the affirmative vote of a majority of the votes cast. In other words, a director nominee must receive more votes “FOR” his or her election than votes “AGAINST” such nominee. Abstentions and broker non-votes (if any) will not constitute votes cast on Proposal 1 and will accordingly have no effect on the outcome of the vote on Proposal 1. If an incumbent nominee fails to receive the vote needed to be re-elected, Delaware law provides that such nominee would continue to serve on the Board as a “holdover director,” which means that such director would remain in office until a successor is elected and qualified or until such director’s earlier resignation or removal.

Our Corporate Governance Guidelines require that prior to each annual stockholder meeting, incumbent directors submit a contingent resignation in writing to the Chairman of the Nominating and Corporate Governance Committee to become effective only if the director receives a greater number of votes “AGAINST” his or her election than votes “FOR” his or her election. Following the stockholder vote, the Nominating and Corporate Governance Committee will promptly consider the resignation submitted by such director and will recommend to the Board whether to accept or reject the tendered resignation. In considering whether to accept or reject the tendered resignation, the Committee will consider all factors deemed relevant by its members. The Board will act on the Committee’s recommendation no later than 90 days following the date of the stockholder meeting where the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors as the Board deems to be relevant. Any director who tenders his or her resignation pursuant to our Corporate Governance Guidelines will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

All nominees of the Board have consented to serve as directors, if elected. If any such nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named herein will be unable or unwilling to serve as a director if elected.

The Company believes that its Board, as a whole, should encompass a range of talent, skill, diversity, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background, experience and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. Although the Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, the Nominating and Corporate Governance Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company’s business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company’s policy is to have at least a majority of our directors qualify as “independent directors” as defined in the rules of NASDAQ. Currently, eight of our nine directors are independent.

The Nominating and Corporate Governance Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of the Company, particularly in industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the Board’s director nominees holds or has held senior positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development. Each of our director nominees also has experience serving on boards of directors and committees of other organizations.

The Nominating and Corporate Governance Committee also believes that each of the nominees has the experience, expertise, integrity, sound judgment and ability to engage management in a collaborative fashion to collectively comprise an effective Board. In addition, the Nominating and Corporate Governance Committee believes that each of the nominees are committed to devoting significant time and energy to service on the Board and its committees.

The names of the director nominees, their ages as of April 28, 2020, their recent employment or principal occupation, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as an InnerWorkings director are set forth below.

Name	Age	Position
Jack M. Greenberg (1)(2)	77	Chairman of the Board
Richard S. Stoddart	57	Chief Executive Officer, President and Director
Charles K. Bobrinskoy(1)(3)	60	Director
Lindsay Y. Corby (3)	42	Director
David Fisher(1)(3)	51	Director
Adam J. Gutstein(2)	57	Director
Julie M. Howard(1)(2)(3)	57	Director
Kirt P. Karros(1)	50	Director
Marc Zenner(3)	57	Director
(1) Current member of our Compensation Committee. (2) Current member of our Nominating and Corporate Governance Committee. (3) Current member of our Audit Committee.

DIRECTOR NOMINEES

Jack M. Greenberg has served on our Board since October 2005 and has served as Chairman of the Board since September 2018. Mr. Greenberg was Lead Independent Director from April to September 2018 and Chairman of the Board from June 2010 to April 2018. Mr. Greenberg served on the Board of IQVIA until April 2019, and was Chairman of The Western Union Company until his retirement in May 2017. He retired as Chairman and Chief Executive Officer of McDonald’s Corporation, a publicly traded global food service retailer, at the end of 2002. He had served as McDonald’s Chairman since May 1999, and as its Chief Executive Officer since August 1998. Mr. Greenberg served as McDonald’s President from August 1998 to May 1999, and as its Vice-Chairman from December 1991 to August 1998. He also served as Chairman from October 1996, and Chief Executive Officer, from July 1997, of McDonald’s USA until August 1998. Before joining McDonald’s, Mr. Greenberg was a Partner and Director of Tax Services for both the Midwest Region and Chicago office of Arthur Young & Company, and served on the firm’s management committee. He is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society, and the Chicago Bar Association. He also served as a Director of The Allstate Corporation and of Hasbro, Inc. until 2015 and as a Director of Manpower, Inc. until 2014. Mr. Greenberg’s civic involvement includes service on the board of DePaul University, where he previously served as Chairman, the Institute of International Education, and the Field Museum. Mr. Greenberg is a graduate of DePaul University’s School of Commerce and School of Law. Mr. Greenberg’s various leadership positions, including Chief Executive Officer of a major global corporation, brings to the Board extensive management experience and economics expertise and strengthens the Board’s global perspective. In addition to Mr. Greenberg’s significant public company experience, he is a certified public accountant and an attorney, which provides additional value and perspective to the Board.

Richard S. Stoddart has served on our Board and as our Chief Executive Officer and President since April 2018. Prior to his appointment as Chief Executive Officer, from February 2016 through April 2018, Mr. Stoddart served as Global President and the Chief Executive Officer of Leo Burnett Worldwide, a global advertising agency. He previously served as Chief Executive Officer of Leo Burnett North America from 2013 to 2016 and as President of Leo Burnett North America from 2005 to 2013. From 2001 to 2005, he was Manager of Marketing Communications of Ford Motor Company (NYSE). He currently serves on the Board of Directors of Hasbro, Inc. (NASDAQ) and is a member of its Audit and Finance Committees. Mr. Stoddart also served as a member of the Board of Directors of Carbon Media Group, LLC, the largest outdoor sports digital media company, until its acquisition in 2018. Mr. Stoddart holds a Bachelor of Arts from Dartmouth College. As Chief Executive Officer of the Company, Mr. Stoddart brings to the Board the critical link to management’s perspective in Board discussions regarding the business and strategic direction of the Company.

Charles K. Bobrinskoy has served on our Board since August 2008. Mr. Bobrinskoy is currently Vice Chairman, Head of Investment Group at Ariel Investments, a global financial institution. Additionally, he is a Portfolio Manager of Ariel Focus Fund, a concentrated portfolio investing in mid-to-large cap companies. Prior to Ariel, Mr. Bobrinskoy spent 21 years as an investment banker at Salomon Brothers, a global financial institution, and its successor company, Citigroup, a global financial institution, where he held many leadership positions, most recently Managing Director and Head of North American Investment Banking Branch Offices. Mr. Bobrinskoy currently serves as a director of State Farm Automobile Insurance Company. In addition to his work at Ariel, Mr. Bobrinskoy serves on the boards of the Museum of Science and Industry, La Rabida Children’s Foundation,

Big Shoulders Fund, Abraham Lincoln Presidential Library Foundation, Chicago Club, and Lakeshore Athletic Club. He is also a member of the Executive Committee of the Commercial Club of Chicago. He is a member of the Economic Club of Chicago and is a Henry Crown Fellow of the Aspen Institute. He holds a bachelor’s degree from Duke University and a Master of Business Administration from the University of Chicago Booth School of Business. Mr. Bobrinskoy’s extensive financial knowledge obtained through his various leadership positions within global financial institutions brings valuable perspectives to the Company in connection with its financial strategies and reporting, particularly in his role as Chairman and financial expert of the Board’s Audit Committee.

Lindsay Y. Corby has served on our Board since July 2018. Ms. Corby is currently Executive Vice President and Chief Financial Officer of Byline Bank (NYSE: BY), a role she has held since July 2015. Ms. Corby joined Byline in June 2013, serving as Chief Administrative Officer until July 2015. From February 2011 to June 2013, Ms. Corby served as a Principal at BXM Holdings, Inc., an investment fund specializing in community bank investments. Prior to joining BXM Holdings, Ms. Corby was a Vice President of Keefe, Bruyette & Woods, Inc., an investment bank. From 2012 to 2016, Ms. Corby also served as a Director on the Board of QCR Holdings, Inc., a public bank holding company. Ms. Corby holds a master’s degree in accounting and a bachelor’s degree in accounting and Spanish from Southern Methodist University. She is also a Registered Certified Public Accountant. Ms. Corby’s financial acumen and experience as a chief financial officer and her prior service on the board of a public company provides the Board and Audit Committee with valuable knowledge and insight on financial strategies, reporting, and controls.

David Fisher has served on our Board since November 2011. Mr. Fisher is currently Chairman and Chief Executive Officer of Enova International, Inc., a global consumer lending company. He has served as Enova’s Chief Executive Officer since January 2013. From September 2011 through February 2012, Mr. Fisher served as both President of optionsXpress online brokerage, which was acquired by The Charles Schwab Corporation, a leading provider of financial services, in September 2011, and as Senior Vice President of Derivatives at The Charles Schwab Corporation. From 2007 until the acquisition, Mr. Fisher served as Chief Executive Officer and a member of the optionsXpress Board of Directors. Mr. Fisher is a member of the Board of Directors of GrubHub, Inc. and serves as chairman of its audit committee and a member of its compensation committee, and is a member of the Board of Directors of FRISS. From January 2008 through October 2011, Mr. Fisher served as a member of the Board of Directors of CBOE Holdings, Inc. From 2001 through 2004, Mr. Fisher served as Chief Financial Officer at Potbelly Sandwich Works. Mr. Fisher also served as Chief Financial Officer of RBC Mortgage from 2000 through 2001 and of Prism Financial from December 1998 through January 2001. Mr. Fisher is also a member of the Board of Trustees for the Museum of Science and Industry. Mr. Fisher received his bachelor’s degree in Finance from the University of Illinois at Champaign and his Juris Doctor from Northwestern University School of Law. Mr. Fisher’s experience as Chief Executive Officer of a public company and his previous years of service as the Chief Financial Officer of several organizations provide valuable financial knowledge and valuable insight on reporting to the Board as well as to the Company’s Audit Committee on which he serves.

Adam J. Gutstein has served on our Board since October 2018. From June 2012 to September 2018, Mr. Gutstein served as Vice Chairman at PricewaterhouseCoopers US (“PwC”), a professional services firm and network, where he led PwC’s Eastern Region from June 2016 to September 2018. He joined PwC in 2010 and became a member of the US Advisory Leadership Group where he held various roles, including leading the integration of Diamond Management & Technology Consultants and other large transactions, leading the firm's Management Consulting practice, and serving as a Director of PwC Hispanic America Advisory. From April 2006 to November 2010, Mr. Gutstein served as the President and Chief Executive Officer of Diamond Management & Technology Consultants, Inc., and a member of the Board of Directors of Diamond, and from March 1994 to March 2006, he served as Vice President and Partner of that company. At times during his tenure as CEO and a board member of Diamond, Mr. Gutstein served on the boards of two other public companies, HealthAxis and InnerWorkings. Before joining Diamond as a founding partner in 1994, Mr. Gutstein was an officer of Technology Solutions Company, and he began his career at Andersen Consulting. Mr. Gutstein holds a bachelor’s degree in economics from Haverford College. Mr. Gutstein’s experience at PwC and Diamond leading global teams to deliver client and shareholder value through growth strategies, improving operations, and capitalizing on technology provides valuable knowledge and operational strategy insight to the Company.

Julie M. Howard has served on our Board since October 2012 and has been the Chair of the Compensation Committee since 2019. Ms. Howard served as the Chairman and Chief Executive Officer of Navigant Consulting, Inc. until its acquisition in October 2019. Prior to becoming Chief Executive Officer of Navigant Consulting in March 2012, Ms. Howard served as President beginning in 2006 and Chief Operating Officer beginning in 2003. Ms. Howard serves on the Board of Directors of ManpowerGroup Inc., including its Nominating and Governance Committee. Ms. Howard also serves as a member of the Medical Center Board for Lurie Children's Hospital. Ms. Howard formerly served on the Board of Directors for Kemper Corporation, including service on its Audit, Compensation and Nominating and Governance Committees, the Board of Directors for the Association of Management Consulting Firms, the Dean's Advisory Board of the Business School at the University of Wisconsin-Madison, and the Board of Governors for the Metropolitan Planning Council of Chicago. Ms. Howard is a founding member and serves on the board of the Women’s Leadership and Mentoring Alliance. Ms. Howard holds a Bachelor of Science in Finance from the University of Wisconsin. She has also participated in Harvard Business School Executive Education programs and completed the Corporate

Governance program at Stanford University. Ms. Howard’s business experience and involvement with strategic and operational programs, development of growth and profitability initiatives and regular interaction with a wide range of corporate constituents contributes unique perspectives and skill sets to the Board in its oversight of the Company’s business and its respective strategic initiatives.

Kirt P. Karros has served on our Board since August 2019. Mr. Karros has served as Senior Vice President, Finance and Treasurer at Hewlett Packard Enterprise since November 2015. Prior to that, Mr. Karros performed a similar role at Hewlett Packard Co., as well as leading Investor Relations, from May 2015 to October 2015. Previously, Mr. Karros served as a Principal and Managing Director of Research for Relational Investors LLC, an investment manager, from 2001 to May 2015. Prior to joining Relational in 1997, Mr. Karros was a Tax Manager at Arthur Andersen LLP, primarily providing tax consulting to public and private entities. From August 2013 to May 2015, Mr. Karros served on the Board of Directors of PMC-Sierra, Inc., a semiconductor company, including on its compensation committee. Mr. Karros holds a master’s degree in accounting and bachelor’s degree in business administration (summa cum laude) from San Diego State University. He is a Certified Public Accountant and holds the professional designation of Chartered Financial Analyst. Mr. Karros’ financial expertise and his shareholder perspective enable him to offer valuable contributions in his service to the Board as well as the Compensation Committee.

Marc Zenner has served on our Board since August 2019. Until his retirement in September 2017, Mr. Zenner was Global co-head of Corporate Finance Advisory within J.P. Morgan’s Investment Bank, where he was a managing director from 2007 to 2017. Before joining J.P. Morgan, Mr. Zenner was managing director and Global Head of the Financial Strategy Group (FSG), the corporate finance advisory group within the Investment Banking Division of Citi’s Global Markets. Prior to his career in investment banking, Mr. Zenner was the Chairman of the Finance and Economics Area and a Professor of Finance at the University of North Carolina’s Kenan-Flagler Business School. Mr. Zenner received an undergraduate degree in business engineering from the Katholieke Universiteit in Leuven, Belgium, an MBA from City University in London, and a Ph.D. in Financial Economics from Purdue University. Mr. Zenner currently serves on the Board of Directors of OneSpan Inc. where he is a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. He also serves on the Board of Directors of Sentinel Energy Services Inc., a blank check company that redeemed its publicly held shares in November 2019, where he is the Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Zenner also provides strategic advice to various public and private companies. We believe that Mr. Zenner’s background in corporate finance make him well qualified to serve on our Board and Audit Committee.

Required Vote

A nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such nominee as described above. Abstentions and broker non-votes will not constitute votes cast on Proposal 1 and will accordingly have no effect on the outcome of the vote on Proposal 1.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Proposal 2: Advisory Approval of Named Executive Officer Compensation

Under Section 14A of the Securities Exchange Act of 1934, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is providing a stockholder advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in our Compensation Discussion and Analysis, related compensation tables, and other related material under the compensation disclosure rules of the Securities and Exchange Commission, as set forth in this proxy statement. As most recently approved by stockholders at our 2017 annual meeting and consistent with the Board’s recommendation, we are submitting this proposal for a non-binding vote on an annual basis. Holders of approximately 97% of our shares present and entitled to vote at our 2019 annual meeting approved the compensation of our named executive officers.

The Company maintains executive compensation and governance best practices and a long-term, pay-for-performance approach, as described more fully in the Compensation Discussion and Analysis section of this proxy statement. These practices include eliminating all “single trigger” or “modified single trigger” change in control severance benefits, the Compensation Committee’s retention of an independent compensation consultant, stock ownership guidelines for our executive officers and directors, no excise tax gross-up provisions, and prohibition of hedging transactions and pledging of our stock by our executive officers and directors.

This vote will not be binding on or overrule any decisions by our Board, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of our stockholders to make proposals related to executive compensation for inclusion in proxy materials. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Our Board has determined to ask our stockholders to vote on the Company’s executive pay programs and policies through the following resolution:

“RESOLVED, that the stockholders approve the Company’s compensation of its named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables, and related material).”

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock of the Company represented at the Annual Meeting in person or by proxy and entitled to vote on this proposal is required to approve this proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes if any will have no effect on the outcome of the proposal.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal 3: Approval of the InnerWorkings, Inc. 2020 Omnibus Incentive Plan

Introduction

On April 24, 2020, the Compensation Committee (“Committee”) of the Board of Directors (“Board”) of the Company recommended and the Board approved the InnerWorkings, Inc. 2020 Omnibus Incentive Plan (“2020 Plan”), subject to approval by stockholders at the Annual Meeting. A copy of the 2020 Plan is attached as Appendix A to this Proxy Statement. The 2020 Plan will become effective on the date it is approved by stockholders.

The 2020 Plan will replace the Company’s 2006 Stock Incentive Plan, as amended and restated effective September 6, 2018 (the “Prior Plan”).

If the 2020 Plan is approved by stockholders, any shares of Company common stock (“Shares”) issued to eligible participants under the 2020 Plan (“Participants”) after the date of such approval will be counted against the 2020 Plan Share reserve and no further Shares will be issued pursuant to the Prior Plan. Any Shares issued prior to such stockholder approval of the 2020 Plan will be subject to the terms and conditions of the Prior Plan, including its applicable Share reserve. (See Equity Compensation Plan Information on page 17 of this Proxy Statement for information as of December 31, 2019.)

We are requesting stockholders to approve the 2020 Plan pursuant to which an aggregate of 4 million Shares will initially be available for issuance. In addition, we are requesting stockholder approval so that certain compensation that may be granted under the 2020 Plan may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

Factors Considered in Setting Size of Requested Share Reserve

In setting the proposed number of Shares reserved and issuable under the 2020 Plan, the Committee and the Board considered a number of factors. These factors included:

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The Company’s three-year average burn rate. Our three-year average “burn rate” was 3.3% for fiscal years 2017 through 2019. We define burn rate as the total number of Shares subject to Awards (as defined below) granted to Participants in a single year expressed as a percentage of our fully diluted weighted average Shares outstanding. We believe our historical burn rate is reasonable for a company of our size in our industry.

•
Estimated duration of Shares available for issuance under the 2020 Plan. Based on the requested number of Shares to be reserved under the 2020 Plan and on our three-year average burn rate as described above, we expect that the requested Share reserve will cover Awards for approximately the next two years. We believe the estimated duration of the requested Share reserve is reasonable for a company of our size in our industry.

•
Expected dilution. As of December 31, 2019, our existing overhang as it relates to the Prior Plan was 14.2%. We define existing overhang as the sum of the following items expressed as a percentage of our fully diluted weighted average Shares outstanding during 2019: (i) the total number of Shares subject to outstanding Awards; and (ii) the total number of Shares available for future grants. Our total overhang as of that same date would be 21.4% based on including the 4 million Shares that would be available for issuance under the 2020 Plan. We believe that the expected dilution that will result from the 2020 Plan is reasonable for a company of our size in our industry.

Rationale for Implementing Proposed 2020 Plan

We are asking stockholders to approve the 2020 Plan because we anticipate that the Share reserve under the Prior Plan will be exhausted within the next two years. As a result, the Company might need to make significant changes to its compensation practices that would limit its flexibility to provide competitive compensation and thus its ability to attract, motivate and retain highly qualified talent. Shareholder approval of the 2020 Plan will allow us to continue to grant equity awards (as well as cash incentive awards) to our executive officers, employees and non-employee directors. We believe that a comprehensive equity incentive compensation program serves as a necessary and significant tool to attract and retain key employees, encourage Participants to contribute materially to the growth of the Company and align the interests of our Participants with those of our stockholders.

Principal Features of the Proposed 2020 Plan

The principal features of the 2020 Plan include:

A broad range of equity and cash vehicles. The 2020 Plan provides for a variety of awards, including stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance share units, performance units, cash-based awards and other stock-based awards (collectively referred to herein as “Awards”). We believe that the breadth of Awards available under the 2020 Plan will provide the Committee the flexibility to structure appropriate incentives and respond to market-competitive changes in compensation practices.

A fixed reserve of shares of our common stock. The 2020 Plan does not contain an evergreen provision.

Conservative share-counting provisions. For purposes of determining the number of Shares remaining available for issuance under the 2020 Plan, we may not add back Shares (i) repurchased on the open market with proceeds from the exercise of a stock option, (ii) tendered or withheld to pay the exercise price of a stock option or grant price of an SAR or (iii) Shares that were not issued upon the exercise of a stock-settled SAR.

Minimum vesting requirement. Any Award granted under the 2020 Plan will be subject to a minimum one-year vesting requirement. However, the Committee may grant Awards covering up to five percent (5%) of the total number of Shares authorized under the 2020 Plan without respect to the minimum vesting standards. In addition, the vesting of Awards granted to Nonemployee Directors will be deemed to satisfy the one-year minimum vesting requirement to the extent that the Awards vest on the earlier of the one-year anniversary of the applicable grant date and the next annual meeting of the Company’s stockholders that is at least fifty (50) weeks after the immediately preceding year’s annual meeting.

Limits on Nonemployee Director Compensation. The 2020 Plan includes an aggregate limit on the value of any stock and cash-based Awards, taken together any cash fees, that may be granted or paid to any Nonemployee Director in any calendar year.

Limits on dividends and dividend equivalents. The 2020 Plan prohibits the issuance of dividends and dividend equivalents on stock options and SARs; and prohibits the current payment of dividends or dividend equivalents on any Awards until all applicable performance and/or service objectives have been achieved.

Limits on the duration of stock options and SARs. The 2020 Plan sets ten (10) years as the maximum term for stock options and SARs.

No stock option repricing. The 2020 Plan prohibits the repricing of stock options and SARs without prior stockholder approval.

No discounted stock options or SARs. The 2020 Plan requires the exercise price of stock options and the grant price of SARs to be not less than the fair market value of a Share on the date of grant.

Compensation recoupment policy. Awards granted under the 2020 Plan (including any Shares subject to an Award) will be subject to any Company policy providing for recovery, recoupment, clawback and/or other forfeiture.

Limited term. The 2020 Plan will terminate ten (10) years following the date it is approved by the Company’s stockholders.

Summary Description of 2020 Plan

The following is a summary of the material terms of the 2020 Plan. The summary is not a complete description of all the terms of the 2020 Plan and is qualified in its entirety by reference to the complete text of the 2020 Plan, which is attached to this Proxy Statement as Appendix A. To the extent there is a conflict between this summary and the actual terms of the 2020 Plan, the terms of the 2020 Plan will govern.

Administration

The Committee will have the exclusive authority to administer the 2020 Plan with respect to Awards made to our executive officers, other eligible employees and third-party advisers. The Committee may delegate all or any portion of its authority to one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”), to one or more officers of the Company or other Nonemployee Directors. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

Awards granted to Nonemployee Directors are subject to approval of the Board.

The term ‘‘plan administrator,’’ as used in this summary, in the case of Awards granted to employees, shall refer to the Committee, any of its authorized delegates, and the Board to the extent it is required to perform all or part of the functions of the Committee under the 2020 Plan and, in the case of Awards granted to nonemployee directors, shall refer to the Board.

Eligibility

All employees and nonemployee directors of the Company and its Subsidiaries will be eligible to participate in the 2020 Plan. As of April 24, 2020, the Company had approximately 2,000 employees, including the current six executive officers, and eight nonemployee directors who could be eligible to participate in the 2020 Plan. The plan administrator has not made a determination as to which of these eligible individuals will receive Awards under the 2020 Plan.

Share Reserve

Subject to capitalization adjustments described below, 4 million Shares will be reserved for issuance under the 2020 Plan all of which may be granted pursuant to an incentive stock option, as defined below. The Shares issuable under the 2020 Plan may be drawn from shares of our authorized but unissued common stock or from treasury shares (including Shares that we purchase on the open market or in private transactions).

Share Counting Rules

The number of Shares reserved for issuance under the 2020 Plan will be reduced by one (1.00) share for every one (1.00) share granted in respect of an Award.

Any shares of common stock related to an Award granted under the 2020 Plan or Prior Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, are settled in cash in lieu of such shares, or are exchanged with the Committee’s permission, prior to the issuance of such shares, for Awards not involving shares of common stock will be added back to the share reserve and will be available again for future grants under the 2020 Plan.

Any Shares that are withheld by the Company or tendered (by either actual delivery or attestation) by a Participant to satisfy tax withholding obligations associated with an Award (other than a stock option or SAR) granted under the 2020 Plan or Prior Plan will be added back to the share reserve and will become available for future grants under the 2020 Plan.

Any Shares that are withheld by the Company or tendered (by either actual delivery or attestation) by a Participant to satisfy tax withholding obligations associated with the exercise of a stock option or SAR granted under the 2020 Plan or Prior Plan will not be added back to the share reserve and will not become available for future grants under the 2020 Plan.

Any Shares that are withheld by the Company or tendered (by either actual delivery or attestation) by a Participant to pay the Exercise Price (as defined below) of a stock option or SAR will not be added back to the share reserve and will not become available for future grants under the 2020 Plan.

Any Shares that were subject to a SAR granted under the 2020 Plan that were not issued upon the exercise of such SAR will not be added back to the share reserve and will not become available for future grants under the 2020 Plan.

Any Shares that were purchased by the Company on the open market with the proceeds from the exercise of a stock option will not be added back to the share reserve and will not become available for future grants under the 2020 Plan.

Any Awards that, pursuant to their terms, may be settled only in cash will not count against the share reserve under the 2020 Plan.

Minimum Vesting Standard

Any Award granted under the 2020 Plan will be subject to a minimum one-year vesting requirement. However, the Committee may grant Awards covering up to five percent (5%) of the total number Shares authorized under the 2020 Plan without respect to the minimum vesting standards. In addition, the vesting of Awards granted to Nonemployee Directors will be deemed to satisfy the one-year minimum vesting requirement to the extent that the Awards vest on the earlier of the one-year anniversary of the applicable grant date and the next annual meeting of the Company’s stockholders that is at least fifty (50) weeks after the immediately preceding year’s annual meeting.

Awards

Under the 2020 Plan, Participants may be granted stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance share units, performance units, cash- based awards and other stock-based Awards (referred to individually and collectively as “Award” or “Awards”). The plan administrator will have complete discretion to determine which eligible individuals are to receive Awards, the type of Awards to be granted, and the time or times when those Awards are to be granted. In addition, the plan administrator will have complete discretion to set the terms and conditions of each granted Award (including but not limited to, the number of shares subject to or cash value of each Award, performance and service conditions, performance period, payout amounts at various levels of achieved performance, Exercise Price or other consideration required to be paid for shares subject to the Award, and the maximum term for which stock options or SARs are to remain outstanding. In addition, the plan administrator, as it deems advisable, may impose restrictions on shares acquired pursuant to the exercise or settlement of an Award.

Each Award will be evidenced by a written or electronic agreement or statement (“Award Agreement”) that specifies the Award’s terms and conditions as determined by the plan administrator.

A detailed description of each type of Award follows.

Stock Options

Under the 2020 Plan, the plan administrator may grant Awards in the form of an option to purchase shares of common stock (“Stock Options”) that are intended to meet the requirements of Section 422 of the Internal Revenue Code (referred to as “Incentive Stock Options”) and other Stock Options that do not meet such requirements (referred to as “Non-Qualified Stock Options”). The applicable Award agreement will specify whether a stock option is an Incentive Stock Option or Non-Qualified Stock Option. A Stock Option will grant the holder the right to purchase a specific number of Shares of common stock at a fixed price (“Exercise Price”) over a period not to exceed ten (10) years from the date of the grant.

A Stock Option’s Exercise Price per share may not be less than one hundred percent (100%) of the fair market value of a share of common stock on the date the Stock Option is granted.

No grant of an Incentive Stock Option may be made more than ten (10) years after the adoption of the 2020 Plan by the Board.

Unless otherwise provided by the plan administrator, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Stock Option with an Exercise Price per share that is less than the fair market value per Share as of the application expiration date of the Stock Option will be automatically exercised.

Stock Appreciation Rights

Under the 2020 Plan, the plan administrator may grant Awards in the form of a stock appreciation right. A stock appreciation right will allow the holder to exercise that right as to a specific number of shares of common stock over a period not to exceed ten (10) years to receive the appreciated value of such shares. The appreciated value is equal to the excess of (i) the fair market value of the shares of common stock as to which the right is exercised (determined as of the date of exercise) over (ii) the aggregate “Grant Price” (as defined below) for those shares. The applicable Award Agreement will specify whether this value will be paid in cash, shares of common stock or a combination of both.

A SAR’s grant price per share may not be less than one hundred percent (100%) of the fair market value per share of common stock on the date the SAR is granted.

Unless otherwise provided by the plan administrator, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable SAR with a Grant Price per share that is less than the fair market value per Share as of the application expiration date of the SAR will be automatically exercised.

Restricted Stock and Restricted Stock Units

Under the 2020 Plan, the plan administrator may grant Awards denominated in shares of common stock (“Restricted Stock”) or stock units (“Restricted Stock Units” or “RSUs”) subject to a period in which such shares or units are subject to forfeiture based on discontinued service, the failure to achieve performance criteria and/or the occurrence of other events as determined by the plan administrator. Each RSU corresponds in value to a single share of common stock. Restricted Stock Units may be paid in cash, shares of common stock or a combination of the two as determined by the plan administrator and set forth in the applicable Award Agreement. Restricted Stock will be settled in shares of common stock.

The plan administrator may impose such conditions or restrictions on Restricted Stock or Restricted Stock Units, as it deems advisable. Holders of Restricted Stock will have the same voting rights and dividend rights as holders of shares of common stock unless such rights are expressly limited by the plan administrator in the applicable Award Agreement. No Restricted Stock Unit will confer any voting rights. The plan administrator will determine and set forth in each applicable Award Agreement the extent to which a holder of RSUs has the right to receive dividend equivalents on each unit and the conditions under which such dividend equivalents will be paid to the holder. No dividends or dividend equivalents will be paid on Restricted Stock or RSUs unless the applicable performance goals and/or service conditions are satisfied.

Performance Share Units and Performance Units

Under the 2020 Plan, the plan administrator may grant an Award denominated in shares of common stock (“Performance Share Units” or “PSUs”) or denominated in dollar units (“Performance Units” or “PUs”) that are earned based on the achievement of one or more performance goals over a specified performance period. The number of PSUs or PUs earned over a performance period may vary based on the level of achieved performance.

Each Performance Share Unit will have a value that corresponds to the fair market value of a Share. Each Performance Unit will have an initial dollar value as determined in the discretion of the plan administrator. The dollar value of Performance Units may vary based on the level of achieved performance over the applicable performance period. Performance Share Units and Performance Units may be payable in the form of cash, shares or a combination of the two as determined by the plan administrator and set forth in the applicable Award Agreement.

The plan administrator will determine and set forth in each applicable Award Agreement the extent to which a holder of PSUs has the right to receive dividend equivalents on each unit and the conditions under which such dividend equivalents will be paid to the holder. No dividend equivalents will be paid on PSUs unless the applicable performance goals and service conditions are satisfied.

Cash-Based Awards and Stock-Based Awards

Under the 2020 Plan, the plan administrator may grant Awards, not otherwise described by the terms of the 2020 Plan that are denominated in cash (“Cash-Based Awards”) or denominated in stock (“Other Stock-Based Awards”). The plan administrator will determine the terms and conditions applicable to each Cash-Based Award and Stock-Based Award, which may include a vesting requirement based on the completion of a service period with the Company or achievement of a specified performance goal(s) and form of payment in shares of common stock, cash or a combination of the two.

The plan administrator may impose such restrictions on shares of common stock acquired pursuant to the settlement of Cash-Based Awards and Other Stock-Based Awards as it determines advisable.

Performance Measures and Goals

The plan administrator may grant Awards that are intended to provide compensation solely on account of the attainment of one or more pre-established Performance Goal. The vesting, level of payout, or value of such Awards will be determined by the attainment of one or more Performance Goals based on such performance measures as selected by the plan administrator, in its sole discretion, which may include, but not be limited to, GAAP or adjusted GAAP accounting measures, operational metrics, strategic goals and objectives, environmental, social and governance metrics, individual goals or any other measure or measures that the Committee, in its sole discretion, deems appropriate.

Individual Annual Limits on Awards Granted to Nonemployee Directors

The maximum aggregate value of Awards granted to any Nonemployee Director during any calendar year, taken together with any cash fees, shall not exceed $400,000 (“Annual Limit”).

Prohibition on Repricing/Cash-Out of Stock Options and SARs

The plan administrator may not implement any of the following repricing or cash-out programs without obtaining prior stockholder approval: (i) a reduction in the Exercise Price or Grant Price of any previously granted Stock Option or SAR, (ii) a cancellation of any previously granted Stock Option or SAR in exchange for another Stock Option or SAR with a lower Exercise Price or Grant Price, respectively, or (iii) a cancellation of any previously granted Stock Option or SAR in exchange for cash or another Award if the Exercise Price of the Stock Option or the Grant Price of the SAR exceeds the fair market value of a share of common stock on the date of such cancellation, in each case other than in connection with a Change in Control (as defined below) or the capitalization adjustment provisions in the 2020 Plan.

Change in Control and Vesting Acceleration

The following paragraphs describe how Awards under the 2020 Plan would be affected in the event of a Change in Control (as defined below), except as otherwise provided in the Award Agreement or other agreement between a Participant and the Company.

Definition of Change in Control. Generally, a Change in Control will be deemed to occur upon:

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an effective change of control pursuant to which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires, or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person, beneficial ownership of stock of the Company representing more than thirty-five percent (35%) of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

•
a direct or indirect acquisition by Person of beneficial ownership of shares of our common stock which, together with other direct or indirect acquisitions or beneficial ownership by such Person, results in aggregate beneficial ownership by such Person of fifty percent (50%) or more of (A) the combined voting power of the then outstanding voting securities of the Company or (B) the Company’s then outstanding shares of common stock (subject to certain exceptions);

•	certain changes in the composition of our Board of Directors; or

•
any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value of at least forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition.

Vesting Acceleration if Awards are Not Assumed, Replaced or Converted. If an Award is not assumed, replaced or converted at the time of a Change in Control by the surviving entity, then such outstanding nonvested Award will be subject to the following treatment:

•
Upon a Change in Control, all outstanding Stock Options and SARs that are not vested and as to which vesting depends solely upon the satisfaction of a service obligation by the holder will become fully vested and immediately exercisable over the exercise period set forth in the applicable Award Agreement. However, the plan administrator may require such vested Stock Options and SARs to be settled in cash within thirty (30) days following such Change in Control.

•
Upon a Change in Control, all outstanding Stock Options and SARs that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions will immediately vest and all performance conditions will be deemed satisfied as if target performance was achieved and will be exercisable over the exercise period set forth in the applicable Award Agreement. However, the plan administrator may require such vested Stock Options and SARs to be settled in cash within thirty (30) days following such Change in Control.

•
All Awards, other than Stock Options and SARs, that are not vested and as to which vesting depends solely upon the satisfaction of a service obligation by the holder shall become fully vested upon a Change in Control and will be paid in shares, cash or a combination thereof, as determined by the plan administrator, within thirty (30) days following the effective date of the Change in Control.

•
All Awards, other than Stock Options and SARs, that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions will immediately vest and all performance conditions will be deemed satisfied as if target performance was achieved and will be paid in shares, cash or a combination thereof, as determined by the plan administrator. within thirty (30) days following the effective date of a Change in Control.

Vesting Acceleration if Awards are Assumed, Replaced or Converted. If an Award is assumed, replaced or converted at the time of a Change in Control by the surviving entity (“Replacement Award”), then such Replacement Award will become fully vested upon a Participant’s involuntary Termination of Service without Cause or a voluntary Termination of Service for Good Reason subject to the follow:

•	Replacement Awards in the form of service-based stock options or stock appreciation rights shall be fully exercisable for the remainder of their respective terms.

•	Replacement Awards in the form of a performance-based stock option or performance-based stock appreciation right shall be deemed to be satisfied at target performance and shall be fully exercisable for the remainder of term of the stock option or stock appreciation right, as applicable,

•	Replacement Awards in the form of performance-based Awards shall be deemed to be satisfied at target performance and paid upon or within thirty (30) days of such Termination of Service.

•	Replacement Awards in the form of service-based Awards (other than stock options or stock appreciation rights) shall be paid upon or within thirty (30) days of such Termination of Service.

Changes in Capitalization

If an equity restructuring causes the per-share value of our common stock to change, such as by reason of a stock dividend, extraordinary cash dividend, stock split, spin-off, rights offering, recapitalization or otherwise, equitable adjustments will be made to the number of shares available for issuance under the 2020 Plan and to the terms of outstanding Awards in a manner designed to preclude any dilution or enlargement of the 2020 Plan and any outstanding Awards.

Fair Market Value

For any Award made pursuant to the 2020 Plan, the fair market value per share of our common stock as of any date will be deemed to be equal to the closing price of a share of the Company’s common stock as reported on the primary national securities exchange on which the shares are listed on such date.

Stockholder Rights

No Participant will have any stockholder rights with respect to the shares subject to a Stock Option or SAR until such Participant has exercised the Stock Option or SAR and paid the Exercise Price for the purchased shares (in the case of Stock Options), and any related withholding taxes. A Participant will not have any stockholder rights with respect to the shares of common stock subject to a Restricted Stock Unit, Performance Share Unit, Performance Unit or Other Stock-Based Award or Cash-Based Award until that Award vests and shares of common stock are actually issued under such Awards. Subject to the terms of the applicable Award Agreement, a Participant will have full stockholder rights with respect to any shares of common stock subject to a Restricted Stock grant issued under the 2020 Plan, whether or not the Participant’s interest in those shares is vested.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution or, subject to the consent of the plan administrator, pursuant to a domestic relations order entered into by a court of competent jurisdiction. However, the plan administrator may, in its discretion, determine that any or all Awards may be transferable, without compensation by the transferor, to and exercisable by such transferees, and subject to such terms and conditions, as the plan administrator may deem appropriate; provided, however, no Award may be transferred for value without stockholder approval. In addition, under no circumstances will a Participant be permitted to transfer a Stock Option or an SAR to a third-party financial institution without prior stockholder approval.

Withholding

The plan administrator may provide holders of Awards with the right to have the Company withhold cash or a portion of the shares otherwise issuable to such individuals in satisfaction of any applicable withholding taxes to which they become subject in connection with the exercise, vesting or settlement of their Awards. Alternatively, the plan administrator may allow such individuals to deliver cash or previously acquired shares of our common stock in payment of such withholding tax liability.

Deferral Programs

The plan administrator may structure one or more Awards so that the Participants may be provided with an election to defer the payment of the compensation associated with those Awards for federal income tax purposes.

Clawback and Forfeitures for Cause

The plan administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable treatment of an Award. Upon a Participant’s termination of service for cause, the Participant will forfeit, as of the date immediately preceding such termination of service, (i) outstanding and unexercised vested and nonvested Options and SARs, (ii) outstanding and nonvested Restricted Stock and (iii) outstanding and not yet settled vested and unvested

RSUs, Performance Share Units, Performance Units, Cash-Based Awards and Other Stock-Based Awards granted to the Participant.

Amendment and Termination

The Board may, at any time, amend, suspend or terminate the 2020 Plan in whole or in part. No amendment of the 2020 Plan may result in the “repricing” of any outstanding Stock Options or SARs without stockholder approval. To the extent necessary under any applicable law, regulation or exchange requirement, no amendment will be effective unless approved by the stockholders of the Company. No termination, amendment or suspension of the 2020 Plan may adversely affect in any material way any Award previously granted under the 2020 Plan without the written consent of the Award recipient subject to certain exceptions. These exceptions permit the Board or plan administrator to amend outstanding Awards to adjust for the occurrence of certain unusual or nonrecurring events and to conform to legal requirements without the written consent of the Award recipient.

New Plan Benefits

The number of Awards to be made pursuant to the 2020 Plan is subject to the discretion of the plan administrator and, therefore, cannot be determined with certainty at this time. However, the Company anticipates that the plan administrator will continue in future years to make annual cash and equity awards as described above. With respect to fiscal year 2019, a total of 1,449,232 SARs, 1,892,803 RSUs and 593,946 performance share units (at target) were awarded under the Prior Plan.

On April 27, 2020, the closing price per Share of our common stock on the NASDAQ Global Market was $1.16.

Summary of Federal Income Tax Consequences of Awards Granted under the 2020 Plan

The following is a summary of the United States Federal income tax treatment applicable to the Company and the Participants who receive Awards under the 2020 Plan. This discussion does not address all aspects of the United States Federal income tax consequences of participating in the 2020 Plan that may be relevant to Participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2020 Plan. Each Participant is advised to consult his or her particular tax advisor concerning the application of the United States Federal income tax laws to such Participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any Awards.

Incentive Stock Options. An Incentive Stock Option is a type of stock option that is intended to satisfy the requirements of Section 422 of the Code. In general, no taxable income is recognized by the Participant upon the grant of an Incentive Stock Option, and no taxable income is recognized for regular tax purposes at the time the Incentive Stock Option is exercised, although taxable income may arise upon exercise for alternative minimum tax purposes. The Participant will generally recognize taxable income in the year in which the shares of common stock acquired upon the exercise of an Incentive Stock Option are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the related Incentive Stock Option was granted and more than one (1) year after the date such Incentive Stock Option was exercised for those shares. If the sale or disposition occurs before both of these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the Participant will generally recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the acquired shares of common stock over (ii) the Exercise Price paid for those shares. If there is a disqualifying disposition of the acquired shares of common stock, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the Exercise Price paid for the shares will be taxable as ordinary income to the Participant. Any additional gain recognized upon the disposition will be eligible for capital gain treatment. We will not be entitled to any income tax deduction if the Participant makes a qualifying disposition of the shares.

If the Participant makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the disqualifying disposition.

Non-Qualified Stock Options. A Non-Qualified Stock Option is a type of stock option that does not satisfy the requirements of Section 422 of the Code. In general, no taxable income is recognized by a Participant upon the grant of a Non-Qualified Stock Option. The Participant will generally recognize ordinary income in the year in which the Non-Qualified Stock Option is exercised, equal to the excess of the fair market value of the shares of common stock acquired upon the exercise of the Non-Qualified Stock Option on the exercise date over the Exercise Price paid for the shares (and subject to any applicable income tax withholding). Subject to the deductibility limitations of Code Section 162(m), we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the Participant with respect to an exercised Non-Qualified Stock Option.

Stock Appreciation Rights. In general, no taxable income is recognized by a Participant upon the grant of a SAR. The Participant will generally recognize ordinary income in the year in which the SAR is exercised, in an amount equal to the fair market value of the shares of common stock issued to the Participant upon the exercise of the SAR (or the amount of the cash payment made to the Participant upon the exercise of the SAR) and subject to any applicable income tax withholding. Subject to the deductibility limitations of Code Section 162(m), we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the Participant with respect to an exercised SAR.

Restricted Stock. No taxable income is recognized by a Participant upon the grant of Restricted Stock, unless the Participant makes an election pursuant to Section 83(b) of the Code to be taxed at the time of grant. If such election is made, the Participant will recognize compensation taxable as ordinary income (and subject to any applicable income tax withholding) at the time of the grant in an amount equal to the excess of the fair market value of the shares of common stock subject to such grant at such time over the amount, if any, paid for those shares.

If the Participant does not make an election to be taxed at the time of grant, the Participant will recognize ordinary income when shares of common stock subject to the grant subsequently vest in an amount equal to the excess of the fair market value of the shares on the vesting date over the amount, if any, paid for the shares (and subject to any applicable income tax withholding). Subject to the deductibility limitations of Code Section 162(m), we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the Participant in connection with the vesting of a Restricted Stock Award.

In addition, a Participant receiving dividends with respect to Restricted Stock for which the above- described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to any applicable income tax withholding), rather than dividend income, in an amount equal to the dividends paid and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Code Section 162(m) apply.

Restricted Stock Units. In general, no taxable income is recognized by a Participant upon the grant of Restricted Stock Units. The Participant will generally recognize ordinary income in the year in which the RSU grant is settled and paid in an amount equal to the fair market value of the shares of common stock issued to the Participant upon the settlement of the RSUs (or the amount of the cash payment made to the Participant upon the settlement of the RSUs) and subject to any applicable income tax withholding. Subject to the deductibility limitations of Code Section 162(m), we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the Participant at the time the RSU is settled and paid.

In addition, a Participant eligible to receive dividend equivalents with respect to a grant of Restricted Stock Units will recognize compensation taxable as ordinary income (and subject to any applicable income tax withholding), rather than dividend income, in the year in which the dividend equivalent is paid in an amount equal to such payment if made in cash (or, if such payment is made in shares of common stock, then the fair market value of such shares on the date of payment). We will be entitled to a corresponding deduction, except to the extent the deduction limits of Code Section 162(m) apply.

Performance Share Units. In general, no taxable income is recognized by a Participant upon the grant of Performance Share Units. The Participant will recognize ordinary income in the year in which the PSU grant is settled and paid in an amount equal to the fair market value of the shares of common stock issued to the Participant upon the settlement of the Performance Share Units (or cash paid to the Participant upon the settlement of the Performance Share Units) and subject to any applicable income tax withholding. Subject to the deductibility limitations of Code Section 162(m), we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the Participant at the time the PSU is settled and paid. The deduction will be allowed for the taxable year in which such ordinary income is recognized by the Participant.

In addition, a Participant eligible to receive dividend equivalents with respect to a grant of Performance Share Units will recognize compensation taxable as ordinary income (and subject to any applicable income tax withholding), rather than dividend income, in the year in which the dividend equivalent is paid in an amount equal to such payment (or, if such payment is made in shares of common stock, then the fair market value of such shares on the date of payment). We will be entitled to a corresponding deduction, except to the extent the deduction limits of Code Section 162(m) apply.

Performance Units. In general, no taxable income is recognized by a Participant upon the grant of Performance Units. The Participant will recognize ordinary income in the year in which the Performance Units are settled and paid in an amount equal to the cash payment made to the Participant upon the settlement of the Performance Units (or the fair market value of the shares of common stock issued to the Participant upon the settlement of the Performance Unit) and subject to any applicable income tax withholding. Subject to the deductibility limitations of Code Section 162(m), we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the Participant at the time the Performance Units are settled and paid.

Other Stock-Based Awards and Cash-Based Awards. The Company may grant Other Stock-Based Awards and Cash-Based Awards to Participants that are not otherwise described by the above Awards. In general, no taxable income is recognized by a Participant upon the grant of such Awards unless at the time of grant any shares of common stock issued or cash paid to the Participant is fully vested and non- forfeitable. In this case, the Participant would recognize ordinary income equal to the fair market value of the shares of common stock issued to the Participant at the time of grant or the amount of the cash payment made to the Participant at the time of grant and subject to any applicable income tax withholding. Subject to the deductibility limitations of Code Section 162(m), we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the Participant at the time of grant. The deduction will be allowed for the taxable year in which such ordinary income is recognized by the Participant.

Other Stock-Based Awards and Cash-Based Awards may be subject to vesting and forfeiture provisions. In this case, a Participant will not recognize taxable income upon the grant of such Awards but will recognize ordinary income in the year in which such Awards are settled and paid in an amount equal to the fair market value of the shares of common stock issued to the Participant upon the settlement of such Awards or the amount of the cash payment made to the Participant upon the settlement of such Awards and subject to any applicable income tax withholding. Subject to the deductibility limitations of Code Section 162(m), we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the Participant at the time such Awards are settled and paid.

Deductibility Limit on Compensation in Excess of $1 Million. Section 162(m) of the Code generally limits the deductible amount of total annual compensation paid by a public company to each “covered employee” to no more than $1 million.

Equity Compensation Plan Information

The following table sets forth certain information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2019 (in thousands, except per share amounts). It supersedes the similar table included in Item 12 of Part III of our Annual Report on Form 10-K for the year ended December 31, 2019 and is specifically incorporated by reference therein.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (#)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b) ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (#)
Equity compensation plans approved by security holders	5,094	(1)	8.59	(2)	1,724	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	5,094		8.59		1,724
(1) The number of securities to be issued upon exercise includes 2,161 options, 2,132 RSUs and 801 PSUs. The shares issuable upon the vesting of PSUs outstanding as of December 31, 2019 assume performance goals are achieved at target performance. Following the end of the fiscal year, 36 PSUs were forfeited because the applicable performance goals were not satisfied.
(2) Represents the weighted average exercise price of options to purchase shares. This weighted average does not take into account shares that may be issued upon vesting of other forms of equity.
(3) Includes shares remaining available for future issuance under our 2006 Stock Incentive Plan. No further grants will be made under the 2006 Stock Incentive Plan upon stockholder approval of the 2020 Plan.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock of the Company represented at the Annual Meeting in person or by proxy and entitled to vote on this proposal is required to approve the 2020 Omnibus Incentive Plan.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE INNERWORKINGS, INC. 2020 OMNIBUS INCENTIVE PLAN.

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since March 2006 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. In the event that ratification of this selection is not approved by the affirmative vote of the holders of a majority of the shares of common stock of the Company represented at the Annual Meeting in person or by proxy and entitled to vote on the item, the Audit Committee and the Board will review the Audit Committee’s future selection of an independent registered public accounting firm.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock of the Company represented at the Annual Meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year. Abstentions will have the same effect as votes against this proposal. There will be no broker non-votes for this proposal because this is a discretionary item.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Summary of Corporate Governance Practices

We are committed to high standards of ethical and business conduct and strong corporate governance practices. This commitment is highlighted by the practices described below as well as the Corporate Governance Guidelines contained on our website at www.inwk.com on the “Investors” page under the link “Corporate Governance.” Information on, or accessible through, our website is not a part of, or incorporated by reference into, this proxy statement. In addition, we engage in shareholder outreach activities, which have informed our Board’s decisions concerning governance and related practices, as described below.

•	Our directors are elected annually by majority vote for one-year terms.

•	A nominee for director must receive more votes “FOR” his or her election than votes “AGAINST” such director.

•	We currently separate the roles of Chairman of the Board and Chief Executive Officer.

•	Our Board and its committees have an advisory role in risk oversight for the Company.

•	Eight of our nine director nominees are independent.

•
Each of our key Board committees (Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee) is comprised entirely of independent directors and operates under a written charter.

•	We do not currently have in place, nor have we ever had, a shareholder rights plan, commonly known as a “poison pill.”

Board Leadership Structure
Our Board is led by an independent Chairman, Jack M. Greenberg. We believe that such Board leadership structure for the Company is appropriate in light of the differences between the roles of Chairman of the Board and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company, whereas the Chairman of the Board provides guidance to the Chief Executive Officer, is responsible for chairing Board meetings, including executive sessions with Board members, and advising on agenda topics and corporate governance matters. We have had this leadership structure for the majority of our existence; however, the Board recognizes that other leadership structures could be appropriate depending on the circumstances and, therefore, regularly re-evaluates this structure.

Board of Directors Role in Risk Oversight

Our Board and its committees have an advisory role in risk oversight for the Company. Company management maintains primary responsibility for the risk management of the Company, however, the Audit Committee and the Board review a risk assessment of the Company on a regular basis. While it is not possible to identify and mitigate all potential risks, the Board relies on the representations of management, the external audit of the financial information, and the Company’s systems of internal controls to provide comfort on the Company’s ability to manage its risks. Management’s discussion of current risk factors is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Meetings and Committees of the Board of Directors

During 2019, the Board held 12 meetings. During 2019, each director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period in which he or she was a director and the total number of meetings held by all of the committees of the Board on which he or she served, with the exception of Mr. Gallagher who attended 65% of such meetings. The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The Audit, Compensation and Nominating and Corporate Governance Committees were formally established in August 2006 in connection with the Company’s initial public offering and operate under written charters adopted by the Board. The Executive Committee was established in April 2010.

Audit Committee. Charles K. Bobrinskoy, Lindsay Y. Corby, David Fisher, Julie M. Howard and Marc Zenner serve on the Audit Committee. Mr. Bobrinskoy serves as the chairman of our Audit Committee. The Audit Committee is composed of independent non-employee directors and is responsible for, among other things, supervising internal audit and reviewing internal financial controls and accounting principles to be employed in the preparation and review of our financial statements. In addition, the Audit Committee has authority to engage public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Each member of the Audit Committee is financially literate and Charles K. Bobrinskoy and Lindsay Y. Corby are Audit Committee financial experts under the SEC rule implementing Section 404 of the Sarbanes-Oxley Act of 2002. During 2019, the Audit Committee held five meetings.

Compensation Committee. Charles K. Bobrinskoy, David Fisher, Jack M. Greenberg, Julie M. Howard and Kirt P. Karros serve on the Compensation Committee. Ms. Howard serves as the chairman of our Compensation Committee. The Compensation

Committee is composed of independent non-employee directors, each of whom is an “independent director” as required by the applicable listing standards of NASDAQ (including the specific independence requirements for compensation committee members), and is responsible for, among other things, reviewing and approving compensation of our Chief Executive Officer and our other executive officers. Additionally, the Compensation Committee reviews and recommends to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The Compensation Committee has the authority to administer our incentive plans, and to advise and consult with our officers regarding managerial personnel policies. In 2019, the Compensation Committee engaged Meridian Compensation Partners LLC to perform certain compensation consulting services related to benchmarking the Company’s executive compensation. In connection with this engagement, the Compensation Committee requested that Meridian:

•	review the appropriateness of our proxy peer group based on an evaluation of our size and operations;

•	provide advice on executive compensation issues; and

•	assess the extent to which our executive compensation is aligned with performance and market practices.

Meridian provided compensation consulting services to the Compensation Committee only on matters for which the Compensation Committee is responsible. While the Compensation Committee sought input from Meridian on the matters described above, the Compensation Committee is solely responsible for determining the final amount and form of compensation and the level of performance targets. Meridian is directly engaged by and reports to the Compensation Committee, although it does interact with Company management at the Compensation Committee’s direction. In accordance with the requirements of Regulation S-K, the Company has determined that no conflict has arisen in connection with the work of Meridian as compensation consultant to the Compensation Committee. See the “Executive and Director Compensation—Compensation Discussion and Analysis” section of this proxy statement for discussion of the Company’s processes and procedures for considering and determining executive and director compensation. During 2019, the Compensation Committee held seven meetings.

Nominating and Corporate Governance Committee. Adam J. Gutstein, Jack M. Greenberg and Julie M. Howard serve on the Nominating and Corporate Governance Committee. Mr. Gutstein serves as the chairman of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of independent non-employee directors and is responsible for, among other things, assisting the Board with its responsibilities regarding:

•	the identification of individuals qualified to become directors;

•	the selection of the director nominees for the next annual meeting of stockholders;

•	the selection of director candidates to fill any vacancies on the Board;

•	the performance, composition, duties and responsibilities of the Board and the committees of the Board;

•	succession planning for the Chief Executive Officer; and

•	the operation of the Board with respect to corporate governance matters.

In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Nominating and Corporate Governance Committee will consider the candidate’s professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Nominating and Corporate Governance Committee from current Board members, stockholders, professional search firms, officers or other persons. The Nominating and Corporate Governance Committee will review all candidates in the same manner regardless of the source of recommendation. During 2019, the Nominating and Corporate Governance Committee held three meetings.

The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate’s name and qualifications for Board membership and should be addressed to Oren B. Azar, Corporate Secretary, InnerWorkings, Inc., 203 N. LaSalle Street, Suite 1800, Chicago, Illinois 60601.

Director Independence

There are no family relationships among any of the directors or executive officers of the Company. Our Board has affirmatively determined that the following eight of our nine director nominees are “independent directors” as defined in the rules of NASDAQ: Jack M. Greenberg, Charles K. Bobrinskoy, Lindsay Y. Corby, David Fisher, Adam J. Gutstein, Julie M. Howard, Kirt P. Karros and Marc Zenner. In making the independence determination, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that the Board deemed relevant, including the beneficial ownership of the Company’s capital stock by each non-employee director and the transactions involving them as described in the section titled “Certain Relationships and Related Party Transactions.”

In particular, the Board considered the Company’s business relationship with Enova International, Inc., of which Mr. Fisher serves as Chairman, President and Chief Executive Officer. The Board noted that:

•	Mr. Fisher is not involved in the transactions or ongoing discussions or negotiations between parties.

•	The transactions between the companies are on terms and conditions no more favorable than what is to be expected of an arm's length transaction.

•
The relationship between the companies is transactional in nature and does not involve sensitive professional services such as legal or accounting services. The Company’s services to Enova International, Inc. are marketing execution and procurement services. Enova International, Inc. does not provide any services to the Company.

•	Amounts involved represent less than 1.4% of each company’s revenue in 2019.

After assessing the relationship, the Board concluded that such relationship was not material, would not interfere with Mr. Fisher’s ability to exercise independent judgment as a director and would not give rise to any undue influence. Therefore, the Board concluded that Mr. Fisher continues to be an independent director.

Governance Documents

The Company’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee charters are available at www.inwk.com on the “Investors” page under the “Corporate Governance” link. In addition, the Board has adopted corporate governance guidelines, which are available at www.inwk.com on the “Investors” page under the “Corporate Governance” link. Information on, or accessible through, our website is not a part of, or incorporated by reference into, this proxy statement. For a further discussion of compensation and governance updates, see “Executive and Director Compensation—Compensation Discussion and Analysis—Executive Summary.”

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee serves, or has at any time served, as an officer or employee of us or any of our subsidiaries. None of our executive officers has served as a member of the Compensation Committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of our Compensation Committee.

Communications with Directors

We value shareholder outreach activities, which serve to inform our Board’s decisions concerning governance and related practices. For a discussion of our shareholder outreach activities, see “Executive and Director Compensation—Compensation Discussion and Analysis—Executive Summary—Shareholder Outreach.”

The Board has also established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Oren B. Azar, Corporate Secretary” at 203 N. LaSalle Street, Suite 1800, Chicago, Illinois 60601.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.

Attendance at Annual Meeting

Directors are encouraged, but not required, to attend our annual stockholders’ meeting. Six directors attended the 2019 annual meeting of stockholders.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 16, 2020 (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of the named executive officers listed in the “Executive and Director Compensation—Executive Compensation—Summary Compensation Table” section of this proxy statement; and

•	all of our directors, director nominees and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o InnerWorkings, Inc., 203 N. LaSalle Street, Suite 1800, Chicago, Illinois 60601.

Name and Address	Number of Shares Beneficially Owned(1)		Approximate Percent of Class(1)
CERTAIN BENEFICIAL OWNERS (not including directors and executive officers):
ArrowMark Colorado Holdings LLC 100 Fillmore Street, Suite 325 Denver, CO 80206	9,023,423	(2)	17.2%
Richard A. Heise, Jr. 2221 Old Willow Road Northfield, IL 60093	6,344,907	(3)	12.1%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX, 78746	4,105,187	(4)	7.8%
American Century Capital Portfolios, Inc. 4500 Main Street, 9th Floor Kansas City, Missouri 64111	3,567,245	(5)	6.8%
Aristotle Capital Boston, LLC One Federal Street, 36th Floor Boston, MA 02110	3,542,944	(6)	6.8%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,109,723	(7)	5.9%
DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS:
Richard S. Stoddart	604,660	(8)	1.2%
Ronald C. Provenzano	484,837	(9)	*
Jack M. Greenberg	323,031	(10)	*
Charles K. Bobrinskoy	222,422	(11)	*
David Fisher	142,300	(12)	*
Oren B. Azar	136,513	(13)	*
Julie M. Howard	133,191		*
Donald W. Pearson	89,194		*
Marc Zenner	55,000		*
Lindsay Y. Corby	53,002		*
Adam J. Gutstein	52,776		*
Renae D. Chorzempa	45,119		*
Charles D. Hodgkins III	10,620		*
Kirt P. Karros	—		*
All directors, director nominees and executive officers as a group (14 persons)	2,352,665		4.5%

*	= less than 1%.

(1)
“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 16, 2020 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of April 16, 2020, and the percentages are based upon 52,369,708 shares of our common stock outstanding as of April 16, 2020. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2)	Based solely on a Schedule 13G/A filed with SEC on February 14, 2020.

(3)
Includes 4,013,316 shares owned by Old Willow Partners, LLC and 1,897,418 shares of common stock held by the Heise Family Dynasty Trust, both of which are controlled by Richard A. Heise, Jr. Based solely on a Schedule 13G/A filed with the SEC on February 14, 2013.

(4)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2020.

(5)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2020.

(6)	Based solely on a Schedule 13G filed with the SEC on February 14, 2020.

(7)	Based solely on a Schedule 13G/A filed with the SEC on February 5, 2020.

(8)	Includes options to purchase 162,094 shares of common stock exercisable within 60 days.

(9)	Includes options to purchase 279,480 shares of common stock exercisable within 60 days.

(10)	Includes options to purchase 11,160 shares of common stock exercisable within 60 days.

(11)	Includes options to purchase 11,160 shares of common stock exercisable within 60 days.

(12)	Includes options to purchase 1,499 shares of common stock exercisable within 60 days.

(13)	Includes options to purchase 51,161 shares of common stock exercisable within 60 days.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.

Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely with the exception of the Form 3 for Marc Zenner, which was inadvertently filed one day late on August 20, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the ordinary course of our business, we have entered into transactions with our directors, officers and 5% or greater stockholders or companies in which they have a material interest. We entered into the transactions set forth below in 2019, which were approved by our Audit Committee. We believe that we executed these transactions on terms no less favorable to us than we could have obtained from unrelated third parties. Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the SEC. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest situations. Such transactions must be approved by our Audit Committee.

Relationships with Arthur J. Gallagher & Co. and Enova International, Inc.

During 2019, the Company provided print procurement services to Arthur J. Gallagher & Co. J. Patrick Gallagher, Jr., a former member of our Board (through November 1, 2019), is the Chairman, President and Chief Executive Officer of Arthur J. Gallagher & Co. and has a direct ownership interest in Arthur J. Gallagher & Co. The Company billed Arthur J. Gallagher & Co. $1.8 million for these services in 2019. The amount receivable from Arthur J. Gallagher & Co. was $0.2 million as of December 31, 2019. Additionally, Arthur J. Gallagher & Co. provided insurance brokerage and risk management services to the Company. Arthur J. Gallagher & Co. billed the Company $0.3 million for such services in 2019.

The Company also provided marketing execution services to Enova International, Inc. during 2019. David Fisher, a member of the Board of Directors, is the Chairman and Chief Executive Officer of Enova International, Inc. and has a direct ownership interest in Enova International, Inc. The total amount billed for such marketing services during the year ended December 31, 2019 was $16.1 million. The amount receivable from Enova International, Inc. was $4.6 million as of December 31, 2019. See also “Board of Directors and Corporate Governance—Director Independence.”

EXECUTIVE OFFICERS

The following table sets forth certain information concerning each of our six executive officers as of April 28, 2020:

Name	Age	Position
Richard S. Stoddart	57	Director, President and Chief Executive Officer
Donald W. Pearson	58	Executive Vice President and Chief Financial Officer
Ronald C. Provenzano	54	Executive Vice President and Head of Operations Excellence
Oren B. Azar	56	Executive Vice President, General Counsel and Corporate Secretary
Renae D. Chorzempa	46	Executive Vice President and Chief Human Resources Officer
Adan K. Pope	53	Chief Technology Officer

Biographies for our executive officers are set forth below.

Richard S. Stoddart. For more information on Mr. Stoddart, please see above under “Directors.”

Donald W. Pearson has served as Chief Financial Officer of InnerWorkings since January 2019. Mr. Pearson was a private investor and independent consultant from October 2016 to January 2019. From June 2015 to October 2016, Mr. Pearson was Executive Vice President and Chief Financial Officer of BWAY Corporation. Previously, Mr. Pearson served as Senior Vice President and Chief Financial Officer of Sparton Corporation from September 2014 to June 2015 and as Senior Vice President and Chief Financial Officer of AMCOL International Corporation from 2008 to 2014. Mr. Pearson holds a Master of Business Administration from the University of Chicago Booth School of Business and a Bachelor of Arts in Accounting from Augustana College.

Ronald C. Provenzano has served as Executive Vice President and Head of Operations Excellence since October 2018. Mr. Provenzano served as General Counsel of InnerWorkings from September 2012 to October 2018, and additionally as Executive Vice President since June 2016 to October 2018, as interim head of human resources from January 2016 to August 2018, and as Corporate Secretary from March 2015 to October 2018. Previously, Mr. Provenzano served in senior legal executive roles for R.R. Donnelley & Sons Company, Huron Consulting Group and True North Communications. Before joining True North in 1999, Mr. Provenzano was a partner at Kirkland & Ellis, a large global law firm. Mr. Provenzano holds a Juris Doctor from University of Illinois College of Law, a Bachelor of Science in Accountancy from the University of Illinois, Urbana-Champaign, and a Master of Business Administration from the University of Chicago Booth School of Business.

Oren B. Azar has served as Executive Vice President, General Counsel and Corporate Secretary since October 2018. Mr. Azar served as Senior Vice President and Deputy General Counsel of the Company from June 2014 to October 2018. Previously, Mr. Azar served in senior legal roles for Walgreen Co. and Joy Global Inc. and practiced corporate law as a partner at Shearman & Sterling LLP. He holds the professional designation of Chartered Financial Analyst. Mr. Azar holds a Juris Doctor from Harvard Law School and a Bachelor of Science in Economics from the Wharton School of the University of Pennsylvania.

Renae D. Chorzempa has served as Chief Human Resources Officer since August 2018 and additionally as Executive Vice President since February 2019. From May 2012 to November 2017, Ms. Chorzempa was Vice President of Human Resources at Hill-Rom Holdings, Inc. Previously, Ms. Chorzempa held senior human resources positions at Alberto Culver, Illinois Tool Works and Kraft Foods, Inc. Ms. Chorzempa holds a Master of Science degree in Human Resources Management from Purdue University’s Krannert School of Management and a Bachelor of Arts degree in Psychology and Sociology from Purdue University.

Adan K. Pope has served as Chief Technology Officer since March 2019. Prior to joining InnerWorkings, Mr. Pope worked at Ciena from 2016 to 2019 and was the Chief Information Technology Officer globally and Chief Strategy Officer for the Blue Planet Software Division. Mr. Pope served as the Chief Technology Officer of ShopperTrack from 2015 to 2016 and as Vice President and Chief Technology Officer, Support Solutions at Ericsson from 2013 to 2015. Previously, Mr. Pope worked for Telcordia Technologies from 2008 to 2012, where he was the Chief Strategy Officer from 2009 to 2010 and subsequently the Chief Technology Officer from 2010 to 2012. Mr. Pope holds both a Master of Computer Science and a Master of Business Administration from North Central College as well as a BSEET from DeVry University.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to each of the individuals who served as our named executive officers during the last completed fiscal year, as set forth in the table below:

Name	Position
Richard S. Stoddart	Director, President and Chief Executive Officer
Donald W. Pearson(1)	Executive Vice President and Chief Financial Officer
Ronald C. Provenzano	Executive Vice President and Head of Operations Excellence
Oren B. Azar	Executive Vice President, General Counsel and Corporate Secretary
Renae D. Chorzempa	Executive Vice President and Chief Human Resources Officer
Charles D. Hodgkins III (1)	Former Interim Chief Financial Officer, Senior Vice President, Corporate Development and Strategic Initiatives
(1) As previously disclosed, on December 6, 2017, Mr. Hodgkins was appointed Interim Chief Financial Officer of the Company. The Board appointed Mr. Pearson as Executive Vice President and Chief Financial Officer of the Company effective January 10, 2019, and Mr. Hodgkins resigned from employment with the Company effective January 15, 2019. For additional information regarding the CFO transition, please see the summary set forth below under the caption, “Employment and Other Related Agreements—Agreements with Former CFO.”

This compensation discussion focuses on the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

Executive Summary

Key Factors Affecting Compensation in 2019

Long-Term Restructuring and Executive Compensation. In response to the Company’s disappointing results in the first half of 2018, the Company initiated a major restructuring program designed to reduce selling, general and administrative expense and improve the efficiency of the Company’s operations. As a result of an in-depth review and analysis completed in late 2018 with the assistance of management consultants specializing in operational restructuring, the Company determined the specific changes that would be needed to enable the Company to achieve its long-term goal of sustainable, profitable growth and increasing operating leverage. A central goal of the restructuring program is to organize the Company’s client service delivery model in a way that will enable improved operating leverage while continuing to deliver superior service and execution to the Company’s clients.

2019 Financial Performance. The Company’s restructuring efforts led to a substantial improvement in financial performance in 2019. Highlights of our 2019 financial performance included the following:

•	Gross revenue increased by $37 million, or 3%, to $1,158 million

•	Gross profit increased by $8 million, or 3%, to $262 million

•	Selling, general and administrative expenses declined by $16 million, or 7%, to $223 million

•	Net loss declined by $67 million, or 87%, to $10 million

•	Adjusted EBITDA* increased by $22 million, or 80%, to $49 million

•	Additional client work awarded during the year increased to $159 million, a new annual record

* Adjusted EBITDA (“Non-GAAP Adjusted EBITDA”) is a financial measure that is not calculated according to accounting principles generally accepted in the United States (“GAAP”), and we are including our 2019 results for this measure to show an aspect of our performance. Appendix B to this proxy statement contains reconciliations of this measure to the most directly comparable GAAP financial measures under the heading “Reconciliation of Non-GAAP Financial Measures.”

Due to the Company’s substantially improved financial performance in 2019, the quantitative metrics applicable to the Company’s annual incentive program were substantially achieved. Based on those results, the Compensation Committee determined that each of the Company’s named executive officers had earned a 2019 annual incentive payout equal to 96% of target. For additional information, see “Determining 2019 Executive Compensation—2019 Annual Cash Incentives” below. This payout represented a marked turnaround from 2018, when no bonus was payable to the Company’s named executive officers under the annual incentive program due to the Company’s failure to meet the minimum levels for all quantitative metrics.

In determining the 2019 compensation of the Company’s executive officers, and in particular a one-time retention award made to Mr. Stoddart in the first half of 2019, the Board and Compensation Committee considered that retention of the new executive team installed since early 2018 was critical to continuing the progress being made on the Company’s restructuring program. Mr. Stoddart’s 2018 sign-on equity award lost nearly 80% of its target value between the grant date and June 2019 due to a decline in the Company’s share price largely attributable to factors that predated his arrival (including the 2018 restatement of prior year financial statements). The Compensation Committee determined that the reduced amount was insufficient to provide the intended retentive value. In order to ensure that Mr. Stoddart would remain in place through completion of the restructuring program, on June 13, 2019 the Compensation Committee granted Mr. Stoddart a special retention award with a target grant date value of $1,500,000. For additional information, see “Determining 2019 Executive Compensation—2019 Long-Term Equity Incentives” below. Mr. Stoddart’s total compensation for 2019, including the retention award, approximates median annual CEO compensation for the Company’s peer group.

2020 Incentive Compensation Program Updates. For 2020, the Company implemented a number of changes to its annual and long-term incentive programs to reduce the overlap in incentive metrics, conform vesting periods across equity grants, increase the percentage of performance-based equity awards, and better match other best practices in executive compensation. The 2020 updates included the following:

•	Beginning in 2020, performance share units were increased from 40% to 50% of the annual long-term incentive mix and stock appreciation rights were eliminated.

•	For consistency purposes, all long-term equity vehicles (time- and performance-based) now have a vesting period of three years.

•	Return on invested capital (“ROIC”) was eliminated as a metric for our annual incentive program to avoid overlap with the long-term performance share unit metrics.

Say on Pay. The Company’s executive compensation as disclosed in our 2018 Proxy Statement was approved on an advisory basis by holders of approximately 97% of the shares present and entitled to vote at the Company’s 2019 annual meeting. The Compensation Committee believes that the compensation of our named executives is competitive with the market and aligns with the best interest of our stockholders. However, the Compensation Committee regularly reviews the structure of our executive compensation program, and makes changes in light of investor and advisory feedback, changes in market practice, and other factors. As a result, the Compensation Committee made a number of changes in 2020 to better match current market best practices, as described above in “2020 Incentive Compensation Program Updates.” As previously disclosed, at the 2017 annual meeting, a majority of votes cast by stockholders approved an annual frequency for the stockholder advisory vote to approve executive compensation. Accordingly, our next stockholder advisory vote on executive compensation will be held at our 2020 annual meeting of stockholders.

Shareholder Outreach. We conduct an annual shareholder governance outreach program, in order to obtain input from our large shareholders on governance and related practices, including executive compensation. During 2019, our General Counsel and Vice President of Investor Relations, on behalf of the Board, invited each of our top 20 institutional shareholders to participate in individual telephonic meetings regarding governance and related practices, and held telephonic meetings with representatives of institutional shareholders representing approximately 36% of shares outstanding based on shares owned on the applicable meeting date. The feedback received in these and other communications with shareholders has informed our Board’s and Compensation Committee’s decisions concerning governance and executive compensation matters. The feedback regarding the Company’s executive compensation programs has generally been very positive, with strong support for the level and design of executive compensation, especially our substantial emphasis on meaningful and challenging financial metrics rather than highly discretionary or easily achieved “soft” targets. Starting in 2017, based on feedback received as part of our outreach program, our Board determined to add ROIC as one of the metrics used for our long-term incentive programs. Our Board and Compensation Committee intend to continue this outreach program.

Summary of Executive Compensation Practices. We adhere to executive compensation best practices, as summarized below.

What we do

•	We have a “pay for performance” approach

•	Our Compensation Committee is comprised solely of independent directors under SEC and NASDAQ requirements

•	Our Compensation Committee retains an independent compensation consultant

•	Our performance-based compensation is closely tied to quantitative metrics of Company performance

•	We provide limited perquisites and reasonable severance arrangements

•	We maintain stock ownership and stock holding guidelines for our executive officers and directors

•	We have a compensation clawback policy

What we don’t do

•	We have no “single trigger” or “modified single trigger” change in control severance benefits

•	We maintain no excise tax gross-up provisions

•	We prohibit hedging transactions and pledging of our stock by executive officers and directors

•
Our InnerWorkings, Inc. 2006 Stock Incentive Plan, as amended and restated (the “2006 Plan”) and our proposed 2020 Omnibus Incentive Plan are not evergreen (i.e., each has a fixed term and a finite share pool), prohibit repricing of stock options, and do not permit recycling of shares used to pay the exercise price or withholding obligations upon the exercise of stock options

Compensation Principles. Our Compensation Committee designs and maintains our compensation programs to attract, motivate and retain talented and dedicated executive officers who are essential to our long-term success. To that end, our executive compensation programs focus on the principles summarized below:

•	Pay for Performance Approach: The majority of our total direct compensation is variable and directly or indirectly tied to Company performance

•
Long-Term Focus and Shareholder Alignment: We reward long-term strategic management and growth in the value of the Company through long-term equity incentives, which make up a significant portion of our incentive opportunity

•	Stock Ownership Requirements: We have stock ownership requirements that apply to our executive officers

Components and Objectives of Compensation Program. The principal elements of our executive compensation program in 2019 were base salary, annual cash incentives, and long-term equity incentives. The objectives and benefit to stockholders of each component and its relative percentage of total compensation are described below.

Component	Objective	Benefit to Stockholders
Base Salary	Provides a measure of stable fixed compensation. Amount reflects individual’s experience, performance, responsibilities, and competitive market for executive talent.	Enables us to attract and retain top talent for each position.
Annual Cash Incentives	Provides motivation for achievement of annual company and individual performance goals.	Focuses executives on meeting key Company performance goals.
Long-Term Equity Incentives*	Provides long-term incentive to focus on stockholder value creation.	Value opportunity for executives is directly tied to long-term Company performance and stock price.
*For 2019, these consisted of performance share units, restricted stock units and stock appreciation rights. For 2020, these consisted solely of performance share units and restricted stock units.

2019 Target Compensation Allocation

Name	Base Salary (%)	Short-Term Incentive Compensation (%)	Long-Term Equity Incentives (%)
Richard S. Stoddart	25.8%	25.8%	48.4%
Donald W. Pearson	36.4%	27.2%	36.4%
Ronald C. Provenzano	33.9%	23.7%	42.4%
Oren B. Azar	41.7%	25.0%	33.3%
Renae D. Chorzempa	45.4%	27.3%	27.3%
Charles D. Hodgkins III(1)	100.0%	—%	—%
(1) Pursuant to his Transition Agreement with the Company, Mr. Hodgkins did not participate in the Company’s annual incentive program or receive any additional equity awards during 2019.

Determining Executive Compensation

Role of the Compensation Committee. We define our competitive market for executive talent to be the business and technology services industries. For each of our named executive officers, the Compensation Committee reviews and approves all elements of compensation taking into consideration recommendations from our Chief Executive Officer (for compensation other than his own). The Compensation Committee meets in executive session to determine the compensation of our Chief Executive Officer and to approve the compensation of the other named executive officers.

Role of Executive Officers. The Compensation Committee meets at least annually with our Chief Executive Officer to review the performance of our other named executive officers and receive the Chief Executive Officer’s recommendations regarding the compensation of those named executive officers. Neither the Chief Executive Officer nor any other named executive officer plays any role in the discussion or setting of his or her own compensation by the Compensation Committee.

Role of the Compensation Consultant. The Compensation Committee retains an external independent consultant to advise the Committee on executive compensation matters, including the composition of the Company’s peer group and competitive pay practices. Willis Towers Watson served as the Committee’s independent consultant for 2018 and the first half of 2019, and advised the Committee in connection with the structure and design of 2019 executive compensation. For the second half of 2019 and 2020 to date, Meridian Compensation Partners LLC has served as the Committee’s independent consultant, including with respect to the structure and design of 2020 executive compensation.

Compensation Benchmarking Peer Group. In 2017, the Compensation Committee worked with Willis Towers Watson to review and update the peer group that had been used to advise executive compensation determinations for 2018 and 2019. The peer group was selected from a pool of U.S. public companies primarily within the Company’s industry (based on GICS code) and a comparable revenue range. The Compensation Committee determined that the updated peer group of 13 companies listed below provided a robust statistical set of compensation data to serve as a basis for compensation decisions. In addition to the compensation data disclosed by the companies in the peer group, for the Compensation Committee’s independent consultant utilized compensation data from nationally recognized compensation surveys to advise the Committee on competitive compensation levels.

The companies included in the peer group used to benchmark 2019 compensation levels of the executive officers are listed below:

CBIZ, Inc.	ICF International, Inc.
CSG Systems International, Inc.	Matthews International Corporation
Deluxe Corp.	Navigant Consulting, Inc.
Echo Global Logistics, Inc.	Resources Connection, Inc.
Ennis, Inc.	Sykes Enterprises, Inc.
FTI Consulting, Inc.	Viad Corp.
Huron Consulting Group, Inc.

For 2019, the Compensation Committee considered the 25th percentile, median, and 75th percentile base salaries, annual incentive targets, long-term incentives and total compensation of the peer group to evaluate each executive’s compensation. In addition to peer group pay data, the Compensation Committee considered other factors when determining each named executive officer’s total compensation, including prior experience, tenure with the Company, and overall performance of the Company and the executive officer.

Determining 2019 Executive Compensation

2019 Base Salary. We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We believe that in order to attract and retain an appropriate caliber of talent for each position, a portion of our executives’ compensation should be fixed and predictable. The Compensation Committee considers a number of factors when setting each named executive officer’s base salary including peer group pay data, tenure with the Company, overall performance of the Company, and the named executive officer’s total compensation package.

The Summary Compensation Table sets forth the actual base salary earned by each of our named executive officers during 2019. The table below sets forth our named executive officers’ base salary rates as in effect in 2018, the changes that went into effect on April 1, 2019, and the percentage of increase, if any.

	Comparative Information for 2019 Base Salary Rates
Name	Base Salary Rate in 2018 ($)	Base Salary Rate Effective April 2019 ($)	Percentage Increase (%)
Richard S. Stoddart	800,000	800,000	—%
Donald W. Pearson	—	450,000	N.A.
Ronald C. Provenzano	400,000	400,000	—%
Oren B. Azar(1)	300,000	325,000	8.3%
Renae D. Chorzempa	300,000	300,000	—%
Charles D. Hodgkins III(2)	239,850	—	N.A.
(1) Mr. Azar’s salary was increased to $300,000 from $229,389 under the employment agreement entered into in connection with his appointment as Executive Vice President, General Counsel and Corporate Secretary on October 16, 2018.
(2) Mr. Hodgkins resigned from employment with the Company effective January 15, 2019.
N.A.: Not applicable

As previously disclosed, pursuant to his transition agreement with the Company, Mr. Hodgkins received $9,000 per month, paid semimonthly in arrears during his time serving as a Senior Advisor to the Company. For more information, see “Employment and Other Related Agreements—Agreements with Former CFO—Transition Agreement with Charles D. Hodgkins III” below.

2019 Annual Cash Incentives. We provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. We provide this opportunity to attract and retain a high caliber executive talent and to motivate executives to achieve our annual business goals. We review annual cash incentive awards for our named executive officers and other executives annually in February to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year. Annual cash incentive awards for 2019 were administered under our Annual Incentive Plan.

The 2019 target opportunities and incentive design under the Annual Incentive Plan were approved by the Compensation Committee on March 20, 2019. The 2019 management bonus award opportunities were based on the following criteria, which were the same for all named executive officers:

•
30% on gross profit (50% to 200% pay-out based on reaching approximately 90% to 110% of 2019 target gross profit of $281.0 million), which our Compensation Committee regards as the most accurate measure of the Company’s growth;

•
30% on Non-GAAP Adjusted EBITDA (50% to 200% pay-out based on reaching approximately 80% to 125% of 2019 target Non-GAAP Adjusted EBITDA of $45.7 million), which our Compensation Committee views as the most useful measure of the overall profitability of our business and an important metric to our investors;

•	20% on ROIC (50% to 200% pay-out based on reaching approximately 80% to 125% of 2019 target ROIC of 6.1%), which our Compensation Committee considers a good measure of balance sheet management; and

•
20% on qualitative Company performance, which includes goals such as retention of top 100 accounts, successful implementation of recent client contracts, continued wins of new large, long-term client contracts, and successful implementation of key initiatives, including the restructuring plan, employee retention and operational excellence.

The 2019 targets under our Annual Incentive Plan, while below the prior year targets, were substantially above the actual results reported for the Company’s 2018 performance:

•	the gross profit target for 2019 was $26 million (approximately 10%) above the actual results reported for 2018;

•	the Non-GAAP Adjusted EBITDA target for 2019 was $18 million (approximately 64%) above the actual results reported for 2018; and

•	the ROIC target for 2019 was 420 basis points above the actual results reported for 2018.

The following table sets forth the Company’s 2019 final results with respect to the quantitative criteria components of our Annual Incentive Plan ($ in millions):

	2019 Target	2019 Actual(1)	Percentage of Target Reached	Weighting	Pay-Out Percentage
Gross Profit	$281.0	$262.0	93%	30%	66%
Non-GAAP Adjusted EBITDA	$45.7	$49.0	107%	30%	129%
ROIC(2)	6.1%	6.8%	111%	20%	145%

(1)
The amounts shown above are based upon the Company’s audited financial statements that were included in our Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 17, 2020. For purposes of determining the 2019 payout under the Annual Incentive Plan, the Compensation Committee exercised its discretion to exclude the impacts of a revision of historical financial statements and an accounting reclassification affecting gross profit, in light of the fact that the original targets had been established on the basis of the prior accounting treatment. See Notes 2 and 20 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)	2019 ROIC for purposes of our Annual Incentive Plan was calculated as follows ($ in millions):

Non-GAAP Adjusted EBITDA	$49.0
Less: Stock-based compensation expense	6.3
Less: Depreciation and amortization	12.3
Less: Tax expense	8.5
Adjusted net operating profit after tax	$21.9

Average total assets (trailing four quarters)	$634.5
Less: Average non-interest bearing current liabilities (trailing four quarters)	243.0
Less: Average non-interest bearing long-term liabilities (trailing four quarters)	53.4
Less: Average excess cash (trailing four quarters)	15.3
Average invested capital (trailing four quarters)	$322.9

ROIC	6.8%

The Compensation Committee determined in February 2020 that the qualitative performance targets under the Annual Incentive Plan had been substantially met. Due to such qualitative performance, in combination with the Company’s performance against the quantitative criteria, the Committee set the 2019 bonus payout percentage for all executive officers at 96% of target.

In March 2020, the Committee determined to postpone the payment of all 2019 Company bonuses, including those payable to executive officers. This decision was made in order to provide the Company with additional liquidity in light of the economic uncertainties created by the COVID-19 pandemic and associated public health measures. As of the date of this proxy statement, the Committee has made no decision regarding the timing for the payment of such 2019 bonuses.

The table below sets forth the fiscal 2019 target and maximum annual incentive compensation opportunities for our named executive officers and the actual incentive bonus earned by each named executive officer in dollar amounts and as a percentage of the target.

	Target Incentive		Maximum Incentive		Actual Incentive Earned
Name	% of Salary	Amount ($)	% of Target	Amount ($)	% of Target	Amount ($)
Richard S. Stoddart	100%	800,000	200%	1,600,000	96%	768,000
Donald W. Pearson(1)	75%	328,253	200%	656,506	96%	315,123
Ronald C. Provenzano	70%	280,000	200%	560,000	96%	268,800
Oren B. Azar	60%	195,000	200%	390,000	96%	187,200
Renae D. Chorzempa	60%	180,000	200%	360,000	96%	172,800
Charles D. Hodgkins III(2)	40%	95,940	200%	191,880	—%	—
(1) Mr. Pearson’s annual incentive for 2019 was pro-rated based on his first date of employment of January 10, 2019.
(2) Pursuant to his Transition Agreement with the Company, Mr. Hodgkins did not participate in the Company’s annual incentive program or receive any equity awards in 2019.

Under the Annual Incentive Plan, the Compensation Committee may define performance measures to allow for reasonable adjustments to our overall corporate performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions, or divestitures. For 2019, the Compensation Committee exercised its discretion to exclude the impacts of a revision of historical financial statements and an accounting reclassification affecting gross profit, in light of the fact that the original targets had been established on the basis of the prior accounting treatment. For more information regarding the revision and reclassification, see Notes 2 and 20 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Hodgkins One-Time Payments. In accordance with the terms of the Transition Agreement entered into between the Company and Mr. Hodgkins on January 3, 2019, Mr. Hodgkins received a one-time payment of $60,000 on March 31, 2019 and a one-time payment of $100,000 on June 30, 2019. For more information, see “Employment and Other Related Agreements—Agreements with Former CFO—Transition Agreement with Charles D. Hodgkins III” below.

2019 Long-Term Equity Incentives. We provide the opportunity for our named executive officers and other executives to earn long-term equity incentive awards. Long-term incentive awards align the interests of our executives with those of our stockholders and incent retention. Although the Compensation Committee determines the actual grant value for each named executive officer annually, the Company has an employment agreement with each of our named executive officer that specifies a targeted grant date value. The 2019 annual equity awards to our named executive officers (excluding Mr. Hodgkins) were weighted as follows based on targeted grant date value: 40% performance share units ("PSUs"), 40% restricted stock units ("RSUs"), and 20% stock appreciation rights (“SARs”). The target long-term incentive grant values for our named executive officers in 2019 were as follows: Mr. Stoddart ($1,500,000), Mr. Pearson ($450,000), Mr. Provenzano ($500,000), Mr. Azar ($260,000), and Ms. Chorzempa ($180,000).

The 2019 grants of SARs and RSUs to our named executive officers vest ratably over a period of four years from the grant date. The 2019 grants of PSUs to our named executive officers are earned and vested over the performance period beginning April 1, 2019 and ending December 31, 2021 based upon actual performance against pre-set goals.

In determining the amounts of equity compensation awarded, our Compensation Committee generally considers a variety of factors, including individual performance, scope of responsibility within the organization and demonstrated leadership competencies, in addition to the target long-term incentive value specified in the individual’s employment agreement. The equity awards granted to our named executive officers in 2019 are summarized below. Additional details regarding our equity grants, including vesting schedules for awards, are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table.

Stock Appreciation Rights and Restricted Stock Units

The table below sets forth the amounts and grant date values of our stock appreciation rights and RSU awards to our named executive officers in 2019.

	2019 Stock Appreciation Rights and Restricted Stock Units
Name	SARs (#)	Grant Date Value of SARs ($)	Restricted Stock Units (#)	Grant Date Value of Restricted Stock Units ($)	Total Value ($)
Richard S. Stoddart	823,800	1,050,000	363,095	1,350,000	2,400,000
Donald W. Pearson	79,646	90,000	217,211	930,000	1,020,000
Ronald C. Provenzano	88,496	100,000	76,696	260,000	360,000
Oren B. Azar	46,018	52,000	30,678	104,000	156,000
Renae D. Chorzempa	31,858	36,000	35,988	122,000	158,000
Charles D. Hodgkins III(1)	—	—	—	—	—
(1) Mr. Hodgkins did not receive any equity awards in 2019.

The 2019 SARs were granted under the 2006 Plan. These SARs include the following terms: a 10-year contractual exercise term, an excise price equal to our share price on the date of grant, and upon exercise, cash settlement in an amount equal to the product of (i) the then current share price less the exercise price and (ii) the number of SARs exercised. The Compensation Committee determined to grant SARs in lieu of stock options for 2019 in order to mitigate the dilution resulting from the decline in the Company’s share price over the course of 2018 and early 2019. In connection with the decision to utilize cash-settled SARs for 2019, the Compensation Committee also decided to slightly increase the proportion of whole share grants (in the form of RSUs) in order to limit the Company’s exposure to the accounting and cash flow implications of cash-settled equity awards.

The 2019 SARs provide a relatively straightforward incentive for our executives to increase share price, which aligns the interests of our named executive officers with those of our stockholders. In addition, compared with stock options, SARs result in less immediate dilution of existing stockholders’ interests.

The 2019 RSU awards were granted under the 2006 Plan. The RSUs provide a relatively straightforward incentive and retention tool for our executives and align the interests of our named executive officers with those of our stockholders. The 2019 RSUs entitle the holder to receive a share of our common stock for each RSU that vests on an applicable vesting date, assuming that the holder has been continuously employed through such vesting date.

In addition, on June 13, 2019, the Compensation Committee approved a one-time retention grant for Mr. Stoddart with a target grant value of $1,500,000. This award consisted of 50% RSUs and 50% SARs, in each case cliff vesting three years from the grant date. Due to the significant decline in the intrinsic value of Mr. Stoddart’s sign-on equity grants, such grants currently provide little retentive value. In deciding to approve the grant, the Committee considered that Mr. Stoddart has quickly assembled a talented leadership team and is driving critical operational improvements that have gained significant momentum during his tenure. The grant is intended to incent Mr. Stoddart to remain as the Company’s CEO throughout the vesting period, and thereby ensure his continued leadership of the Company through the successful implementation of the Company’s multi-year plan to rationalize costs, improve operating efficiencies and drive profitable growth.

Those critical improvements included immediate cost reduction measures, substantial improvement in the Company’s annual planning process, significant reductions in selling, general and administrative expenses, and reorganization of the Company’s account leadership teams in North America. Together, those improvements have led to meaningful increases in ROIC and Adjusted EPS during the first half of 2019 and are expected to continue to do so in future periods. In addition to operational improvements, Mr. Stoddart has played a major role in the Company’s efforts to develop new clients, making an important contribution to its future revenue growth. The Committee further considered that the Company’s circumstances had changed substantially since Mr. Stoddart accepted the role of CEO, due largely to factors that predated his arrival (including the 2018 restatement of prior year financial statements), which substantially reduced both the current value of Mr. Stoddart’s sign-on equity grant and Mr. Stoddart’s annual compensation since joining the Company. Another factor the Compensation Committee considered when determining the appropriate amount of the retention award was the competitive market. Mr. Stoddart’s 2019 target total direct compensation, inclusive of the retention grant, approximates the peer group median of annual CEO pay.

Performance Share Unit Awards

On February 20, 2019, the Compensation Committee approved awards of PSUs to our named executive officers. The PSUs are performance-based awards that will settle in shares of Company stock, in an amount between 0% and 200% of the target award level, based on cumulative adjusted earnings per share (“EPS”) (weighted 50%) and ROIC (weighted 50%) achieved by the Company during the performance period beginning April 1, 2019 and ending December 31, 2021. The Compensation Committee selected these metrics because it considered adjusted EPS to be strongly aligned with shareholder value creation and ROIC to be a good measure of both long-term profitability and balance sheet management. Each of these awards vests following the end of the performance period, provided that the applicable performance metrics have been satisfied.

	2019-2021 Performance Share Unit Awards
Name	Target PSU Award (#)	Grant Date Value of PSUs ($)
Richard S. Stoddart	176,991	600,000
Donald W. Pearson	53,097	180,000
Ronald C. Provenzano	58,997	200,000
Oren B. Azar	30,678	104,000
Renae D. Chorzempa	21,239	72,000
Charles D. Hodgkins III(1)	—	—
(1) Mr. Hodgkins did not receive any PSUs in 2019.

Our 2019 PSU awards were granted under the terms and conditions of the 2006 Plan. The grant of a PSU entitles the participant to receive a share of our common stock upon the achievement of specific performance objectives during a performance period. Grants of PSUs become vested in accordance with such terms and conditions as may be established by the Compensation Committee and set forth in the applicable award agreement.

Despite the Company’s substantially improved financial performance in 2019, in February 2020 the Compensation Committee determined that the threshold performance levels for our 2017-2019 PSU awards had not been achieved for the performance period as a whole. As a result, no shares were issued by the Company in relation to such PSU awards.

Determining 2020 Executive Compensation

2020 Base Salary. Consistent with our historical practice, on February 24, 2020 our Compensation Committee set 2020 base salaries, approving the following base salaries to take effect on April 1, 2020: Mr. Stoddart ($800,000); Mr. Pearson ($450,000); Mr. Provenzano ($435,000, an increase of $35,000); Mr. Azar ($350,000, an increase of $25,000); and Ms. Chorzempa ($325,000, an increase of $25,000).

On April 10, 2020 our Compensation Committee approved the following modifications to the 2020 base salaries above, given the business uncertainty created by the COVID-19 pandemic and the need for maximum liquidity and cash flexibility in light of the rapidly changing environment:

•	The base salaries of Mr. Stoddart and Mr. Pearson were reduced by 15% on an interim basis effective May 1, 2020; and

•
The previously approved 2020 base salary increases for Mr. Provenzano, Mr. Azar and Ms. Chorzempa were cancelled, which also resulted in a corresponding reduction to their respective annual incentive opportunities for 2020.

The table below sets forth our named executive officers’ base salary rates as in effect in 2019, the base salaries for 2020 (excluding interim reductions), and the percentage of increase, if any.

	Comparative Information for 2020 Base Salary Rates
Name	Base Salary Rate in 2019 ($)	Base Salary Rate Effective April 1, 2020 ($)	Percentage Increase (%)
Richard S. Stoddart	800,000	800,000	—%
Donald W. Pearson	450,000	450,000	—%
Ronald C. Provenzano	400,000	400,000	—%
Oren B. Azar	325,000	325,000	—%
Renae D. Chorzempa	300,000	300,000	—%

2020 Annual Cash Incentives. The 2020 target opportunities and targets under the Annual Incentive Plan (including criteria and weightings) were approved by the Compensation Committee on February 24, 2020. The target annual incentive award for each named executive officer remaining employed in 2020 is shown in the table below. The maximum incentive awards payable to the named executive officers are 200% of such target amounts. For 2020, the Compensation Committee discontinued the use of ROIC as a metric in the Annual Incentive Plan, to eliminate the duplication of that metric, which was determined to be more appropriate for the Company’s performance share units (as to which the metric was retained in 2020). With the elimination of ROIC as a metric, the weightings of the remaining metrics were adjusted to be gross profit (40% weighting), Non-GAAP Adjusted EBITDA (40% weighting), and qualitative goals (20% weighting).

Name	2019 Annual Cash Incentive as a Percentage of Salary	2020 Annual Cash Incentive as a Percentage of Salary(1)
Richard S. Stoddart	100%	110%
Donald W. Pearson	75%	75%
Ronald C. Provenzano	70%	70%
Oren B. Azar	60%	60%
Renae D. Chorzempa	60%	60%
(1) Both the annual cash incentive and the percentage shown are based on base salary level for 2020. Such base salary levels were impacted by the salary increase cancellations approved by the Compensation Committee on April 10, 2020, but were not impacted by the temporary salary reductions approved on the same date.

2020 Long-Term Equity Incentives. The 2020 annual target long-term equity incentive opportunities were approved by the Compensation Committee on February 24, 2020. The 2020 annual equity awards consisted (by grant date target value) 50% of PSUs and 50% of RSUs. These awards were granted to our named executive officers on March 2, 2020. The approved target long-term incentive grant values for 2020 awards are Mr. Stoddart $2,000,000, Mr. Pearson $495,000, Mr. Provenzano $543,750, Mr. Azar $280,000 and Ms. Chorzempa $227,500. Each annual grant of 2020 RSUs to our named executive officers vests over a period of three years, with 25% vesting on each of the first and second anniversary and the remaining 50% vesting on the third anniversary. Each annual grant of PSUs vests at the end of the performance period, which covers three fiscal years. None of these equity awards will begin vesting until at least one year after the grant date.

2020 Target Compensation Allocation

Name	Base Salary(1) (%)	Short-Term Incentive Compensation (%)	Long-Term Equity Incentives (%)
Richard S. Stoddart	21.7%	23.9%	54.4%
Donald W. Pearson	35.1%	26.3%	38.6%
Ronald C. Provenzano	32.7%	22.9%	44.4%
Oren B. Azar	40.6%	24.4%	35.0%
Renae D. Chorzempa	42.4%	25.4%	32.2%
(1) Excludes interim reductions approved in April 2020.

Other Executive Compensation Practices, Arrangements and Policies

Executive Benefits and Perquisites. We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. The Company maintains a discretionary 401(k) matching program, under which it may make a contribution equal to 50% of an employee’s contributions under our 401(k) plan, capped at the lesser of 5% of the employee’s eligible compensation or $6,000. In February 2020, the Compensation Committee approved a matching contribution equal to the maximum, and as a result each of our named executive officers became eligible for a matching contribution of $6,000. In 2019, we provided automobile allowances and fully paid medical insurance premiums to some of our named executive officers. We offer these benefits, at relatively low cost, to remain competitive in the marketplace for executive talent.

Change in Control and Severance Benefits. We provide the opportunity for certain of our named executive officers to be protected under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position. We believe our arrangements are reasonable and consistent with market practices. Cash severance is limited to one year of salary continuation (at a rate equal to his or her then-current base salary) plus one year’s target annual bonus for Mr. Pearson, Mr. Provenzano, Mr. Azar and Ms. Chorzempa, and two years of salary continuation (at a rate equal to his then-current base salary) plus two year’s target annual bonus for Mr. Stoddart. Mr. Hodgkins would have been entitled to receive six months of salary continuation (at a rate equal to his then-current base salary). There is no severance increase in connection with a change in control for any of our named executive officers. In addition, the unvested equity awards held by all of our named executive officers will vest upon a qualifying termination in connection with a change in control (i.e., on a “double trigger” basis), all subject to conditions in the applicable agreements. See “Employment and Other Related Agreements” and “Potential Payments upon Termination or Change in Control” below for a more detailed discussion of these employment, severance and change in control arrangements.

Regulatory Considerations. One of the factors the Compensation Committee considers when determining executive compensation is the anticipated tax treatment to the Company and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that a publicly held company may not deduct compensation paid to certain covered executive officers to the extent that such compensation exceeds $1,000,000 per executive officer in any year. While the Compensation Committee generally considers this limit when determining compensation, there are instances in which the Compensation Committee has concluded, and reserves the discretion to conclude in the future, that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the Company’s best interests and those of its stockholders. Furthermore, interpretations of and changes in the tax laws, and other factors beyond the Compensation Committee’s control, may also affect the deductibility of compensation.

Stock Ownership Guidelines. In 2011, the Compensation Committee approved stock ownership guidelines for the named executive officers of the Company. Under the stock ownership guidelines, the named executive officers are expected to hold common stock with a value equal to a designated multiple of annual base salary. The Chief Executive Officer must hold stock with a value equal to four times his annual base salary and the other named executive officers must hold stock with a value equal to three times their respective annual base salaries. The named executive officers are required to meet these guidelines within three years of becoming subject to them. Shares that count toward satisfaction of the stock ownership guidelines include:

•shares owned outright by the executive officer or his or her immediate family members residing in the same household;
•shares held in trust for the benefit of the executive officer or his or her immediate family members;
•shares acquired upon stock option exercise;
•shares purchased in the open market;
•restricted stock granted under our equity incentive plan; and
•shares subject to stock options that are fully vested, after deducting shares that would be required to be sold or surrendered to cover the applicable exercise price.

In the event that the stock ownership guidelines place a severe hardship on an executive officer, our Compensation Committee will make the final decision as to developing an alternative stock ownership guideline for such executive officer that reflects the intention of the stock ownership guidelines and his or her personal circumstances. Currently, Mr. Provenzano is our only named executive officer who has been subject to the guidelines for more than three years and is therefore required to meet them. Although Mr. Provenzano was in compliance with the guidelines in 2018, he does not currently meet the guidelines due to declines in our stock price since that time. In the interim, he and our other named executive officers remain subject to the Stock Holding Policy described below.

Stock Holding Policy. In 2014, as an enhancement to our stock ownership guidelines, our Compensation Committee adopted a holding policy requiring our executive officers and directors to hold and refrain from selling any shares of our common stock acquired through equity awards (net of shares withheld or sold in order to satisfy tax obligations or exercise prices) until the executive officer or director has satisfied the ownership requirements in the applicable stock ownership guidelines.

Clawback Policy. Effective April 18, 2018, the Company adopted an incentive compensation recoupment policy (the “Clawback Policy”). Under the Clawback Policy, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Board will review cash and equity awards or payments of any form of cash and equity incentive-based compensation made to current and former employees of the Company. If the Board determines that any such cash or equity incentive awards or payments were based on erroneous data and would have been lower had they been calculated based on the restated results, the Board may, to the extent permitted by applicable law, seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts that would have been awarded or paid based on the restated results. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities.

Hedging/Pledging Policy. Under the Company’s long-standing trading policy, there are various restrictions on trading in the Company’s stock, including during blackout periods. As an enhancement to the trading policy, in 2014, the Board adopted an additional policy prohibiting executive officers and directors from (i) entering into hedging, short sale or monetization transactions involving Company stock and (ii) holding Company stock in a margin account or pledging Company stock as collateral for a loan. Limited exceptions to the margin account/pledging prohibition may be granted by the Company’s General Counsel. With respect to employees who are not executive officers, the Company prohibits short sales but does not otherwise maintain a policy against hedging.

Executive Compensation

The following table sets forth the information regarding 2019 compensation for each of our named executive officers. 2018 and 2017 information is presented for executives who were also named executive officers during those years.

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option/SAR Awards(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(4) ($)	Total ($)
Richard S. Stoddart Director, President and Chief Executive Officer	2019	800,000	—	1,050,000	1,950,000	768,000	52,744	4,620,744
	2018	599,000	—	1,469,600	1,800,010	—	32,313	3,900,923
Donald W. Pearson Executive Vice President and Chief Financial Officer(5)	2019	438,068	—	90,000	1,110,000	315,123	20,182	1,973,373
Ronald C. Provenzano Executive Vice President and Head of Operations Excellence	2019	400,000	—	100,000	460,000	268,800	52,746	1,281,546
	2018	387,500	—	186,388	350,002	—	50,846	974,736
	2017	350,000	—	169,558	332,500	68,460	47,802	968,320
Oren B. Azar Executive Vice President, General Counsel and Corporate Secretary	2019	318,750	—	52,000	208,000	187,200	18,000	783,950
	2018	242,500	—	34,203	214,230	—	87,605	578,538
Renae D. Chorzempa Executive Vice President and Chief Human Resources Officer	2019	300,000	—	36,000	194,000	172,800	26,400	729,200
Charles D. Hodgkins III Former Interim Chief Financial Officer(6)	2019	10,763	5,000	—	—	—	209,850	225,613
	2018	238,388	100,000	57,315	107,628	—	106,315	609,646
	2017	234,000	—	26,772	52,500	131,040	14,400	458,712
(1) For 2018, this column includes a discretionary bonus of $100,000 paid in April 2018 to Mr. Hodgkins pursuant to his amended and restated employment agreement.
(2) For 2019 and 2018, represents the full grant date fair value of the stock appreciation right and option awards, respectively, granted to the named executive officers, calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the stock appreciation rights awards, please see Notes 2 and 16 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(3) For 2019, represents the aggregate grant date fair value of the RSU and PSU awards granted to each of the named executive officers calculated in accordance with FASB ASC Topic 718. The fair value of the RSU and PSU awards as of the grant date is broken down as follows:

Name	RSUs ($)	PSUs at Target ($)	PSUs at Maximum ($)
Mr. Stoddart	1,350,000	600,000	1,200,000
Mr. Pearson	930,000	180,000	360,000
Mr. Provenzano	260,000	200,000	400,000
Mr. Azar	104,000	104,000	208,000
Ms. Chorzempa	122,000	72,000	144,000
Mr. Hodgkins	—	—	—
For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the equity awards granted, please see Notes 2 and 16 to the Company's consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(4) In 2019, consists of 401(k) matching contributions, auto allowances, and medical insurance premiums.
(5) Mr. Pearson was appointed to the position of Executive Vice President and Chief Financial Officer of the Company effective January 10, 2019.
(6) Mr. Hodgkins resigned from employment with the Company effective January 15, 2019. All Other Compensation includes $209,500 paid to Mr. Hodgkins for advisory services rendered under his transition agreement. See “Employment and Other Related Agreements—Agreements with Former CFO—Transition Agreement with Charles D. Hodgkins III” below.

For a description of the material terms of employment agreements with our named executive officers, see “Employment and Other Related Agreements” below.

2019 GRANTS OF PLAN-BASED AWARDS

The following table provides information for each of the Company’s named executive officers regarding 2019 plan-based awards.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All SAR Awards: Number of Securities Underlying SARs (#)(2)	Exercise Price of SAR Awards ($)/sh	Grant Date Fair Value of Stock and SAR Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard S. Stoddart		$400,000	$800,000	$1,600,000	—	—	—	—	—	$—	$—
	6/3/2019	—	—	—	88,496	176,991	353,982	—	—	—	600,000
	6/3/2019	—	—	—	—	—	—	176,991	—	—	600,000
	6/3/2019	—	—	—	—	—	—	—	265,487	3.39	300,000
	6/13/2019	—	—	—	—	—	—	186,104	—	—	750,000
	6/13/2019	—	—	—	—	—	—	—	558,313	4.03	750,000
Donald W. Pearson		164,127	328,253	656,506	—	—	—	—	—	—	—
	1/10/2019	—	—	—	—	—	—	164,114	—	—	750,000
	6/3/2019	—	—	—	26,549	53,097	106,194	—	—	—	180,000
	6/3/2019	—	—	—	—	—	—	—	79,646	3.39	90,000
	6/3/2019	—	—	—	—	—	—	53,097	—	—	180,000
Ronald C. Provenzano		140,000	280,000	560,000	—	—	—	—	—	—	—
	6/3/2019	—	—	—	—	—	—	17,699	—	—	60,000
	6/3/2019	—	—	—	—	—	—	58,997	—	—	200,000
	6/3/2019	—	—	—	—	—	—	—	88,496	3.39	100,000
	6/3/2019	—	—	—	29,499	58,997	117,994	—	—	—	200,000
Oren B. Azar		97,500	195,000	390,000	—	—	—	—	—	—	—
	6/3/2019	—	—	—	—	—	—	30,678	—	—	104,000
	6/3/2019	—	—	—	15,339	30,678	61,356	—	—	—	104,000
	6/3/2019	—	—	—	—	—	—	—	46,018	3.39	52,000
Renae D. Chorzempa		90,000	180,000	360,000	—	—	—	—	—	—	—
	6/3/2019	—	—	—	—	—	—	14,749	—	—	50,000
	6/3/2019	—	—	—	—	—	—	21,239	—	—	72,000
	6/3/2019	—	—	—	—	—	—	—	31,858	3.39	36,000
	6/3/2019	—	—	—	10,620	21,239	42,478	—	—	—	72,000
Charles D. Hodgkins III (4)		—	—	—	—	—	—	—	—	—	—
(1) These represent potential incentive opportunities for 2019 annual incentive awards. Actual amounts earned by the named executive officers for 2019 are reported on the Summary Compensation Table.
(2) The terms of all SARs provide that they will be settled in cash.
(3) The exercise price for SARs granted is the closing price of a share of our common stock on the date of grant. Values for RSU awards are based on the closing price of a share of our common stock on the date of grant. Values for SAR grants and PSU awards are based on the grant date value calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the SAR, PSU and RSU awards, please see Notes 2 and 16 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(4) Mr. Hodgkins did not receive any equity awards in 2019 prior to his resignation on January 15, 2019 and was not eligible for an annual incentive award for 2019.

Employee Benefit Plans

2006 Stock Incentive Plan

We maintain the InnerWorkings, Inc. 2006 Stock Incentive Plan. The principal purpose of the 2006 Plan is to attract, motivate, reward and retain selected employees, consultants and directors through the granting of stock-based compensation awards. The 2006 Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock and RSU awards, performance-based awards and other stock-based awards. If the 2020 Omnibus Incentive Plan is approved by the Company’s stockholders at the Annual Meeting, no further equity awards will be granted under the 2006 Plan after the Annual Meeting.

Annual Incentive Plan

We maintain the InnerWorkings Annual Incentive Plan that rewards employees for meeting or exceeding annual performance goals established by the Compensation Committee based on one or more criteria set forth in the Annual Incentive Plan.

Eligibility to participate in the Annual Incentive Plan is limited to substantially all regular full-time and part-time employees. Temporary employees, independent contractors, and certain other specified classifications are not eligible to participate in the Annual Incentive Plan.

Employees are eligible to receive bonuses based on meeting operational and financial goals that may be stated (a) as goals of the company, a subsidiary, or a portion thereof, (b) on an absolute basis and/or relative to other companies, or (c) separately for one or more participants or business units. The objective performance goals for the Annual Incentive Plan are established by our Compensation Committee at the beginning of the year. Annual incentive payouts are determined within a reasonable time after the end of the performance period.

Our Compensation Committee administers the Annual Incentive Plan and has the authority to construe, interpret and implement the Annual Incentive Plan and prescribe, amend and rescind rules and regulations relating to the Annual Incentive Plan. The determination of the Compensation Committee on all matters relating to the Annual Incentive Plan or any award agreement will be final, binding and conclusive. The Annual Incentive Plan may be amended or terminated by the Compensation Committee or our Board.

In March 2020, the Committee determined to postpone the payment of all 2019 Company bonuses, including those payable to executive officers. This decision was made in order to provide the Company with additional liquidity in light of the economic uncertainties created by the COVID-19 pandemic and associated public health measures. As of the date of this proxy statement, the Committee has made no decision regarding the timing for the payment of such 2019 bonuses.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2019.

	Option and Stock Appreciation Right Awards					Stock Awards / Units
Name	Number of Securities Underlying Unexercised Options and SARs (#) Exercisable	Number of Securities Underlying Unexercised Options and SARs (#) Unexercisable		Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Richard S. Stoddart	59,273	177,820	(3)	9.49	4/5/2028	59,274	(3)	326,600	40,761	224,593
	43,548	130,646	(4)	7.75	9/7/2028	43,549	(4)	239,955	176,991	975,220
	—	265,487	(13)	3.39	6/3/2029	176,991	(9)	975,220	—	—
	—	558,313	(14)	4.03	6/13/2029	186,104	(10)	1,025,433	—	—
Donald W. Pearson	—	79,646	(13)	3.39	6/3/2029	164,114	(8)	904,268	53,097	292,564
	—	—		—	—	53,097	(9)	292,564	—	—
Ronald C. Provenzano	63,345	—		12.10	9/4/2022	6,287	(5)	34,641	13,587	74,864
	46,620	—		7.18	6/13/2024	6,419	(6)	35,369	58,997	325,073
	50,758	—		6.68	6/3/2025	14,517	(4)	79,989	—	—
	56,516	18,839	(5)	8.45	6/6/2026	17,699	(12)	97,521	—	—
	19,257	19,257	(6)	11.10	6/1/2027	58,997	(9)	325,073	—	—
	14,516	43,549	(4)	7.75	9/7/2028	—		—	—	—
	—	88,496	(13)	3.39	6/3/2029	—		—	—	—
Oren B. Azar	14,085	—		7.18	6/13/2024	1,184	(5)	6,524	2,494	13,742
	12,121	—		6.68	6/3/2025	1,802	(6)	9,929	30,678	169,036
	10,638	3,546	(5)	8.45	6/6/2026	2,664	(4)	14,679	—	—
	5,405	5,406	(6)	11.10	6/1/2027	20,270	(7)	111,688	—	—
	2,663	7,992	(4)	7.75	9/7/2028	30,678	(9)	169,036	—	—
	—	46,018	(13)	3.39	6/3/2029	—		—	—	—
Renae D. Chorzempa	—	31,858	(13)	3.39	6/3/2029	25,806	(11)	142,191	21,239	117,027
	—	—		—	—	14,749	(12)	81,267	—	—
	—	—		—	—	21,239	(9)	117,027	—	—
Charles D. Hodgkins III(15)	—	—		—	—	—		—	—	—
(1) The market value of unvested stock awards is calculated by multiplying the number of shares or units of stock that have not vested by $5.51, the Company’s closing stock price on December 31, 2019, the last trading day of the 2019 fiscal year.
(2) The amounts reported in this column represent PSU awards granted to our NEOs in 2018 and 2019. Based on performance through December 31, 2019, the 2018 PSU amounts are reported at their threshold levels and the 2019 PSU amounts are reported at their target levels.
(3) Vests in four equal installments beginning on April 5, 2019.
(4) Vests in four equal installments beginning on September 7, 2019.
(5) Vests in four equal installments beginning on June 6, 2017.
(6) Vests in four equal installments beginning on June 1, 2018.
(7) Vests on October 16, 2021.
(8) Vests on January 10, 2022.
(9) Vests in four equal installments beginning on June 3, 2020.
(10) Vests on June 13, 2022.
(11) Vests on September 7, 2021.
(12) Vests in three equal installments beginning on June 3, 2020.
(13) SARs which vest in four equal installments beginning on June 3, 2020.
(14) SARs which vest on June 13, 2022.
(15) Mr. Hodgkins forfeited all unvested equity awards as of his resignation on January 15, 2019.

2019 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the number of shares acquired and the value realized by our named executive officers upon the exercise of option awards and the vesting of restricted stock and RSU awards during the fiscal year ended December 31, 2019.

	Option Awards		Restricted Stock Awards		Restricted Stock Units
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard S. Stoddart	—	—	19,757	77,447	14,516	58,354
Donald W. Pearson	—	—	—	—	—	—
Ronald C. Provenzano	—	—	15,766	54,641	4,838	19,449
Oren B. Azar	—	—	3,581	12,364	888	3,570
Renae D. Chorzempa	—	—	—	—	—	—
Charles D. Hodgkins III	—	—	2,187	7,555	—	—

(1)
Value realized upon the exercise of option awards is based on: (i) if the exercise involves a sale of some or all of the exercised shares, the difference between the actual price at which the exercised shares were sold and the exercise price of the options, or (ii) in all other cases, the difference between the closing market price of our common stock as reported on the NASDAQ Global Market on the date of exercise and the exercise price of the options.

(2)	Value based on the closing market price of our common stock as reported on the NASDAQ Global Market on the date of vesting.

2019 PENSION BENEFITS

We do not maintain any qualified or non-qualified defined benefit plans.

2019 NONQUALIFIED DEFERRED COMPENSATION

We do not maintain any non-qualified deferred compensation plans.

Employment and Other Related Agreements

Employment Agreement with Richard S. Stoddart

In connection with his appointment as President and Chief Executive Officer effective April 5, 2018, Mr. Stoddart and the Company entered into an Employment Agreement, dated January 31, 2018 (the “Stoddart Employment Agreement”). Pursuant to the Stoddart Employment Agreement, Mr. Stoddart will receive an annual base salary of not less than $800,000. Mr. Stoddart will also be entitled to a target annual bonus opportunity equal to not less than 85% of Mr. Stoddart’s annual base salary, with a maximum bonus opportunity of 200% of his performance bonus target, which was prorated for 2018 based on his start date. The Stoddart Employment Agreement also entitled Mr. Stoddart to a signing long-term incentive grant equal to $1,500,000 in grant date target value, which consisted of 50% stock options and 50% restricted shares of the Company’s common stock, each vesting ratably over a four-year period. Mr. Stoddart is also eligible to receive annual long-term incentive awards, as approved by the Compensation Committee in its discretion, with a target value of $1,500,000.

In the event that Mr. Stoddart’s employment is terminated by the Company without cause or if he resigns for good reason (each as defined in the Stoddart Employment Agreement and described below), Mr. Stoddart would be entitled to receive, following his execution and non-revocation of a release of claims, (i) an amount, payable in equal installments over a 24-month period, equal to two times the sum of (A) his annual base salary in effect on the date of termination and (B) his target annual bonus for the fiscal year in which the date of termination occurs; provided that if, at the time of such termination, Mr. Stoddart has not worked 24 months, this payment will be decreased pro rata (but will in all events be at least one times the sum of (A) and (B)), (ii) his prorated annual bonus based on the Company’s actual performance for the year in which such date of termination occurs, (iii) immediate vesting of all outstanding equity-based awards which would otherwise have vested based solely on the passage of time if his employment had continued for a period of 24 months following the date of termination, and (iv) immediate vesting of the pro rata portion of equity-based awards which would otherwise have vested based on performance if Mr. Stoddart had remained employed for a period of 24 months following the date of termination. Mr. Stoddart would also be entitled to full immediate vesting of any unvested portion of Mr. Stoddart’s sign-on equity grant. In the event Mr. Stoddart experiences a “qualifying termination” of employment in connection with a “change in control” (each as defined in the Stoddart Employment Agreement), Mr. Stoddart would, in addition to the benefits set forth above, be entitled to immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance).

“Cause” is defined in Mr. Stoddart’s employment agreement as the occurrence of any of the following:

•	theft, dishonesty, or falsification of employment or Company records by Mr. Stoddart;

•	the Company’s determination that Mr. Stoddart has committed a felony or any act involving moral turpitude;

•	the Company’s determination that Mr. Stoddart has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

•	Mr. Stoddart’s material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good Reason” is defined in Mr. Stoddart’s employment agreement as the occurrence of any of the following:

•
a material reduction of Mr. Stoddart’s duties or authority under, or assignment of duties that are materially inconsistent with, the terms of his employment agreement, or the Company’s failure to appoint or reelect Mr. Stoddart to his positions under his employment agreement;

•	a relocation of Mr. Stoddart’s office to more than 100 miles from the Company’s current office without his consent; or

•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

The Stoddart Employment Agreement has a term expiring on December 31, 2018, unless earlier terminated by either party, and will automatically renew for successive one-year periods unless either party delivers a notice of non-renewal. Upon a termination of employment for any reason, Mr. Stoddart would continue to be subject to non-competition and non-solicitation restrictive covenants for two years following his termination.

In addition, on June 13, 2019, the Compensation Committee approved a one-time retention grant for Mr. Stoddart with a target grant value of $1,500,000. This award consisted of 50% RSUs and 50% SARs, in each case cliff vesting three years from the grant date. The grant was intended to incent Mr. Stoddart to remain as the Company’s CEO throughout the vesting period, and thereby ensure his continued leadership of the Company through the successful implementation of the Company’s multi-year plan to rationalize costs, improve operating efficiencies and drive profitable growth.

Employment Agreement with Donald W. Pearson

We entered into an employment agreement with Mr. Pearson, our new Executive Vice President and Chief Financial Officer, effective January 10, 2019. Pursuant to the agreement, Mr. Pearson will receive an annual base salary of not less than $450,000. Mr. Pearson will also be entitled to a target annual bonus opportunity equal to not less than 75% of his annual base salary, with a maximum bonus opportunity of 200% of his performance bonus target. Pursuant to the agreement, Mr. Pearson received a sign-on grant of RSUs with a grant date fair value equal to $750,000, vesting on the third anniversary of the date of grant. Beginning in 2019, Mr. Pearson will also be entitled to annual long-term incentive awards, as approved by the Compensation Committee in its discretion, with a targeted grant date value of 100% of Mr. Pearson’s base salary.

In the event that Mr. Pearson is terminated by the Company without cause or if he resigns for good reason, Mr. Pearson would be entitled to receive, following his execution and non-revocation of a release of claims, (i) an amount, payable in equal installments over a 12-month period, equal to the sum of (A) his annual base salary in effect on the date of termination and (B) his target annual bonus for the fiscal year in which the date of termination occurs, (ii) his prorated annual bonus based on the Company’s actual performance for the year in which such date of termination occurs, (iii) immediate vesting of all outstanding equity-based awards which would otherwise have vested based solely on the passage of time if his employment had continued for a period of 12 months following the date of termination, and (iv) immediate vesting of the pro rata portion of equity-based awards which would otherwise have vested based on performance if Mr. Pearson had remained employed for a period of 12 months following the date of termination. In the event that Mr. Pearson experiences a qualifying termination of employment within 90 days prior to or 24 months following a change in control, Mr. Pearson would, in addition to the benefits set forth above, be entitled to immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance). In addition, Mr. Pearson would receive immediate vesting of all equity awards if a successor entity fails to assume or replace his outstanding equity awards with economically equivalent awards upon a change in control of the Company.

“Cause” is defined in Mr. Pearson’s employment agreement as the occurrence of any of the following:

•	theft, dishonesty, or falsification of employment or Company records by Mr. Pearson;

•	the determination by the Board that Mr. Pearson has committed a felony or any act involving moral turpitude;

•	the determination by the Board that Mr. Pearson has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business;

•	the determination by the Board that Mr. Pearson has refused or failed to substantially comply with the Company’s policies relating to harassment and/or discrimination; or

•	Mr. Pearson’s material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good Reason” is defined in Mr. Pearson’s employment agreement as the occurrence of any of the following:

•	a material reduction in Mr. Pearson’s duties or responsibilities below, or assignment of duties that are materially inconsistent with, the duties and authority set forth in his employment agreement;

•	a relocation of Mr. Pearson’s office to more than 100 miles from the Company’s current office without his consent; or

•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

Mr. Pearson’s employment agreement will expire on January 7, 2020 and will begin renewing automatically on such date for successive one-year periods (until delivery by either party of a notice of non-renewal). The agreement contains customary non-competition and non-solicitation provisions lasting for two years following the termination of Mr. Pearson’s employment.

Amended and Restated Employment Agreement with Ronald C. Provenzano

We entered into an amended and restated employment agreement with Ronald C. Provenzano in connection with his transition to the role of Executive Vice President, Head of Operations Excellence, effective October 16, 2018. Under the employment agreement, Mr. Provenzano will receive an annual base salary of not less than $400,000. Mr. Provenzano is entitled to a target annual bonus opportunity equal to not less than 70% of Mr. Provenzano’s annual base salary, with a maximum bonus opportunity of 200% of his performance bonus target. Beginning in 2019, Mr. Provenzano will also be entitled to annual long-term incentive awards, as approved by the Compensation Committee of the Board in its discretion, with a targeted grant date value of 125% of Mr. Provenzano’s base salary.

In the event that Mr. Provenzano is terminated by the Company without cause or if he resigns for good reason, Mr. Provenzano would be entitled to receive, following his execution and non-revocation of a release of claims, (i) an amount, payable in equal installments over a 12-month period, equal to the sum of (A) his annual base salary in effect on the date of termination and (B) his target annual bonus for the fiscal year in which the date of termination occurs, (ii) his prorated annual bonus based on the Company’s actual performance for the year in which such date of termination occurs, (iii) immediate vesting of all outstanding equity-based awards which would otherwise have vested based solely on the passage of time if his employment had continued for a period of 12 months following the date of termination, and (iv) immediate vesting of the pro rata portion of equity-based awards which would otherwise have vested based on performance if Mr. Provenzano had remained employed for a period of 12 months following the date of termination. In the event that Mr. Provenzano experiences a qualifying termination of employment within 90 days prior to or 24 months following a change in control, Mr. Provenzano would, in addition to the benefits set forth above, be entitled to immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance). In addition, Mr. Provenzano would receive immediate vesting of all equity awards if a successor entity fails to assume or replace his outstanding equity awards with economically equivalent awards upon a change in control of the Company.

“Cause” is defined in Mr. Provenzano’s employment agreement as the occurrence of any of the following:

•	theft, dishonesty, or falsification of employment or Company records by Mr. Provenzano;

•	the determination by the Board that Mr. Provenzano has committed a felony or any act involving moral turpitude;

•	the determination by the Board that Mr. Provenzano has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

•	Mr. Provenzano’s material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good Reason” is defined in Mr. Provenzano’s employment agreement as the occurrence of any of the following:

•
a material reduction in Mr. Provenzano’s duties or responsibilities below, or assignment of duties that are materially inconsistent with, the duties and authority set forth in his employment agreement;

•	a relocation of Mr. Provenzano’s office to more than 100 miles from the Company’s current office without his consent; or

•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

Mr. Provenzano’s employment agreement expired on October 16, 2019 and renewed automatically on such date for a successive one-year period (and will continue to automatically renew until delivery by either party of a notice of non-renewal). The agreement contains customary non-competition and non-solicitation provisions lasting for two years following the termination of Mr. Provenzano’s employment.

Employment Agreement with Oren B. Azar

We entered into an employment agreement with Oren B. Azar in connection with his promotion to the role of Executive Vice President, General Counsel and Corporate Secretary, effective October 16, 2018. Pursuant to the agreement, Mr. Azar will receive an annual base salary of $300,000. Mr. Azar is also entitled to a target annual bonus opportunity equal to not less than 60% of Mr. Azar’s annual base salary, with a maximum bonus opportunity of 200% of his performance bonus target. In connection with his promotion and pursuant to the agreement, Mr. Azar received a sign-on grant of RSUs with a grant date fair value equal to $150,000, vesting on the third anniversary of the date of grant. Beginning in 2019, Mr. Azar will also be entitled to annual long-term incentive awards, as approved by the Compensation Committee of the Board in its discretion, with a targeted grant date value of 80% of Mr. Azar’s base salary.

In the event that Mr. Azar is terminated by the Company without cause or if he resigns for good reason, Mr. Azar would be entitled to receive, following his execution and non-revocation of a release of claims, (i) an amount, payable in equal installments over a 12-month period, equal to the sum of (A) his annual base salary in effect on the date of termination and (B) his target annual bonus for the fiscal year in which the date of termination occurs, (ii) his prorated annual bonus based on the Company’s actual performance for the year in which such date of termination occurs, (iii) immediate vesting of all outstanding equity-based awards which would otherwise have vested based solely on the passage of time if his employment had continued for a period of 12 months following the date of termination, and (iv) immediate vesting of the pro rata portion of equity-based awards which would otherwise have vested based on performance if Mr. Azar had remained employed for a period of 12 months following the date of termination. In the event that Mr. Azar experiences a qualifying termination of employment in connection with a change in control, Mr. Azar would, in addition to the benefits set forth above, be entitled to immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance). In addition, Mr. Azar would receive immediate vesting of all equity awards if a successor entity fails to assume or replace his outstanding equity awards with economically equivalent awards upon a change in control of the Company.

“Cause” is defined in Mr. Azar’s employment agreement as the occurrence of any of the following:

•	theft, dishonesty, or falsification of employment or Company records by Mr. Azar;

•	the determination by the Board that Mr. Azar has committed a felony or any act involving moral turpitude;

•	the determination by the Board that Mr. Azar has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

•	Mr. Azar’s material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good Reason” is defined in Mr. Azar’s employment agreement as the occurrence of any of the following:

•	a material reduction in Mr. Azar’s duties or responsibilities below, or assignment of duties that are materially inconsistent with, the duties and authority set forth in his employment agreement;

•	a relocation of Mr. Azar’s office to more than 100 miles from the Company’s current office without his consent; or

•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

The initial term of Mr. Azar’s employment agreement expired on October 16, 2019 and renewed automatically on such date for a successive one-year period (and will continue to automatically renew until delivery by either party of a notice of non-renewal). The agreement contains customary non-competition and non-solicitation provisions lasting for two years following the termination of Mr. Azar’s employment.

Amended and Restated Employment Agreement with Renae D. Chorzempa

We entered into an amended and restated employment agreement with Renae D. Chorzempa in connection with her designation as an executive officer and promotion to Executive Vice President (in addition to her existing role as Chief Human Resources Officer) effective February 2019. Pursuant to the agreement, Ms. Chorzempa will receive an annual base salary of $300,000. Ms. Chorzempa is also entitled to a target annual bonus opportunity equal to not less than 60% of Ms. Chorzempa’s annual base salary, with a maximum bonus opportunity of 200% of her performance bonus target. Ms. Chorzempa will also be entitled to annual long-term incentive awards, as approved by the Compensation Committee of the Board in its discretion, with a targeted grant date value of 60% of Ms. Chorzempa’s base salary.

In the event that Ms. Chorzempa is terminated by the Company without cause or if she resigns for good reason, Ms. Chorzempa would be entitled to receive, following her execution and non-revocation of a release of claims, (i) an amount, payable in equal installments over a 12-month period, equal to the sum of (A) her annual base salary in effect on the date of termination and (B) her target annual bonus for the fiscal year in which the date of termination occurs, (ii) her prorated annual bonus based on the Company’s actual performance for the year in which such date of termination occurs, (iii) immediate vesting of all outstanding equity-based awards which would otherwise have vested based solely on the passage of time if her employment had continued for a period of 12 months following the date of termination, and (iv) immediate vesting of the pro rata portion of equity-based awards which would otherwise have vested based on performance if Ms. Chorzempa had remained employed for a period of 12 months following the date of termination. In the event that Ms. Chorzempa experiences a qualifying termination of employment in connection with a change in control, Ms. Chorzempa would, in addition to the benefits set forth above, be entitled to immediate vesting of all outstanding equity-based awards (including immediate vesting at the target level of performance for equity-based awards which would otherwise vest based on performance). In addition, Ms. Chorzempa would receive immediate vesting of all equity awards if a successor entity fails to assume or replace her outstanding equity awards with economically equivalent awards upon a change in control of the Company.

“Cause” is defined in Ms. Chorzempa’s employment agreement as the occurrence of any of the following:

•	theft, dishonesty, or falsification of employment or Company records by Ms. Chorzempa;

•	the determination by the Board that Ms. Chorzempa has committed a felony or any act involving moral turpitude;

•	the determination by the Board that Ms. Chorzempa has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

•	Ms. Chorzempa’s material breach of her employment agreement following her receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good Reason” is defined in Ms. Chorzempa’s employment agreement as the occurrence of any of the following:

•	a material reduction in Ms. Chorzempa’s duties or responsibilities below, or assignment of duties that are materially inconsistent with, the duties and authority set forth in her employment agreement;

•	a relocation of Ms. Chorzempa’s office to more than 100 miles from the Company’s current office without her consent; or

•	the Company’s breach of her employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

The initial term of Ms. Chorzempa’s employment agreement expired on February 14, 2020 and renewed automatically on such date for a successive one-year period (and will continue to automatically renew until delivery by either party of a notice of non-renewal). The agreement contains customary non-competition and non-solicitation provisions lasting for two years following the termination of Ms. Chorzempa’s employment.

Agreements with Former CFO

As previously disclosed, on December 29, 2018, Mr. Hodgkins, our Interim Chief Financial Officer, resigned from employment with the Company, effective January 15, 2019, and on January 4, 2019, the Company announced the appointment of Mr. Pearson as the new Executive Vice President and Chief Financial Officer of the Company. In connection with such transition, the Company and Mr. Hodgkins entered into a transition agreement, which is described below.

Amended and Restated Employment Agreement with Charles D. Hodgkins III

We entered into an amended and restated employment agreement with Mr. Hodgkins, our former Interim Chief Financial Officer, effective December 6, 2017. Mr. Hodgkins resigned from employment with the Company effective January 15, 2019, and the Company entered into a transition agreement with Mr. Hodgkins as described below under the heading, “Transition Agreement with Charles D. Hodgkins III.” The employment agreement provided that Mr. Hodgkins would continue to serve as the Senior Vice President, Corporate Development and Strategic Initiatives, and until the Company appointed a permanent Chief Financial Officer, Mr. Hodgkins would perform the additional duties of Interim Chief Financial Officer. Under the agreement, Mr. Hodgkins received a base salary of not less than $234,000 per annum. The agreement also provided that Mr. Hodgkins would be eligible to receive an annual performance bonus with a target of no less than 40% of his base salary, with the opportunity to earn a maximum bonus of 200% of his bonus target. The Company also agreed to pay Mr. Hodgkins (i) a discretionary bonus of up to $100,000, tied to his performance as Interim Chief Financial Officer, which was paid in April 2018, and (ii) a $100,000 transaction bonus tied to support and evaluation services for any significant transaction, within 30 days following the closing date thereof (provided that Mr. Hodgkins remained employed by the Company at the time of such a transaction or was terminated under certain circumstances within the three months thereafter). Mr. Hodgkins was also eligible to participate in the Company’s stock incentive program and to receive awards thereunder from time to time, as determined by the Compensation Committee of the Board.

If Mr. Hodgkin’s employment had been terminated by the Company without “cause” or if he had resigned for “good reason” (in each case, as defined in Mr. Hodgkins’ employment agreement), he would have been entitled to receive six months of continued base salary and a prorated annual bonus payment, at target, with respect to the performance year in which the termination occurred. In the event that a termination of employment described in the foregoing sentence had occurred within the 90 days prior to or 24 months following the consummation of a “change in control” of the Company (as defined in the agreement), Mr. Hodgkins would also have been entitled to receive immediate vesting of all outstanding equity-based awards held by him, including immediate vesting at target for any performance-based equity awards that would otherwise vest based on performance.

“Cause” was defined in Mr. Hodgkins’ employment agreement as the occurrence of any of the following:

•	theft, dishonesty, or falsification of employment or Company records by Mr. Hodgkins;

•	the Company’s determination that Mr. Hodgkins has committed a felony or any act involving moral turpitude;

•	the Company’s determination that Mr. Hodgkins has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

•	Mr. Hodgkins’ material breach of his employment agreement following his receipt of written notice of the breach and a reasonable opportunity to cure it.

“Good Reason” was defined in Mr. Hodgkins’ employment agreement as the occurrence of any of the following:

•	a material reduction in Mr. Hodgkins’ duties or responsibilities below, or assignment of duties that are materially inconsistent with, the duties and authority set forth in his employment agreement;

•	a relocation of Mr. Hodgkins’ office to more than 100 miles from the Company’s current office without his consent; or

•	the Company’s breach of his employment agreement that continues for more than 30 days after the Company’s receipt of notice thereof.

Mr. Hodgkins’ employment agreement expired on December 31, 2018 and began renewing automatically beginning on such date for successive one-year periods (until delivery by either party of a notice of non-renewal). The agreement contains customary non-competition and non-solicitation provisions lasting for two years following the termination of Mr. Hodgkins’ employment.

Transition Agreement with Charles D. Hodgkins III

We entered into a transition agreement with Mr. Hodgkins, dated January 3, 2019, in order to provide for an efficient and orderly transition following his resignation of employment as Interim Chief Financial Officer of the Company. Pursuant to the transition agreement, Mr. Hodgkins served as a senior advisor to the Company from January 15, 2019 to June 30, 2019 (the “Advisory Period”), providing advice and support in a number of key areas, including the orientation of Mr. Pearson. Under the transition agreement, Mr. Hodgkins received the following fees for the Advisory Period: (1) $9,000 per month, paid semimonthly in arrears; (2) a one-time payment of $60,000, paid on March 31, 2019; and (3) a one-time payment of $100,000, paid on June 30, 2019. Mr. Hodgkins will not participate in the Company’s annual bonus program for 2019. Under the transition agreement, Mr. Hodgkins’ equity awards continued to vest in accordance with their terms for so long as he remained senior advisor to the Company.

POTENTIAL PAYMENTS UPON TERMINATION AND/OR CHANGE IN CONTROL

Assuming the employment of our named executive officers were to be terminated without cause or for good reason, each as of December 31, 2019, the following individuals would be entitled to payments in the amounts set forth opposite to their name in the below table:

Named Executive Officer	Cash Severance
Richard S. Stoddart	$111,111 per month for 24 months, representing 1.67x the sum of base salary and target bonus
Donald W. Pearson	$65,625 per month for 12 months, representing 1x the sum of base salary and target bonus
Ronald C. Provenzano	$56,667 per month for 12 months, representing 1x the sum of base salary and target bonus
Oren B. Azar	$43,333 per month for 12 months, representing 1x the sum of base salary and target bonus
Renae D. Chorzempa	$40,000 per month for 12 months, representing 1x the sum of base salary and target bonus
Charles D. Hodgkins III*	—
*Mr. Hodgkins resigned from employment with the Company effective January 15, 2019. Mr. Hodgkins did not receive any severance payments in connection with the termination of his employment but received payments pursuant to the Transition Agreement, as described above under the heading, “Transition Agreement with Charles D. Hodgkins III.”

We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive without good reason. No severance or benefits are provided for any of the executive officers in the event of death or disability. A change in control does not affect the amount or timing of these cash severance payments.

Assuming the employment of our named executive officers were to be terminated without cause or for good reason, or that our named executive officers experienced a qualified termination in connection with a change in control, each as of December 31, 2019, the following individuals would be entitled to accelerated or enhanced vesting of their outstanding stock options, stock appreciation rights, restricted stock, RSU and performance share unit awards described in the table below:

Named Executive Officer	Value of Equity Awards: Termination Without Cause or for Good Reason(1)(2)	Value of Equity Awards: Termination Without Cause or for Good Reason In Connection With a Change in Control (“Qualifying Termination”)(1)
Richard S. Stoddart
Immediate vesting of the unvested portion of the Signing Grant: 59,274 shares of restricted stock with a value of $326,600 and 177,820 options with value of $0.

Immediate vesting of all outstanding and unvested equity awards that would have otherwise occurred if employed during 24 months after termination: 117,528 RSUs with a value of $647,579, 87,097 options with a value of $0, and 132,743 SARs with a value of $281,415.

Vesting of PSU awards, based on actual performance and prorated for the number of full calendar months worked during the performance period plus an additional 24 months (176,991 PSUs with a value of $975,220).

Immediate vesting of all outstanding and unvested restricted stock, RSUs, options, and SARs: 59,274 shares of restricted stock with a value of $326,600, 406,644 RSUs with a value of $2,240,608, 308,466 options with a value of $0, and 823,800 SARs with a value of $1,389,136.

Immediate vesting at target of PSU awards (258,513 PSUs with a value of $1,424,407).

Donald W. Pearson
Immediate vesting of all outstanding and unvested equity awards that would have otherwise vested if employment had continued for 12 months after such date: 13,274 RSUs with a value of $73,140 and 19,911 SARs with a value of $42,211.

Vesting of PSU awards, based on actual performance and prorated for the number of full calendar months worked during the performance period plus an additional 12 months (35,398 PSUs with a value of $195,043).

Immediate vesting of all outstanding and unvested RSUs and SARs: 217,211 RSUs with a value of $1,196,833 and 79,646 SARs with a value of $168,850.

Immediate vesting at target of PSU awards (53,097 PSUs with a value of $292,564).

Ronald C. Provenzano
Immediate vesting of all outstanding and unvested equity awards that would have otherwise vested if employment had continued for 12 months after such date: 9,496 shares of restricted stock with a value of $52,323, 25,487 RSUs with a value of $140,433, 42,983 options with a value of $0, and 22,124 SARs with a value of $46,903.

Vesting of PSU awards, based on actual performance and prorated for the number of full calendar months worked during the performance period plus an additional 12 months (39,331 PSUs with a value of $216,714).

Immediate vesting of all outstanding and unvested restricted stock, RSUs, options, and SARs: 12,706 shares of restricted stock with a value of $70,010, 91,213 RSUs with a value of $502,584, 81,645 options with a value of $0, and 88,496 SARs with a value of $187,612.

Immediate vesting at target of PSU awards (86,171 PSUs with a value of $474,802).

Oren B. Azar
Immediate vesting of all outstanding and unvested equity awards that would have otherwise vested if employment had continued for 12 months after such date: 2,085 shares of restricted stock with a value of $11,488, 8,557 RSUs with a value of $47,149, 8,913 options with a value of $0, and 11,504 SARs with a value of $24,388.

Vesting of PSU awards, based on actual performance and prorated for the number of full calendar months worked during the performance period plus an additional 12 months (20,452 PSUs with a value of $112,691).

Immediate vesting of all outstanding and unvested restricted stock, RSUs, options, and SARs: 2,986 shares of restricted stock with a value of $16,453, 53,612 RSUs with a value of $295,402, 16,944 options with a value of $0, and 46,018 SARs with a value of $97,558.

Immediate vesting at target of PSU awards (35,665 PSUs with a value of $196,514).

Renae D. Chorzempa
Immediate vesting of all outstanding and unvested equity awards that would have otherwise vested if employment had continued for 12 months after such date: 10,225 RSUs with a value of $56,340 and 7,964 SARs with a value of $16,884.

Vesting of PSU awards, based on actual performance and prorated for the number of full calendar months worked during the performance period plus an additional 12 months (14,159 PSUs with a value of $78,016).

Immediate vesting of all outstanding and unvested RSUs and SARs: 61,794 RSUs with a value of $340,485 and 31,858 SARs with a value of $67,539.

Immediate vesting at target of PSU awards (21,239 PSUs with a value of $117,027).

Charles D. Hodgkins III	N/A	N/A
(1) Option and SAR award values are based on the aggregate difference between the respective exercise prices and the closing sale price of our common stock on the last trading day of the 2019 fiscal year. Restricted stock, RSU and PSU award values are based on the closing sale price of our common stock on the last trading day of the fiscal year. Our closing stock price on December 31, 2019, the last trading day of the 2019 fiscal year, was $5.51 per share.
(2) Employment agreement or PSU agreement provides that the executive would receive prorated vesting of PSUs based on actual performance, capped at 100% of target. Based on actual performance through December 31, 2019, none of the outstanding PSUs granted in 2018 would have paid out, and thus, we are reporting $0 value for such PSUs in this table. The PSUs granted in 2019 were approximately in line with target payout through the end of 2019, and accordingly, we are reporting a value of $5.51 for each such PSU in this table.

In connection with a termination without cause or a termination for good reason, no payments are due unless the executive executes a general release and waiver of claims against us. During the executive’s employment and for a specified period following a termination for any reason, the executive generally is subject to certain restrictive covenants, including non-competition and non-solicitation of customers and employees of the Company.

COMPENSATION AND RISK

Effects of our Compensation Programs on Risk. All significant transactions are reviewed, and must be approved, by our senior corporate management. Therefore, even though associates in our sales offices may have performance targets that will be affected by growth or short term profitability of their divisions, they are not in a position to cause us to undertake transactions that might expose us to risks that are material to us as a company without the concurrence of our senior corporate management.

Our senior executives and other members of our senior corporate management may participate in bonus programs that are based upon achievement of performance targets that may benefit from our growth or short-term profits. However, the incentives for our senior executives and other members of our senior corporate management team are balanced between short-term and long-term Company results, do not result in additional financial exposure to the Company, and are consistent with established industry practice. We also have adopted a compensation clawback policy. Accordingly, we do not believe that our incentive bonus programs create material incentives for our senior executives, or any other of our associates, to expose us to significant risk.

The Compensation Committee reviewed our compensation programs and policies for features that may give rise to risks that have a material adverse effect on the Company, and found that the compensation programs operate with strong governance features and do not encourage unnecessary or excessive risk taking.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Richard S. Stoddart, our Chief Executive Officer (“CEO”).

For 2017, three employees were tied at the median employee base salary level (which we used as the consistently applied compensation measure) and we selected the employee from that group with the median total annual compensation. In 2018, that employee received a relatively large salary increase that we believe caused the employee to no longer be characteristic of a median employee. Therefore, since there were no other significant changes in our workforce or compensation programs, we returned to the other two employees who had tied for the median salary in 2017, and used the average of their total compensation for 2018 and 2019. For 2019, the annual compensation of the median employee of the Company, excluding our CEO, was $55,180.

As reflected in the Summary Compensation Table in this proxy statement, the annual total compensation for the Company's CEO in 2019 was $4,620,744. Therefore, the ratio of our CEO’s 2019 annual total compensation to our median employee’s 2019 annual total compensation was approximately 84 to 1.

The pay ratio presented in this proxy statement is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K, based on our payroll and employment records and the methodology described above. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EXECUTIVE OFFICER AND DIRECTOR HEDGING POLICY

Executive officers and directors of the Company are prohibited from (i) entering into hedging, short sale or monetization transactions involving the Company’s stock and (ii) holding the Company’s stock in a margin account or pledging the Company’s stock as collateral for a loan. Limited exceptions to the margin account/pledging prohibition may be granted by the Company’s General Counsel.

2019 DIRECTOR COMPENSATION

Summary of Director Compensation

For 2019, non-employee directors earned $125,000 in equity (awarded in RSUs) and $65,000 in cash compensation, the Chairman of the Board received an additional $50,000 in equity (awarded in RSUs), the Audit Committee Chairman received an additional $20,000 in cash compensation, the Compensation Committee Chairman received an additional $10,000 in cash compensation, and the Nominating and Corporate Governance Committee Chairman received an additional $7,500 in cash compensation. In addition, our directors were reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. The stock awards granted to the Board during 2019 will vest on the first anniversary of the date of grant (June 3, 2020, except in the case of Kirt P. Karros and Marc Zenner, whose awards will vest on September 6, 2020). Directors who are employees of the Company received no additional compensation for serving on the Board or its Committees in 2019.

Under our 2006 Plan, directors are eligible to receive RSU and other equity grants at the discretion of the Compensation Committee or other administrator of the 2006 Plan. The maximum number of shares subject to awards that may be granted under the 2006 Plan in any calendar year to any one participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director with respect to his or her service as a non-employee director in such calendar year, may not exceed $400,000 in total value (calculating the value of any such awards based on the fair market value at the time of grant for financial reporting purposes). The same limit will apply under the 2020 Plan, if it is approved at the Annual Meeting.

The following table summarizes compensation that our non-employee directors serving at any time in 2019 earned during 2019 for services as members of our Board, which was paid in the form of RSU awards and cash:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Charles K. Bobrinskoy	85,000	125,000	210,000
Lindsay Y. Corby	65,000	125,000	190,000
David Fisher	65,000	125,000	190,000
J. Patrick Gallagher, Jr.(2)	65,000	125,000	190,000
Jack M. Greenberg	65,000	175,000	240,000
Adam Gutstein	72,500	125,000	197,500
Julie M. Howard	75,000	125,000	200,000
Linda S. Wolf(2)	65,000	125,000	190,000
Kirt P. Karros(3)	65,000	125,000	190,000
Marc Zenner(3)	65,000	125,000	190,000
(1) Represents the grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the equity awards granted, please see Notes 2 and 16 to the Company's consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(2) Mr. Gallagher and Ms. Wolf did not stand for re-election at the 2019 Annual Meeting.
(3) Messrs. Karros and Zenner were appointed to the Board effective August 9, 2019.

The aggregate option and stock awards outstanding for each person in the table set forth above as of December 31, 2019 are as follows:

	Option Awards				Stock Awards / Units
Name	Vested (#)	Unvested (#)	Exercise Price ($)	Expiration Date	Vested (#)	Unvested (#)
Lindsay Y. Corby	—	—	$—	—	16,129	36,873
Charles K. Bobrinskoy	11,160	—	8.66	7/1/2021	120,732	36,873
David Fisher	1,499	—	8.41	11/17/2021	85,928	36,873
J. Patrick Gallagher, Jr.	5,082	—	7.40	8/16/2021	87,717	36,873
Jack M. Greenberg	11,160	—	8.66	7/1/2021	137,606	51,622
Adam J. Gutstein	—	—	—	—	15,903	36,873
Julie M. Howard	—	—	—	—	81,518	36,873
Linda S. Wolf	11,160	—	8.66	7/1/2021	120,732	36,873
Kirt P. Karros	—	—	—	—	—	30,713
Marc Zenner	—	—	—	—	—	30,713

Director Stock Ownership Guidelines. In 2013, the Compensation Committee and Board approved stock ownership guidelines for directors of the Company. Under the guidelines, non-employee directors are expected to hold common stock with a value equal to two times total annual director compensation. Directors are required to meet these guidelines within five years of becoming a member of the Board. Shares that count toward satisfaction of the stock ownership guidelines include:

•	shares owned outright by the director or his or her immediate family members residing in the same household;

•	shares held in trust for the benefit of the director or his or her immediate family members;

•	shares acquired upon stock option exercise;

•	shares purchased in the open market;

•	restricted stock granted under our equity incentive plan; and

•	shares subject to stock options that are fully vested, after deducting shares that would be required to be sold or surrendered to cover the applicable exercise price.

As of December 31, 2019, all of our non-employee directors who have served more than five years met the stock ownership guidelines.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934 (the “Exchange Act”) that might incorporate future filings, including this proxy statement, in whole or in part, the following Report of the Compensation Committee and Audit Committee shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Submitted by the Compensation Committee
of the Board,

Julie M. Howard (Chairman)
Charles K. Bobrinskoy
David Fisher
Jack M. Greenberg
Kirt P. Karros

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board consists of five non-employee directors, Charles K. Bobrinskoy, Lindsay Y. Corby, David Fisher, Julie M. Howard and Marc Zenner, each of whom the Board has determined to be an independent director as defined in the rules of NASDAQ. The Audit Committee is a standing committee of the Board and operates under a written charter adopted by the Board. The Board-approved charter is available at www.inwk.com on the “Investors” page under the link “Corporate Governance.” Information on, or accessible through, our website is not a part of, or incorporated by reference into, this proxy statement. Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (the “independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board ("PCAOB") and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2019, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent auditors. The Audit Committee’s agenda is established by the Audit Committee’s chairman and senior members of the Company’s financial management team. The Audit Committee met in private sessions with the Company’s independent auditors at certain of its meetings, and also separately with the Company’s head of internal audit, without management representation, to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors matters required to be discussed by applicable requirements of the PCAOB and SEC.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board,

Charles K. Bobrinskoy (Chairman)
Lindsay Y. Corby
David Fisher
Julie M. Howard
Marc Zenner

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL REGISTERED
PUBLIC ACCOUNTING FIRM

For the fiscal years ended December 31, 2019 and 2018, Ernst & Young LLP, our independent registered public accounting firm, billed the approximate fees set forth below:

	2019	2018
Audit Fees(1)	$3,385,250	$3,554,700
Audit-Related Fees(2)	—	—
Tax Fees	—	—
Total	$3,385,250	$3,554,700

(1)
Audit fees include fees billed for professional services rendered for the integrated audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings. During 2018, we restated our consolidated financial statements for the fiscal years ended December 31, 2016 and 2017. $866,100 of the audit fees noted above for 2018 related to this restatement.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit services for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings.

All services provided by Ernst & Young LLP during the fiscal year ended December 31, 2019 were pre-approved by the Audit Committee.

OTHER INFORMATION

Stockholder Proposals for the 2021 Annual Meeting

Stockholder proposals for inclusion in our proxy materials relating to the 2021 annual meeting of our stockholders must be received by us at our executive offices no later than December 29, 2020 or, if the date of that meeting is more than 30 calendar days before or after June 9, 2021, a reasonable time before we begin to print and send our proxy materials with respect to that meeting.

In addition, our bylaws provide that a stockholder desiring to bring business before any meeting of stockholders or to nominate any person for election to our Board must give timely written notice to our secretary in accordance with the procedural requirements set forth in our bylaws. In the case of a regularly scheduled annual meeting, written notice must be delivered or mailed to and received at our principal executive offices at 203 N. LaSalle Street, Suite 1800, Chicago, Illinois 60601 (i) not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company or (ii) if the annual meeting is called for a date not within 30 days before or after such anniversary date, not later than the close of business on the 10th day following the earlier of the day on which the notice of the date of the meeting was mailed or public disclosure of the date of such meeting was made.

Expenses of Solicitation

The Company will pay the entire cost of preparing, assembling, printing and mailing this proxy soliciting material and any additional related information furnished to stockholders. The Company will pay for all costs of solicitation, including certain expenses of the broker, banks and other nominees who mail proxy materials to their customers or principals. The Company has requested bank, brokers and other nominees to solicit their customers or principals who beneficially own our common stock in nominee name. In addition to solicitation of proxies by mail, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.

We have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials to any stockholder at the shared address to which a single copy of these documents was delivered. Stockholders should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit their request to our transfer agent in writing addressed to: American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219. In addition, stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing at the address above.

Upon request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish without charge a separate copy of our proxy statement or annual report to you upon written or oral request to: Investor Relations, InnerWorkings, Inc., 203 N. LaSalle Street, Suite 1800, Chicago, Illinois 60601, or by telephone at 1-312-642-3700.

INNERWORKINGS, INC.
Annual Meeting of Stockholders
June 9, 2020 at 11:00 AM Central Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Jack M. Greenberg and Oren B. Azar, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of INNERWORKINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 11:00 AM, Central Time, on June 9, 2020 at the Company's Headquarters, 203 North LaSalle Street -Suite 1800, Chicago, Illinois 60601, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the election of each of the director nominees listed on the reverse hereof and "FOR" each Proposals 2, 3 and 4. The undersigned hereby acknowledges receipt of the Notice of 2020 Annual Meeting of Stockholders and accompanying proxy statement.

Continued and to be signed on reverse side

0000457343_2 R1.0.1.18

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	Nominees	For	Against	Abstain
1A	Jack M. Greenberg	☐	☐	☐
1B	Richard S. Stoddart	☐	☐	☐
1C	Charles K. Bobrinskoy	☐	☐	☐
1D	Lindsay Y. Corby	☐	☐	☐
1E	David Fisher	☐	☐	☐
1F	Adam J. Gutstein	☐	☐	☐
1G	Julie M. Howard	☐	☐	☐
1H	Kirt P. Karros	☐	☐	☐
1I	Marc Zenner	☐	☐	☐

	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2	Approve, on an advisory, non-binding basis, the compensation of the Company's named executive officers.	☐	☐	☐
3	Approve the InnerWorkings, Inc. 2020 Omnibus Incentive Plan.	☐	☐	☐
4	Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000457343_1 R1.0.1.18

APPENDIX A—INNERWORKINGS, INC. 2020 OMNIBUS INCENTIVE PLAN

InnerWorkings, Inc.
2020 Omnibus Incentive Plan

Article 1. Establishment, Purpose and Duration

1.1 Establishment. InnerWorkings, Inc., a Delaware corporation, establishes an incentive compensation plan to be known as InnerWorkings, Inc. 2020 Omnibus Incentive Plan, as set forth in this document. The Plan permits the grant of various forms of equity- and cash-based awards. The Plan shall become effective upon stockholder approval at the 2020 annual meeting of stockholders (the “Effective Date”) and shall remain in effect as provided in Section 1.4. The Plan and each Award granted hereunder are conditioned on and shall be of no force or effect until the Plan is approved by the stockholders of the Company.

1.2 Replacement of Prior Plan. The Plan is intended to replace and succeed the InnerWorkings, Inc. 2006 Stock Incentive Plan, as amended (the “Prior Plan”), and, from and after the Effective Date, no further awards shall be made under the Prior Plan. For the avoidance of doubt, the adoption of this Plan will have no effect on the terms and conditions of outstanding awards under the Prior Plan.

1.3 Purpose of the Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants, and (c) enabling the Company to attract and retain qualified and competent persons as employees of the Company and to serve as members of the Board whose judgment, interest and performance are required for the successful operations of the Company.

1.4 Duration of the Plan. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After the Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
2.1 “Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company, where control shall have the meaning given such term under Rule 405 of the Securities Act.

2.2 “Automatic Exercise Date” means, with respect to an Option or an SAR, the last business day of the applicable term of the Option pursuant to Section 6.3 or the SAR pursuant to Section 7.3.

2.3 “Award” means a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Share Units, Performance Units, Cash-Based Awards or Other Stock-Based Awards, in each case subject to the terms of the Plan.

2.4 “Award Agreement” means a written or electronic agreement entered into by the Company and a Participant, or a written or electronic statement issued by the Company to a Participant, which in either case contains (either expressly or by reference to this Plan or any subplan created hereunder) the terms and provisions applicable to an Award granted under the Plan, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5 “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act and the terms “Beneficial Ownership” and “Beneficially Own” shall have the corresponding meanings.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 12.

2.8 “Cause” shall mean, unless otherwise provided in an Award Agreement or in a Participant’s effective Employment Agreement, any of the following:

(a)    willful neglect of or continued failure to substantially perform his or her duties with or obligations for the Company, any Affiliate or any Subsidiary in any material respect (other than any such failure resulting from his or her incapacity due to physical or mental illness);
(b)    commission of a willful or grossly negligent act or the willful or grossly negligent omission to act that causes or is reasonably likely to cause material harm to the Company, any Affiliate or Subsidiary; or
(c)    commission or conviction of, or plea of nolo contendere to, any felony or any crime materially injurious to the Company, any Affiliate or any Subsidiary.
For purposes of this definition, no act or omission on the part of the Participant shall be deemed “willful” if done, or omitted to be done, by the Participant in good faith and in the reasonable belief that such action or omission was in the best interest of the Company, its Affiliates or its Subsidiaries, and no failure of the Participant or the Company, its Affiliates or its Subsidiaries to achieve performance goals, in and of itself, shall be treated as a basis for the termination of a Participant’s employment by the Company or its Subsidiaries for “Cause.” A termination for Cause shall be deemed to include a determination by the Committee following a Participant’s termination of employment that circumstances existing prior to such termination would have entitled the Company, its Affiliates or its Subsidiary to have terminated such Participant’s employment for Cause.
2.9 “Change in Control” means, except as may otherwise be provided in an Award Agreement, the occurrence of any one of the following events:

(a) An effective change of control pursuant to which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires, or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock of the Company representing more than thirty-five percent (35%) of the voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Outstanding Voting Securities”); provided, however, that a Change in Control shall not be deemed to occur by virtue of any acquisitions of Outstanding Voting Securities by: (i)the Company, any Affiliate or any Subsidiary, (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company, any Affiliate or any Subsidiary, or (iii) any underwriter temporarily holding securities pursuant to an offering of such securities; or

(b)Any Person acquires beneficial ownership of more than fifty (50%) of either (1) then outstanding Shares (“Outstanding Shares of Common Stock”) or (2) then Outstanding Voting Securities, in both cases taking into account any previously owned Shares and Outstanding Voting Securities. The acquisition of Company stock by the Company in exchange for property, which reduces the number of outstanding shares and increases the percentage ownership by any Person to more than 50% of the Company’s then outstanding Shares will be treated as a Change in Control; or

(c)Individuals who constitute the Board immediately after the Effective Date (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board during any 12-month period; provided, however, that any person becoming a Director subsequent thereto whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director, provided that no individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board (including without limitation any settlement thereof) shall be deemed to be an Incumbent Director; or

(d)Any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value of at least forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition. For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets. The event described in this paragraph (d) shall not be deemed to be a Change in Control if the assets are transferred to (i) any owner of Shares in exchange for or with respect to the Shares, (ii) an entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the entity’s total value or total voting power, (iii) any Person that owns, directly or indirectly, at least fifty percent (50%) of the Company stock, or (iv) an entity in which a Person described in (d)(iii) above owns at least fifty percent (50%) of the Outstanding Shares of Common Stock or Outstanding Voting Securities.

For purposes of this section, and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.

In no event will a Change in Control be deemed to have occurred, with respect to the Participant, if an employee benefit plan maintained by the Company or an Affiliate or the Participant is part of a purchasing group that consummates the transaction that would otherwise result in a Change in Control. The employee benefit plan or the Participant will be deemed “part of a purchasing group” for purposes of the preceding sentence if the plan or the Participant is an equity participant in the purchasing company or group, except where participation is: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the continuing Nonemployee Directors.
Notwithstanding any of the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Code Section 409A if the foregoing definition of “Change in Control” were to apply, but would not result in the imposition of any additional tax if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change in Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Code Section 409A.
2.10 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11 “Commission” means the Securities and Exchange Commission.

2.12 “Committee” means the Compensation Committee of the Board or a subcommittee thereof or any other committee designated by the Board to administer the Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. Each member of the Committee shall be (i) an independent director within the meaning of the rules and regulations of the Nasdaq (or such other national securities exchange which is the principal market on which the Shares are then traded) and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.

2.13 “Company” means InnerWorkings, Inc. and any successor thereto as provided in Section 21.19.

2.14 “Director” means any individual who is a member of the Board.

2.15 “Disability” means, unless otherwise provided in a Participant’s Employment Agreement:

(a)for Awards that are not subject to Section 409A of the Code, as such term is defined in the long-term disability insurance plan or program of the Company, any Affiliate or any Subsidiary then covering the Participant; or

(b) in the absence of such a long-term disability insurance plan or program, as such term is defined for purposes of a disability award under the Social Security Act; or

(c)for Awards that are subject to Section 409A of the Code, as such term is defined under Section 409A(a)(2)(c) of the Code;

provided that with respect to Awards that are not subject to Section 409A, the Committee’s good faith judgment of Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by the Participant or by any physician or group of physicians or other competent medical expert employed by the Participant or the Company to advise the Committee.
2.16 “Dividend Equivalent” has the meaning set forth in Section 17.2.

2.17 “Effective Date” has the meaning set forth in Section 1.1.

2.18 “Employee” means any individual performing services for the Company, an Affiliate or a Subsidiary and designated as an employee of the Company, an Affiliate or the Subsidiary on its payroll records. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate or Subsidiary as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company, Affiliate or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company, Affiliate or Subsidiary during such period. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or among the Company, or any Affiliate or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.19 “Employment Agreement” means any employment, consulting, severance, change in control, or other written agreement between the Participant and the Company, any Affiliate or any Subsidiary.

2.20 “Exchange Act” means the Securities Exchange Act of 1934.

2.21 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.22 “Fair Market Value” means, as applied to a specific date and unless otherwise specified in an Award Agreement, the closing price of a Share as reported on the primary national securities exchange on which the shares are listed on such specified date, or if no sales of Shares shall have occurred on such exchange on the day preceding the applicable date of determination, the closing price of the Shares on such exchange on the next preceding date on which there were such sales. Notwithstanding the foregoing, if Shares are not traded on any established stock securities exchange, the Fair Market Value means the price of a Share as established by the Committee acting in good faith based on a reasonable valuation method that is consistent with the requirements of Code Section 409A and the regulations thereunder.

2.23 “Good Reason” shall, as to any Participant, have the meaning set forth in an effective Employment Agreement, or, in the absence of such an agreement, mean:

(a)    the material reduction of the Participant’s authorities, duties, or responsibilities with the Company;
(b)    a material reduction by the Company of the Participant’s annual compensation;
(c)    a material change in the geographic location at which the Participant must perform the Services; or
(d)    any action or inaction that constitutes a material breach by the Company of any Award Agreement.
If a Participant purports to terminate his employment for Good Reason, the Participant must give the Company written notice of his intent to terminate for Good Reason within sixty (60) calendar days of the occurrence of the event that allegedly constitutes Good Reason. The Company shall have a right to cure the event alleged to constitute Good Reason for a period of thirty (30) calendar days after notice from the Participant of his intention to terminate for Good Reason. In the event the Participant provides written notice of termination under the first sentence of this paragraph, the Company in its discretion may elect a termination date that is earlier than the conclusion of the sixty (60) calendar day notice period, but the termination shall still be deemed a voluntary termination by the Participant with Good Reason under this Section 2.23.
2.24 “Grant Date” means the date an Award to a Participant pursuant to the Plan is approved by the Committee (or such later date as specified in such approval by the Committee).

2.25 “Grant Price” means the per Share price established at the time of grant of a SAR pursuant to Article 7.

2.26 “Incentive Stock Option” or “ISO” means an Award granted pursuant to Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.

2.27 “Nonemployee Director” means a Director who is not an Employee.

2.28 “Nonqualified Stock Option” means an Award that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.29 “Option” means an Award granted pursuant to Article 6, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.

2.30 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan that is granted pursuant to Article 12.

2.31 “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.32 “Performance Goals” means the goals established by the Committee that must be satisfied in order for a Participant to receive an Award for a Performance Period or for an Award of Performance Share Units or Performance Units to be earned or vested or for an Award to be granted. Performance Goals may be based upon one or more of the following measures: GAAP or adjusted GAAP accounting measures, operational metrics, strategic goals and objectives, environmental, social and governance metrics, individual goals or any other measure or measures that the Committee, in its sole discretion, deems appropriate.

2.33 “Performance Period” means the period of time during which pre-established performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.34 “Performance Share Unit” means an Award granted pursuant to Article 10.

2.35 “Performance Unit” means an Award granted pursuant to Article 11.

2.36 “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a vesting requirement (based on the continued service, the achievement of Performance Goals or upon the occurrence of other events as determined by the Committee, in its discretion) as provided in Articles 8 and 9.

2.37 “Personal Leave” means a leave of absence as described in Section 5.4.

2.38 “Restricted Stock” means an Award granted pursuant to Article 8.

2.39 “Restricted Stock Unit” means an Award granted pursuant to Article 9.

2.40 “Share” means a share of common stock, par value $0.0001 per share, of the Company.

2.41 “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 7.

2.42 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, ownership of more than 50% of the total combined voting power of all classes of stock.

2.43 “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company, Subsidiary or any Affiliate or with which the Company, Subsidiary or any Affiliate combines.

2.44 “Termination of Service” means the following:

(a)for an Employee, the date on which the Employee is no longer an Employee;

(b)for a Nonemployee Director, the date on which the Nonemployee Director is no longer a member of the Board; and

(c)for a Third-Party Service Provider, the date on which such individual no longer provides substantial services on a regular basis to the Company.

With respect to any payment of an Award subject to Code Section 409A, a Termination of Service shall mean a “separation from service” within the meaning of Code Section 409A.
2.45 “Third-Party Service Provider” means any consultant, agent, advisor or independent contractor who renders bona fide services to the Company or Subsidiary or any Affiliate that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, (b) do not directly or indirectly promote or maintain a market for the Company’s securities, and (c) are provided by a natural person who has contracted directly with the Company, its Affiliates or its Subsidiaries to render such services

Article 3. Administration

3.1 General. The Committee shall be responsible for administering the Plan, subject to this Article 3 and the other provisions of the Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All expenses and liabilities incurred by the Committee in connection with the administration of the Plan shall be borne by the Company. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, Subsidiaries, Affiliates, and all other parties. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Any action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2.12.

3.2 Authority of the Committee. Subject to any express limitations set forth in the Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:

(a)To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award and the number of Shares subject to an Award or the value of an Award;

(b)To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration;

(c)To correct any defect, omission or inconsistency in the Plan or in an Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(d)To approve forms of Award Agreements for use under the Plan;

(e)To determine Fair Market Value of a Share;

(f)To amend any Award Agreement as permitted under the Plan;

(g)To adopt sub-plans and/or special provisions applicable to stock awards regulated by the laws of a jurisdiction other than and outside of the United States, to Cash-Based Awards, or to awards to Directors. Such sub-plans and/or special provisions shall be subject to and consistent with the terms of the Plan and in accordance with Section 5.4, except to the extent the Committee determines that different terms and conditions are necessary or desirable to comply with the laws of a jurisdiction other than and outside of the United States;

(h)To authorize any person to execute on behalf of the Company any instrument required to affect the grant of an Award;

(i)To determine whether Awards shall be settled in Shares, cash or in any combination thereof;

(j)To determine whether Awards shall provide for Dividend Equivalents;

(k)To establish a program whereby Participants designated by the Committee may reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(l)To authorize a program permitting eligible Participants to surrender outstanding Awards in exchange for newly granted Awards subject to any applicable stockholder approval requirements set forth in the Plan;

(m)To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(n)To waive any restrictions, conditions or limitations imposed on an Award at the time the Award is granted or at any time thereafter;

(o)To permit Participants to elect to defer payments of Awards; provided that any such deferrals shall comply with applicable requirements of the Code, including Code Section 409A; and

(p)To extend the timing of the settlement or payment of an Award to the extent permitted under Code Section 409A and other applicable law and rules of the exchange that is the primary trading market of the Shares.

3.3 Delegation. To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under the Plan. To the extent permitted by law, the Committee may delegate to one or more of its members or more officers of the Company the authority, subject to the terms and conditions as the Committee shall determine, to (a) designate employees to be recipients of Awards under the Plan and (b) determine the size of any Awards; provided that (x) the Committee shall not delegate such responsibilities for Awards granted to an employee who was an officer, Director, or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act; (y) the resolution providing for such authorization sets forth the total number of Shares such officer(s) may grant; and (z) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to The Plan and Minimum Vesting Standards

4.1 Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under Section 4.3, the total number of Shares that may be the subject of Awards and issued under the Plan shall be 4,000,000. Such Shares may be authorized and unissued Shares or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the Shares may be allocated to Incentive Stock Options. Solely for the purpose of determining the number of Shares available for Awards under this Section 4.1, the number of shares available for issuance under the Plan shall be reduced by one (1.00) Share for every one (1.00) Share granted in respect of an Award, provided however that in the case of an Award that provides for a range of potential Share payouts the number of shares available for issuance under the Plan shall be reduced by the target number of Shares that may be paid under such an Award.

4.2 Share Usage. In determining the number of Shares available for grant under the Plan at any time, the following rules shall apply:

(a)Any Shares subject to an Award granted under the Plan or Prior Plan that on or after the Effective Date terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares (or with the forfeiture of Shares in connection with a Restricted Stock Award), is settled in cash in lieu of Shares, or is exchanged with the Committee’s permission, prior to the issuance of Shares, for an Award not involving Shares shall become available again for grant under the Plan.

(b)Any Shares that are withheld by the Company or tendered by a Participant (by either actual delivery or attestation) on or after the Effective Date to satisfy tax withholding obligations associated with an Award (other than an Option or SAR) granted under the Plan or Prior Plan, shall become available again for grant under the Plan.

(c)Any Shares that are withheld by the Company or tendered by a Participant (by either actual delivery or attestation) on or after the Effective Date (i) to pay the Exercise Price of an Option granted under the Plan or Prior Plan or (ii) to satisfy tax withholding obligations associated with an Option or SAR granted under the Plan or Prior Plan, shall not become available again for grant under the Plan.

(d)Any Shares that were subject to a stock-settled SAR granted under the Plan or Prior Plan that were not issued upon the exercise of such SAR on or after the Effective Date shall not become available again for grant under the Plan.

(e)Any Shares that were purchased by the Company on the open market on or after the Effective Date with the proceeds from the exercise of an Option granted under the Plan or Prior Plan shall not become available for grant under the Plan.

(f)Shares subject to Substitute Awards shall not be counted against the share reserve specified in Section 4.1.

(g)Any Awards that, pursuant to their terms, may be settled only in cash shall not count against the Share reserve set forth in Section 4.1.

4.3 Adjustments. All Awards shall be subject to the following provisions:

(a)In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, reverse stock split, split up, spin-off, rights offering or recapitalization through an extraordinary dividend, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, (i) the number and kind of Shares or other securities that may be issued under the Plan or under particular forms of Award Agreements, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the Exercise Price or Grant Price applicable to outstanding Awards, and (iv) other value determinations applicable to outstanding Awards. In the event of any other change in corporate capitalization (including, but not limited to, a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Company to the extent such events do not constitute equity restructurings or business combinations within the meaning of FASB ASC Topic 718, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number.

(b)In addition to the adjustments permitted under paragraph (a) above, the Committee, in its sole discretion, may make such other adjustments or modifications in the terms of any Awards that it deems appropriate to reflect any of the events described in Section 4.3(a), including, but not limited to, (i) modifications of Performance Goals and changes in the length of Performance Periods, or (ii) the substitution of other property of equivalent value (including, without limitation, cash, other securities and securities of entities other than the Company that agree to such substitution) for the Shares available under the Plan or the Shares covered by outstanding Awards, including arranging for the assumption, or replacement with new awards, of Awards held by Participants and (iii) in connection with any sale of a Subsidiary, arranging for the assumption, or replacement with new awards, of Awards held by Participants employed by the affected Subsidiary by the Subsidiary or an entity that controls the Subsidiary following the sale of such Subsidiary.

(c)The determination of the Committee as to the foregoing adjustments set forth in this Section 4.3, if any, shall be made in accordance with Code Sections 409A or 424, to the extent applicable, and shall conclusive and binding on Participants under the Plan.

4.4 Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or any Affiliate or with which the Company or any Subsidiary or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Nonemployee Directors prior to such acquisition or combination.

4.5 Minimum Vesting Standards. Any Award (or portion thereof) granted under this Plan shall vest no earlier than one year from the Grant Date. Notwithstanding the immediately preceding sentence, (i) the Committee may permit and authorize acceleration of vesting of Awards to the extent permitted under the Plan, (ii) the Committee may grant Awards covering up to five percent (5%) of the total number of Shares authorized under this Plan without respect to the minimum vesting standards set forth in this Section 4.5, and (iii) with respect to Awards to Nonemployee Directors, the vesting of such Awards will be deemed to satisfy the one-year minimum vesting requirement to the extent that the Awards vest on the earlier of the one-year anniversary of the Grant Date and the next annual meeting of the Company’s stockholders that is at least fifty (50) weeks after the immediately preceding year’s annual meeting.

Article 5. Eligibility and Participation

5.1 Eligibility to Receive Awards. Individuals eligible to participate in the Plan shall be limited to Employees, Nonemployee Directors and Third-Party Service Providers of the Company and its Subsidiaries.

5.2 Participation in the Plan. Subject to the provisions of the Plan, the Committee may, from time to time, select from all individuals eligible to participate in the Plan, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

5.3 Award Agreements. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under the Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.

5.4 Participants on Personal Leave. Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, reserves the right to designate a Participant’s leave of absence as “Personal Leave.” No Options shall be granted to a Participant during Personal Leave. A Participant’s unvested Options shall remain unvested during such Personal Leave and the time spent on such Personal Leave shall not count towards the vesting of such Options. A Participant’s vested Options that may be exercised pursuant to this Section 5.3 hereof shall remain exercisable upon commencement of Personal Leave until the earlier of (i) a period of one year from the date of commencement of such Personal Leave; or (ii) the remaining exercise period of such Options. Notwithstanding the foregoing, if a Participant returns to the Company from a Personal Leave of less than one year and the Participant’s Options have not lapsed, the Options shall remain exercisable for the remaining exercise period as provided at the time of grant and subject to the conditions contained herein. The Committee, in its sole discretion, may waive or alter the provisions of this Section 5.3 with respect to any Participant. The waiver or alteration of such provisions with respect to any Participant shall have no effect on any other Participant.

5.5 Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-U.S. Awards”), (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-U.S. Awards or to establish subplans is entirely voluntary, and at the complete discretion of the Committee. The Committee may amend, modify or terminate any subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, its Subsidiaries and Affiliates and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any subplan at any time. The benefits and rights provided under any subplan or by any Non-U.S. Award (x) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate, do not constitute regular or periodic payments and (y) except as otherwise required under applicable laws, are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a subplan is terminated, the Committee may direct the payment of Non-U.S. Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

Article 6. Stock Options

6.1 Grant of Options. Options may be granted to Participants covering such number of Shares, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of an Option shall be evidenced by an Award Agreement, which shall specify whether the Option is in the form of a Nonqualified Stock Option or an Incentive Stock Option.

6.2 Exercise Price. The Exercise Price for each Option shall be determined by the Committee and shall be specified in the Award Agreement evidencing such Option; provided, however, the Exercise Price must be at least equal to 100% of the Fair Market Value of a Share as of the Option’s Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424), and subject to adjustment as provided for under Section 4.3.

6.3 Term of Option. The term of an Option granted to a Participant shall be determined by the Committee; provided, however, no Option shall be exercisable later than the tenth anniversary of its Grant Date.

6.4 Exercise of Option. An Option shall be exercisable at such times and be subject to such restrictions and vesting conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.5 Automatic Exercise. Unless otherwise provided by the Committee in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically, and without further action by the Participant or the Company, be exercised on the Automatic Exercise Date. In the sole discretion of the Committee, payment of the Exercise Price of any such Option shall be made pursuant to Section 6.6(d), and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 21.1(b). Unless otherwise determined by the Administrator, this Section 6.5 shall not apply to an Option if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.5.

6.6 Payment of Exercise Price. An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. Any Shares issued upon exercise of an Option are subject to Section 14.3. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price and the payment of applicable withholding taxes. The Exercise Price of any exercised Option shall be payable to the Company in accordance with one of the following methods to the extent permitted under a Participant’s applicable Award Agreement as determined by the Committee in its discretion on the date of grant:

(a)In cash or its equivalent,

(b)By tendering (either by actual delivery or by attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price,

(c)By a cashless (broker-assisted) exercise,

(d)By authorizing the Company to withhold Shares otherwise issuable upon the exercise of the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price,

(e)By any combination of (a), (b), (c) or (d), or

(f)By any other method approved or accepted by the Committee.

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.
6.7 Exercise Period in the Event of a Termination of Service. Except as otherwise provided in a Participant’s Award Agreement, if on the date of a Participant’s Termination of Service the Participant holds any vested and unexercised Options, the exercise period of such vested Options shall end on the earliest of (i) the last day of the full term of the Options specified in the Participant’s applicable Award Agreement or (ii) the date specified below:

(a)the last day of the 90-day period commencing on the date of a Participant’s Termination of Service, in the case of a Participant whose Termination of Service is for reasons other than involuntary termination for Cause, Disability or death;

(b)the last day of the 12-month period commencing on the date of a Participant’s Termination of Services, in the case of a Participant whose Termination of Service is by reason of the Participant’s death or Disability; and

(c)the commencement of business on the day of a Participant’s Termination of Service, in the case of a Participant whose Termination of Service is due to an involuntary termination for Cause.

If on the date of a Participant’s Termination of Service the Participant holds any nonvested or unexercisable Options, such Options shall expire and be forfeited as of the date of such Termination of Service.
6.8 Special Rules Regarding ISOs. Notwithstanding any provision of the Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:

(a)An Option shall constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee and only if the Employee is employed by the Company, or a parent corporation or Subsidiary corporation within the meaning of Code Section 424, and only to the extent that (i) it is so designated in the applicable Award Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Nonqualified Stock Option.

(b)No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the exercise price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option shall expire no later than five years after its Grant Date.

(c)For purposes of continued service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three (3) months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six (6) months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option.

(d)If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Nonqualified Stock Option.

(e)Each Participant awarded an Incentive Stock Option shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Shares before the later of (i) two years after the Grant Date of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. SARs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of SARs shall be evidenced by an Award Agreement.

7.2 Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement evidencing the SAR; provided, however, the Grant Price must be at least equal to 100% of the Fair Market Value of a Share as of the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A), and subject to adjustment as provided for under Section 4.3.

7.3 Term of SAR. The term of an SAR granted to a Participant shall be determined by the Committee; provided, however, no SAR shall be exercisable later than the tenth anniversary of its Grant Date.

7.4 Exercise of SAR. An SAR shall be exercisable at such times and be subject to such restrictions and vesting conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

7.5 Notice of Exercise. An SAR shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.

7.6 Settlement of SARs. Upon the exercise of an SAR, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 7.5, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of (a) and (b) below:

(a)The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price.

(b)The number of Shares with respect to which the SAR is exercised.

Payment shall be made in cash, Shares or a combination thereof as provided for under the applicable Award Agreement.

7.7 Exercise Period in the Event of a Termination of Service. Except as otherwise provided in a Participant’s Award Agreement, if on the date of a Participant’s Termination of Service the Participant holds any vested and unexercised SARs, the exercise period of such vested SAR’s shall end on the earliest of (i) the last day of the full term of the SARs specified in the Participant’s applicable Award Agreement or (ii) the date specified below:

(a)the last day of the 90-day period commencing on the date of a Participant’s Termination of Service, in the case of a Participant whose Termination of Service is for reasons other than involuntary termination for Cause, Disability or death;

(b) last day of the 12-month period commencing on the date of a Participant’s Termination of Services, in the case of a Participant whose Termination of Service is by reason of the Participant’s death or Disability; and

(c)the commencement of business on the day of a Participant’s Termination of Service, in the case of a Participant whose Termination of Service is due to an involuntary termination for Cause.

If on the date of a Participant’s Termination of Service the Participant holds any nonvested or unexercisable SARs, such SARs shall expire and be forfeited as of the date of such Termination of Service.
7.8    Automatic Exercise. Unless otherwise provided by the Committee in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable SAR outstanding on the Automatic Exercise Date with a Grant Price per Share that is less than the Fair Market Value per Share as of such date shall automatically, and without further action by the Participant or the Company, be exercised on the Automatic Exercise Date. In the sole discretion of the Committee, the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 21.1(b). Unless otherwise determined by the Administrator, this Section 7.8 shall not apply to a SAR if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no SAR with a Grant Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7.8.

Article 8. Restricted Stock

8.1 Grant of Restricted Stock. Restricted Stock Awards may be granted to Participants in such number of Shares, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Each grant of Restricted Stock shall be evidenced by an Award Agreement.

8.2 Nature of Restrictions. Each grant of Restricted Stock may be subject to a requirement that a Participant pay a stipulated purchase price for each Share of Restricted Stock, and shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such vesting conditions as are determined by the Committee and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a)that the Shares of Restricted Stock may not be transferred in any fashion prior to their applicable vesting date or

(b)that the Shares of Restricted Stock may vest only upon completion of a specified period of continuous employment or other service and/or to the degree that specific Performance Goals have been achieved.

8.3 Delivery of Shares. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more stock certificates issued in the name of the Participant. Any such stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee.

8.4 Voting Rights. As set forth in a Participant’s applicable Award Agreement, the Committee shall determine the extent to which a Participant holding Shares of Restricted Stock shall be granted the right to exercise full voting rights with respect to those Shares.

8.5 Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

Article 9. Restricted Stock Units

9.1 Grant of Restricted Stock Units. Restricted Stock Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. A grant of Restricted Stock Units shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares or the value of such number of Shares based upon the completion of service, performance conditions, or such other terms and conditions as specified in the applicable Award Agreement over the Period of Restriction. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement.

9.2 Nature of Restrictions. Each grant of Restricted Stock Units may be subject to a requirement that a Participant pay a stipulated purchase price for each Share earned under such grant, and shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such vesting conditions as are determined by the Committee and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:

(a)that the Restricted Stock Units may not be transferred in any fashion, or

(b)that the Restricted Stock Units may vest only upon completion of a specified period of continuous employment or other service and/or to the degree that specific Performance Goals have been achieved.

9.3 Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder or the Shares subject to any Restricted Stock Units granted hereunder prior to the issuance of the Shares.

9.4 Settlement and Payment of Restricted Stock Units. Unless otherwise elected by the Participant to the extent permitted under the Award Agreement, or otherwise provided for in the Award Agreement, Restricted Stock Units shall be settled as soon as administratively practicable following the date on which such Restricted Stock Units vest. Such settlement shall be made in Shares, cash or a combination thereof as provided for under the applicable Award Agreement.

Article 10. Performance Share Units

10.1 Grant of Performance Share Units. Performance Share Units may be granted to Participants in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee. Each grant of Performance Share Units shall be evidenced by an Award Agreement.

10.2 Value of Performance Share Units. Each Performance Share Unit shall have a value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set Performance Goals that, depending on the extent to which they are met over the specified Performance Period and the satisfaction of applicable service-based vesting conditions, shall determine the number of Performance Share Units that shall vest, which may be greater than the target number of Performance Share Units granted, and be paid to a Participant.

10.3 Earning of Performance Share Units. After the applicable Performance Period has ended, the number of Performance Share Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding Performance Goals have been achieved. This determination shall be made by the Committee.

10.4 Form and Timing of Payment of Performance Share Units. The Company shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Share Units in the form of Shares, cash or a combination thereof as provided for under the applicable Award Agreement.

Article 11. Performance Units

11.1 Grant of Performance Units. Subject to the terms and provisions of the Plan, Performance Units may be granted to a Participant in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee. Each grant of Performance Units shall be evidenced by an Award Agreement.

11.2 Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee. The Committee shall set Performance Goals in its discretion that, depending on the extent to which they are met over the specified Performance Period and the satisfaction of applicable service-based vesting conditions, shall determine the number of Performance Units that shall vest, the settlement value of each Performance Unit (if variable), and the settlement amount to be paid to the Participant.

11.3 Earning of Performance Units. After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding Performance Goals have been achieved. This determination shall be made by the Committee.

11.4 Form and Timing of Payment of Performance Units. The Company shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Units in the form of cash, Shares or a combination thereof, as provided for under the applicable Award Agreement.

Article 12. Other Stock-Based Awards, Cash-Based Awards and Sale of Shares

12.1 Grant of Other Stock-Based Awards and Cash-Based Awards.

(a)The Committee may grant Other Stock-Based Awards not otherwise described by the terms of the Plan to a Participant in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares.

(b)The Committee may grant Cash-Based Awards not otherwise described by the terms of the Plan to a Participant in such amounts and upon such terms as the Committee shall determine.

(c)Each grant of Other Stock-Based Awards and Cash-Based Awards shall be evidenced by an Award Agreement and/or subject to a subplan or special provisions approved by the Committee.

12.2 Value of Other Stock-Based Awards and Cash-Based Awards.

(a)Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.

(b)Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. If the Committee exercises its discretion to establish Performance Goals, the value of Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such Performance Goals are met and any service-based payment conditions are satisfied.

12.3 Payment of Other Stock-Based Awards and Cash-Based Awards. Payment, if any, with respect to Cash-Based Awards and Other Stock-Based Awards shall be made in accordance with the terms of the applicable Award Agreement in the form of cash, Shares or other forms of Awards under the Plan or a combination of cash, Shares and other forms of Awards. The determination of the form in which Awards subject to this Article 12 will be paid shall be made by the Committee, unless the Committee chooses to provide in an applicable Award Agreement that a Participant may elect, in accordance with such procedures and limitations as the Committee may specify, the form in which such an Award will be paid. To the extent any Award subject to this Article 12 is to be paid in other forms of Awards under the Plan, such Awards issued in payment shall be valued for purposes of such payment at their grant date fair value. If the Committee permits a Participant to elect to receive some or all of an amount that would otherwise be payable in cash under an Award subject to this Article 12 in Shares or other forms of Awards, the Committee may also provide in the applicable Award Agreement that the Fair Market Value of the Shares or the grant date fair value of the other forms of Awards may exceed the amount of cash that otherwise would have been payable.

Article 13. Forfeiture and Recoupment of Awards

13.1 Termination for Cause. If a Participant Termination of Service is due to Cause, then the Participant shall forfeit, as of the date immediately preceding such Termination of Service, the Participant’s (i) outstanding and unexercised vested and nonvested Options and SARs, (ii) outstanding and nonvested Restricted Stock and (iii) outstanding and not yet settled vested and unvested RSUs, Performance Share Units, Performance Units, Cash-Based Awards and Other Stock-Based Awards granted to the Participant.
13.2 Recoupment Events.
(a)In addition to the forfeiture events specified in Section 13.1, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable treatment of an Award.

(b)    Awards and any compensation directly attributable to Awards will be subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law and any Award Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

Article 14. Transferability of Awards and Shares

14.1 Transferability of Awards. Unless otherwise agreed to in writing by the Committee, Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction. In no event shall any transfer of an Award be for consideration or value. Notwithstanding the foregoing, ISOs may only be transferred by will or the laws of descent and during the lifetime of the Participant may only be exercised by the Participant in accordance with Code Section 422 and the applicable regulations thereunder. No Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation of this Section 14.1 shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided. Under no circumstances will a Participant be permitted to transfer an Option or SAR to a third-party financial institution without prior stockholder approval.

14.2 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded or under any blue sky or state securities laws applicable to such Shares, provided no such restriction shall cause the Shares not to be “service recipient stock” within the meaning of Code Section 409A to the extent applicable for Options and SARs.

Article 15. Nonemployee Director Awards

15.1 Awards to Nonemployee Directors. The Committee shall approve all Awards to Nonemployee Directors. The terms and conditions of any grant of any Award to a Nonemployee Director shall be set forth in an Award Agreement.

15.2 Annual Award Limit. The maximum aggregate value of equity and cash based Awards granted to any Nonemployee Director during any calendar year, taken together with any cash fees paid to such Nonemployee Director during the calendar year with respect to such Director’s service as a Nonemployee Director, shall not exceed $400,000 (“Annual Limit”). The value of an equity-based Award shall be based on the Award’s grant date fair value as determined under applicable accounting standards.

Article 16. Effect of a Change in Control

16.1 Default Provisions.

(a)    Subject to Section 4.3, upon a Change in Control all then-outstanding Awards shall immediately vest and be settled in accordance with Sections 16.2(a) and (b) below, except as may otherwise be provided in a then-effective written agreement (including an Award Agreement) between a Participant and the Company. The immediately preceding sentence shall not apply to the extent that another award meeting the requirements of Section 16.3 (“Replacement Award”) is provided to the Participant pursuant to Section 4.3 to replace an Award (“Replaced Award”) subject to Sections 16.3(a) and (b).

(b)    If a Participant incurs an involuntary Termination of Service, other than for Cause, or a voluntary Termination of Service for Good Reason within three (3) months prior to the occurrence of a Change in Control, the Participant shall be treated, solely for the purposes of this Plan (including, without limitation, this Article 16) as continuing in the employment or service of the Company or the applicable Subsidiary until the occurrence of such Change in Control, and to have been terminated immediately thereafter.
16.2 Treatment of Outstanding Awards Not Replaced

(a)Outstanding Awards Subject Solely to a Service Condition.

(i)Upon a Change in Control, a Participant’s then-outstanding Awards, other than Options and Stock Appreciation Rights, that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by the Participant to the Company or any Affiliate shall become fully vested and shall be settled in cash, Shares or a combination thereof, as determined by the Committee, within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A).

(ii)Upon a Change in Control, a Participant’s then-outstanding Options and Stock Appreciation Rights that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by the Participant to the Company or any Affiliate shall immediately become fully vested and exercisable over the exercise period set forth in the applicable Award Agreement. Notwithstanding the immediately preceding sentence, the Committee may elect to cancel such outstanding Options or Stock Appreciation Rights and pay the Participant an amount of cash (less normal withholding taxes), within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A), equal to the excess of (i) the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of the Change in Control (or if the Company stockholders do not receive any consideration as a result of the Change in Control, the Fair Market Value of a Share on the day immediately prior to the Change in Control) over (ii) the exercise price of such Options or the grant price of such Stock Appreciation Rights, multiplied by the number of Shares subject to each such Award in accordance with Code Section 409A to the extent applicable. No payment shall be made to a Participant for any Option or Stock Appreciation Right if the exercise price or grant price for such Option or Stock Appreciation Right, respectively, exceeds the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of Change in Control.

(b)Outstanding Awards Subject to a Performance Condition.

(i)Upon a Change in Control, a Participant’s then-outstanding Awards, other than Options and Stock Appreciation Rights, that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions shall immediately vest and all performance conditions shall be deemed satisfied as if target performance was achieved, and shall be settled in cash, Shares or a combination thereof, as determined by the Committee, within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A), notwithstanding that the applicable performance period, retention period or other restrictions and conditions have not been completed or satisfied.

(ii)Upon a Change in Control, a Participant’s then-outstanding Options and Stock Appreciation Rights that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions shall immediately vest and all performance conditions shall be deemed satisfied as if target performance was achieved and shall be exercisable over the exercise period set forth in the applicable Award Agreement. Notwithstanding the immediately preceding sentence, the Committee may elect to cancel such outstanding Options or Stock Appreciation Rights and pay the Participant an amount of cash (less normal withholding taxes) within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A) in an amount equal to the excess of (i) the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of the Change in Control (or if the Company stockholders do not receive any consideration as a result of the Change in Control, the Fair Market Value of a Share on the day immediately prior to the Change in Control) over (ii) the exercise price of such Options or the grant price of such Stock Appreciation Rights, multiplied by the number of Shares subject to each such Award in accordance with Code Section 409A to the extent applicable. No payment shall be made to a Participant for any Option or Stock Appreciation Right if the exercise price or grant price for such Option or Stock Appreciation Right, respectively, exceeds the value, as determined by the Committee, of the consideration (including cash) received by the holder of a Share as a result of Change in Control.

16.3 Definition of Replacement Award.

(a)An Award shall meet the conditions of this Section 16.3(a) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award (or, if it is of a different type as the Replaced Award (such as a deferred cash equivalent award), the Committee, as constituted immediately prior to the Change in Control, finds such type acceptable); (ii) it has a value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities listed on a U.S. national securities exchange of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, except in the case of a Replacement Award granted in the form of a deferred cash equivalent award; (iv) its terms and conditions comply with Section 16.3(b); and (v) its other terms and conditions are not less favorable to the Grantee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 16.3(a) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options or stock appreciation rights by reference to either their intrinsic value or their fair value.

(b)If within twenty-four (24) months following a Change in Control, a Participant incurs an involuntary Termination of Service without Cause or a voluntary Termination of Service for Good Reason, then all Replacement Awards held by the Participant shall become fully vested and free of restrictions and, in the case of Replacement Awards in the form of (i) service-based stock option or service-based stock appreciation right shall be fully exercisable for the remainder of term of the stock option or stock appreciation right, as applicable, (ii) performance-based stock option or performance-based stock appreciation right shall be deemed to be satisfied at target performance and shall be fully exercisable for the remainder of term of the stock option or stock appreciation right, as applicable, (ii) performance-based Awards (other than stock options and stock appreciation rights) shall be deemed to be satisfied at target performance and paid upon or within thirty (30) days of such Termination of Service, (iii) service-based Awards (other than stock options or stock appreciation rights) shall be paid upon or within thirty (30) days of such Termination of Service. Notwithstanding the foregoing, with respect to any Award that is considered deferred compensation subject to Code Section 409A, settlement of such Award shall be made pursuant to its original schedule if necessary to comply with Code Section 409A.

Article 17. Dividends and Dividend Equivalents

17.1 Payment of Dividends on Restricted Stock. With respect to an Award of Restricted Stock, the Committee may grant or limit the right of a Participant to receive dividends declared on Shares that are subject to such Award to the extent the Award is not yet vested. The terms of any right to dividends shall be as set forth in the applicable Award Agreement, including the time and form of payment and whether such dividends shall be credited with interest or deemed to be reinvested in additional shares of Restricted Stock. If the Committee grants the right of a Participant to receive dividends declared on Shares subject to an unvested Award of Restricted Stock, then such dividends shall be subject to the same performance conditions and/or service conditions, as applicable, as the underlying Award.

17.2 Payment of Dividend Equivalents on Awards Other than Options, SARs and Restricted Stock. Except for Options, SARs and Restricted Stock, the Committee may grant Dividend Equivalents on the units or other Share equivalents subject to an Award based on the dividends actually declared and paid on outstanding Shares. The terms of any dividend equivalents shall be as set forth in the applicable Award Agreement, including the time and form of payment and whether such dividend equivalents shall be credited with interest or deemed to be reinvested in additional units or Share equivalents. Dividend Equivalents shall be subject to the same performance conditions and service conditions, as applicable, as the underlying Award.

Article 18. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

Article 19. Rights of Participants

19.1 Employment. Nothing in the Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company or any Subsidiary or any Affiliate to terminate any Participant’s employment with the Company or any Subsidiary or any Affiliate at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue his employment or service as a Director for any specified period of time. Neither an Award nor any benefits arising under the Plan shall constitute an employment contract with the Company or any Subsidiary or any Affiliate.

19.2 Participation. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

19.3 Rights as a Stockholder. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 20. Amendment and Termination

20.1 Amendment and Termination of the Plan and Awards.

(a)Subject to subparagraphs (b) and (c) of this Section 20.1 and Section 20.4 of the Plan, the Board may at any time amend, suspend or terminate the Plan, and the Board or Committee may at any time amend, suspend or terminate any outstanding Award Agreement.

(b)Without the prior approval of the Company’s stockholders and except as provided for in Section 4.3, no Option or SAR Award may be (i) amended to reduce the Exercise Price or the Grant Price thereof, as applicable; (ii) cancelled in exchange for the grant of any new Option or SAR with a lower Exercise Price or Grant Price, as applicable; or (iii) cancelled in exchange for cash, other property or the grant of any new Award at a time when the Exercise Price of the Option or the Grant Price of the SAR is greater than the current Fair Market Value of a Share.

(c)Notwithstanding the foregoing, no amendment of the Plan shall be made without stockholder approval if stockholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, or U.S. federal laws or regulations.

20.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.

(a)The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(b)The Committee shall retain the discretion to decrease the amount payable pursuant to a Cash-Based Award below the amount that would otherwise be payable upon attainment of the applicable Performance Goal(s) over a Performance Period that does not exceed a term of one (1) year, either on a formula or discretionary basis or any combination, as the Committee or its authorized delegate determines is appropriate.

(c)Any subplan may provide that the Committee shall retain the discretion to decrease the amount payable pursuant to a Cash-Based Award granted under such subplan below the amount that would otherwise be payable upon attainment of the applicable Performance Goal(s) over a Performance Period that does not exceed a term of one (1) year, either on a formula or discretionary basis or any combination, as the Committee or its authorized delegate determines is appropriate.

(d)The determination of the Committee as to any adjustments made pursuant to subparagraphs (a), (b) and (c) above shall be conclusive and binding on Participants under the Plan. By accepting an Award under the Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 20.2 without further consideration or action.

20.3 Amendment to Conform to Law. Notwithstanding any other provision of the Plan to the contrary, the Board may amend the Plan and the Board or the Committee may amend an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to (i) any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder, (ii) any applicable exchange requirements and (iii) any compensation recoupment policy adopted by the Company. By accepting an Award under the Plan, a Participant agrees to any amendment made pursuant to this Section 20.3 without further consideration or action.

20.4 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, other than Sections 4.3, 20.2 and 20.3, no termination or amendment of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

20.5 Deferred Compensation. Unless otherwise indicated in the applicable Award Agreement, it is not intended that any Award under the Plan, in form and/or operation, shall constitute “deferred compensation” within the meaning of Code Section 409A and therefore, it is intended that each Award shall not be subject to the requirements applicable to deferred compensation under section 409A of the Code and the regulations thereunder. If a Participant is a “specified employee” as defined under Code Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Code Section 409A, then any portion of the Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period). To the extent that any Award constitutes deferred compensation subject to Code Section 409A, such Award shall be interpreted and construed to comply with Code Section 409A including, without limitation, a termination of employment shall mean a “separation of service” within the meaning of Code Section 409A.

Article 21. General Provisions

21.1 Tax Withholding.

(a)Tax Withholding Generally. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable federal, state and local tax withholding requirements, domestic or foreign, with respect to any taxable event arising as a result of the grant, vesting, exercise or settlement of an Award to the Participant under the Plan.

(b)Share Withholding. Unless otherwise required by the Committee, the Company may withhold, or permit a Participant to elect to have withheld from a “Share Payment” the number of Shares having a Fair Market Value equal to the minimum statutory withholding requirements. Notwithstanding the immediately preceding sentence, the Company, in its discretion, may withhold Shares or permit a Participant to elect to have withheld from a Share Payment, the number of Shares having a Fair Market Value up to, but not in excess of, the maximum statutory withholding requirements. The term Share Payment shall mean the issuance or delivery of Shares upon the grant, vesting, exercise or settlement of an Award, as the case may be.

21.2 Right of Setoff. The Company or any Subsidiary or Affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a Subsidiary or Affiliate may owe to the Participant from time to time (including amounts payable in connection with any Award), such amounts owed by the Participant to the Company or any Subsidiary or Affiliate; provided, however, that no such setoff shall be permitted if it would constitute a prohibited “acceleration” or “deferral” of a payment hereunder within the meaning of Code Section 409A. Participant shall remain liable for any part of Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, Participant agrees to any deduction or setoff under this Section 21.2.

21.3 Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.6 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.7 Delivery of Shares. The Company shall have no obligation to issue or deliver Shares under the Plan prior to:

(a)Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.8 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or deliver such Shares as to which such requisite authority shall not have been obtained.

21.9 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.10 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11 Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Subsidiaries may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary or any Affiliate under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary or the Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary or the Affiliate, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

21.12 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13 Non-Exclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.14 No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or a Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action that such entity deems to be necessary or appropriate.

21.15 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Illinois excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

21.16 Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (ii) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

21.17 No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of the Plan to the contrary, neither the Company, any Subsidiary, any Affiliate nor any of their employees, the Board, the Committee, any stockholder or any of their agents represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

21.18 Indemnification. Subject to requirements of the laws of the State of Delaware, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company or other person to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability or expense is a result of his/her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

21.19 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

APPENDIX B—RECONCILIATION OF NON-GAAP MEASURES
In this proxy statement under the caption “Compensation Discussion and Analysis—Executive Summary” we provide information regarding Non-GAAP Adjusted EBITDA.

Adjusted EBITDA, which represents income from operations with the addition of depreciation and amortization, stock-based compensation expense, goodwill and intangible asset impairment charges, restructuring charges, and other charges itemized in the reconciliation table below, is considered a non-GAAP financial measure under SEC regulations. Income from operations is the most directly comparable financial measure calculated in accordance with GAAP. The Company presents this measure as supplemental information to help investors better understand trends in its business results over time. The Company's management team uses Adjusted EBITDA to evaluate the performance of the business. Adjusted EBITDA is not equivalent to any measure of performance required to be reported under GAAP, nor should this data be considered an indicator of the Company's overall financial performance and liquidity. Moreover, the Adjusted EBITDA definition the Company uses may not be comparable to similarly titled measures reported by other companies. The table below reconciles Non-GAAP Adjusted EBITDA to net loss.

Reconciliation of Non-GAAP Adjusted EBITDA
(Unaudited)

(in thousands)	Year ended December 31,
	2019	2018
Net loss	$(10,075)	$(76,683)
Provision (benefit) for income tax	3,700	(647)
Interest income	(366)	(218)
Interest expense	14,097	7,749
Other, net	3,686	1,616
Depreciation and amortization	12,328	12,988
Stock-based compensation expense	6,281	5,302
Goodwill impairment	—	46,319
Intangible and other asset impairments	—	18,121
Restructuring charges	15,918	6,031
Senior leadership transition and other employee-related costs	—	1,410
Obsolete retail inventory	—	950
Professional fees related to ASC 606 implementation	—	1,092
Executive search costs	80	235
Professional fees related to control remediation	1,130	2,430
Other professional fees	2,241	507
Sales and use tax audit	25	113
Adjusted EBITDA	$49,045	$27,315

B-1